An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion

Dated January 29, 2020

ACACIA DIVERSIFIED HOLDINGS, INC.

(Exact name of issuer as specified in its charter)

Texas

(State or other jurisdiction of incorporation or organization)

https://www.acaciadiversifiedholdings.com/

13575 58th Street North #138, Clearwater, Florida 33760

727-678-4420

(Address, including zip code, and telephone number, including area code of issuer’s principal executive office)

5010 Motor Vehicles, Parts & Services	75-2095676
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer ID Number)

Maximum offering up to 75,000,000 shares

This is a public offering of shares of common stock of Acacia Diversified Holdings, Inc.

The total offering shall be for $3,000,000 with an offering price between $0.04 and $0.25 per share, equaling maximum of 75,000,000 and 12,000,000 total shares, respectively. The final offering price will be determined at the time of qualification. The Company shall seek qualification of the Offering upon final approval of the Offering by the Commission. The end date of the offering will be exactly 365 days from the date the Offering is qualified.

Our common stock currently trades on the OTCQB market under the symbol “ACCA” and the closing price of our common stock on January 24, 2020 was $0.058. Our common stock currently trades on a limited basis.

We are offering our shares without the use of an exclusive placement agent. However, the Company reserves the right to retain one. upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

We expect to commence the sale of the shares as of the date on which the Offering Statement of which this Offering Circular is qualified by the Securities and Exchange Commission.

See “Risk Factors” to read about factors you should consider before buying shares of common stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular Dated January 29, 2020

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to Acacia Diversified Holdings, Inc.

OUR COMPANY

Acacia Diversified Holdings, Inc. (“ACCA,” the “Company” or “Parent Company”) (ACCA: OTCQB) Acacia Diversified Holdings, Inc. (“we”, “us”, the “Company”, or the “Parent Company”) was incorporated in Texas on October 1, 1984 as Gibbs Construction, Inc. (“Gibbs”). The Company changed its name from Gibbs Construction, Inc. to Acacia Automotive, Inc. effective February 20, 2007. On October 18, 2012, the Company changed its name from Acacia Automotive, Inc. to Acacia Diversified Holdings, Inc. in an effort to exemplify the Company’s desire to expand into alternative industries as well as more diversified service and product offerings.

On January 15, 2016, the Company acquired the assets of the MariJ Group of companies that included MariJ Agricultural, JR Cannabis Industries, LLC and Canna-Cures Research & Development Center, LLC.  The transaction had an effective date of January 4, 2016. On January 19, 2016 the Company filed a Current Report on Form 8-K announcing the acquisition. The Company subsequently filed expanded and updated information relating to that acquisition on its Amended Current Report on Form 8-K/A on April 25, 2016.  That document is available for viewing on the Company’s website at http://www.acacia.bz/sec/sec.htm and on the SEC website at:

https://www.sec.gov/Archives/edgar/data/1001463/000118518516004336/0001185185-16-004336-index.htm

OVERVIEW

In 2016, following the acquisition, the Company formed two new subsidiaries to conduct its new medical hemp business activities, being MariJ Pharmaceuticals, Inc. (“MariJ Pharma”) and Canna-Cures Research & Development Center, Inc. (“Canna-Cures”). In 2017, the Company formed a new subsidiary Eufloria Medical of Tennessee, Inc. (“EMT”) to conduct its retail business in the state of Tennessee. In July 2018, the Company announced the completion of its acquisition of Medahub Operations Group, Inc. and Medahub, Inc., technology companies (“Medahub”), complete with a current compounding pharmacy license in Florida.

MariJ Pharmaceuticals, Inc.

MariJ Pharma has a proprietary mobile CO2, supercritical hemp oil extraction unit which was USDA certified Organic on September 28th, 2016, by OneCert, under the US National Organic Program; 7 CFR PART 205. MariJ Pharma extracts and processes very high quality, high-cannabinoid profile content medical grade hemp oils from medicinal hemp plants.  MariJ specializes in organic strains of the plant where available, setting itself apart from the general producers of non-organic products.

During 2018, the Company performed its extraction activity in the state of North Carolina where its activities are deemed legal under the laws of such state.

Canna-Cures Research & Development Center, Inc.

Canna-Cures engaged in research and development activities as well as retail and wholesale distribution of medicinal hemp products and dietary supplements in Colorado until it closed operations in July 2017.  As a part of its R&D efforts, Canna-Cures sought to align itself with institutions of higher learning in working to develop new products and to identify and develop additional uses for its medicinal hemp products.

Canna-Cures launched its first research and development center in Colorado. In conjunction with that opening, Canna-Cures officially launched the Dahlia’s Botanicals Endocannabinoid Nutraceuticals product line.  A portion of the proceeds from our Dahlia’s Botanicals line are awarded to the Canna Moms 501(c)(3) organization in support of its continuing public education and awareness campaign.

Eufloria Medical of Tennessee, Inc.

In July 2018, the Company announced that its wholly-owned subsidiary, Eufloria Medical of Tennessee, Inc. (“EMT”), an entity focused on the growing and distribution of new and proprietary medicinal hemp products for patients. EMT intends to utilize MariJ Pharma's USDA certified organic mobile processing and handling solutions for its customers, and technology solutions for the expanding physician market, has leased a 14-acre farm with 32,000 square feet of indoor growing area in southern Tennessee.  EMT also acquired an option to purchase the farm upon favorable terms, which option, EMT intends to exercise as soon as possible.  During 2018, EMT completed excavation and other cleanup activities and developed the farm into its first grow facility, allowing for improved efficiencies through growing, processing and manufacturing the Company’s own product line and building sales through dedicated distributors.  The Company will grow its own plant material, process that plant material through another wholly owned subsidiary, MariJ Pharmaceuticals, Inc. (“MariJ”) and manufacture consumer products with the “EUFLORIA” branding for the dedicated distribution channels.

EMT also commenced its retail and wholesale distribution of medicinal hemp products and dietary supplements in Tennessee. In addition to our current extraction operations, the Company has been invited to be part of the hemp pilot program in Tennessee. This program provides the Company the license to grow, manufacture, and dispense USDA organic hemp oil in Tennessee and represents the first step in moving its operations to the east coast of the United States. The Company plans on participating in this pilot program through this new, wholly-owned subsidiary.

Medahub, Inc.

In July 2018, the Company announced the completion of its acquisition of Medahub Operations Group, Inc. and Medahub, Inc., technology companies (“Medahub”), complete with a current compounding pharmacy license in Florida. The Medahub acquisition allows the Company to be fully HIPAA compliant and cloud based on an HL7 platform. The Company can now offer licensing agreements for other hemp companies wanting to be HIPAA compliant from left to right or seed to sale and Doctor to Patient. The Company is continuing to develop the capabilities of this technology ahead of marketing this platform to users.

OUR STRATEGY

Distribution methods of the products and services

MariJ Pharma extracts and processes a very high quality, high-cannabinoid profile content medical grade hemp oils from medicinal hemp plants in its propriety mobile CO2, supercritical hemp oil extraction unit which was USDA certified Organic on September 28th, 2016, by OneCert, under the US National Organic Program; 7 CFR PART205. The finished product is then delivered to its customers.

EMT plans to sell medicinal hemp products and dietary supplements primarily through its retail dispensaries in Tennessee and through a dedicated distribution model.

Status of any publicly announced new products or services

During 2018, the Company acquired Medahub to develop its proprietary GeoTrackingTechnology that is fully compliant with the Health Insurance Portability and Accountability standard (“HIPAA”) utilizing its “plant to patient” solution. This GeoTraking Technology is designed to provide a full-channel patient care tracking system that is fully compliant under today’s strict HIPAA regulations that require privacy and security of the patient’s information. Beginning with RFID labeling and tracking of every single seed employed in the grow program and continuing through the sale of medicinal products in a sophisticated retail Point of Sale delivery system.

The Company also plans to enter into research and development projects with institutions of higher learning in efforts to:  (i) develop new and better strains of medical hemp related products for dispensing as medications, nutraceuticals, cosmeceuticals, and potential dietary supplements; and (ii) provide private label packaging services; and (iii) sell additional medical hemp oils, oil-infused products, and other merchandise through its web-based portal or retail dispensaries planned for that purpose; and (iv) sell cosmeceutical and nutraceutical products and dietary supplements containing its high-quality hemp oil extracts.

The Company currently does not have sufficient working capital to pursue our business plan in its entirety as described herein. Our ability to implement our business plan will depend on our ability to obtain sufficient working capital and to fund our operations. No assurance can be given that we will be able to obtain additional capital, or, if available, that such capital will be available at terms acceptable to us, or that we will be able to generate profit from operations, or if profits are generated, that they will be sufficient to carry out our business plans, or that the plans will not be modified.

Competitive business conditions and the Company’s competitive position in the industry and methods of competition

Any industry served by the Company is likely to be highly competitive across the entire United States and the rest of the world. In particular, the hemp industry, being the impetus of all the Company’s attention at this juncture, is very highly competitive and has drawn thousands of competing entities.  While the Company believes its technology, programs, and plans place it in a posture to compete at the highest levels, the sheer numbers of competitors must be recognized. The Company has elected to devote the majority of its efforts on production and sales of its products and services within the continental United States but may institute operations in diverse countries.  Even so, the Company must be considered as currently competing with other companies in diverse countries that can potentially produce and sell competitive products at lower prices.  While the Company believes that there are other hurdles for those foreign entities to overcome, including the high cost of international shipping to U.S. buyers, we believe that they nonetheless can compete with us in our markets.  We will potentially compete with a variety of companies, both domestic and international, and as such will be subject to various levels of competition.

THE OFFERING

Common Stock we are offering	Up to a maximum of 75,000,000 shares of Common Stock

Common Stock outstanding before this Offering	42,549,550 shares of Common Stock, par value $0.001

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent, although the Company may choose to engage a placement agent at its sole discretion. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription. In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investors’ most recently completed fiscal year are used instead.

The Company has not currently engaged any party for the public relations or promotion of this offering.

As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described herein.

RISK FACTORS

An investment in our Common Stock involves a significant degree of risk. You should not invest in our Common Stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our Common Stock.

This offering contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this Offering Circular relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This Offering Circular also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our common stock.

Risks Related to this Offering

We are dependent upon the proceeds from various offerings to provide funds to develop our business. There are no assurances we will raise sufficient capital to enable us to continue to develop our business.

While this offering will give us capital to implement our immediate strategies we cannot guarantee prospective investors that we will ever generate any significant revenues or report profitable operations, or that our revenues will not decline in future periods. Until we begin making enough cash flow from our operations we are dependent upon the proceeds from various offerings to provide funds for the development of our business. If we cannot raise sufficient funds, we will have significantly less funds available to us to implement our business strategy, and our ability to generate any revenues may be adversely affected. We do not have any firm commitments to provide capital and we anticipate that we will have certain difficulties raising capital given the development stage of our company, and the lack of a public market for our securities. Accordingly, we cannot assure you that additional working capital as needed will be available to us upon terms acceptable to us. If we do not raise funds as needed, our ability to continue to implement our business model is in jeopardy and we may never be able to achieve profitable operations. In that event, our ability to continue as a going concern is in jeopardy and you could lose all of your investment in our company.

We may require additional funds in the future to achieve our current business strategy and our inability to obtain funding may cause our business plan to fail.

We may need to raise additional funds through public or private debt or equity sales in order to fund our future operations and fulfill contractual obligations in the future. These financings may not be available when needed. Even if these financings are available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have an adverse effect on our ability to implement our current business plan and develop our products, and as a result, could require us to diminish or suspend our operations and possibly cease our existence.

Even if we are successful in raising capital in the future, we will likely need to raise additional capital to continue and/or expand our operations. If we do not raise the additional capital, the value of any investment in our Company may become worthless. In the event we do not raise additional capital from conventional sources, it is likely that we may need to scale back or curtail implementing our business plan.

Our management has full discretion regarding the use of proceeds from this offering.

We anticipate that the net proceeds from this offering will be used the purposes set forth under “Use of Proceeds” appearing elsewhere in this prospectus. We reserve the right, however, to use the net proceeds from this offering for other purposes not presently contemplated which we deem to be in our best interests in order to address changed circumstances and opportunities. As a result of the foregoing, investors in the shares of Common Stock offered hereby will be entrusting their funds to our management, upon whose judgment and discretion the investors must depend.

There may not be enough liquidity in the market to sell the shares being registered in this offering.

Our common stock is currently listed on OTCQB. Over the last thirty (30) day period from January 27, 2020 the average daily volume was 54,354 shares traded (as reported on OTC Markets), which may not be adequate to sell any significant number of shares if you wish to sell a significant number of your shares that you may buy through this offering due to that lack of liquidity in our stock in the market. There is no assurance that a more liquid market for our shares would ever develop and if so you may stand to lose your total investment you make buying our stock.

Risks Related to Our Business

Our auditors have issued a going concern opinion with respect to our consolidated financial statements, although our financial statements are prepared using generally accepted accounting principles, assuming the Company will continue as a going concern.

Inherent risks currently exist in this industry as a result of the determination by many nationally chartered banks that they would be operating outside the federal laws by accepting deposits from cannabis oil producers.  Many states have legalized the growing, production, sale, and consumption of various cannabis related products, but the federal government has continued to take the position that such activities are not legal.  However, the federal government has taken the posture for years that it will defer to the states in those matters insofar as certain products, such as those containing a high concentration of THC, are not transported across state lines.  While the federal government has generally turned a blind eye to these matters in favor of state legislation, it nonetheless sends confusing signals to the industry.  As such, many nationally chartered banks fear prosecution under money-laundering or other statutes, relegating some businesses to maintain large sums of cash on hand, even meeting payrolls and accounts payable obligations with cash rather than checks.  As a result, those businesses are placed at high risk of internal and external theft and crimes relating to the lack of controls and security afforded by transactional banking.  The Company is currently utilizing credit unions for its deposit needs, but this still creates risks when the proceeds at diverse production locations, are often themselves in cash due to the same issues and cannot be deposited in nearby accessible depositories.  The Company has acquired an armored vehicle for use in the transport of cash and cannabis products but believes those risks will not be minimized until national depository institutions allow cannabis-related businesses to utilize their facilities.

Because we have limited operating history, it is difficult to evaluate our business.

On January 15, 2016, the Company acquired certain assets that it will utilize in revenue-producing operations under two new operating subsidiaries related to the medicinal cannabis industry.  As a result of our limited operating history in those businesses, you have very little operating and financial data about us upon which to base an evaluation. You should consider our prospects in light of the risks, expenses and difficulties we may encounter, including those frequently encountered by new companies. If we are unable to execute our plans and grow our business, either as a result of the risks identified in this section or for any other reason, this failure would have a material adverse effect on our results of operations, business prospects, and financial condition.

The medicinal cannabis industry faces very uncertain regulation in the light of the continuing deregulation of cannabis products in many states, either as high-CBD/low-THC products, or as high-THC products, but the continuing regulation of the cannabis industry by the federal government.  While the federal government has for several years chosen to not intervene in the cannabis business conducted legally within the states that have legislated such activities, there is nonetheless the potential that the federal government may at any time chose to begin enforcing its rules against the manufacturing, possession, or use of cannabis-based products.  Similarly, there is the possibility that the federal government may enact legislation or rules that authorize the manufacturing, possession or use of those products under specific guidelines.  In the event the federal government were to tighten its regulation of the industry, the Company would likely suffer substantial losses.  In the event the federal government were to loosen or change its rules or laws in favor of the industry, the Company would have an opportunity to benefit substantially if it were properly positioned to take advantage of the new opportunities.

As such, the purchase of our securities is a purchase of an interest in what should be considered as a high-risk venture or in a new or “start-up” venture with all the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject.

We must effectively manage the growth of our operations, or our company will suffer.

Expansion of our operations, to include the development of all our portfolio, may also cause a significant demand on our management, finances and other resources. Our ability to manage the anticipated future growth, should it occur, will depend upon a significant expansion of our accounting and other internal management systems and the implementation and subsequent improvement of a variety of systems, procedures and controls. There can be no assurance that significant problems in these areas will not occur. Any failure to expand these areas and implement and improve, procedures and controls in an efficient manner at a pace consistent with our business could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our attempts to expand our marketing, sales, manufacturing and customer support efforts will be successful or will result in additional sales or profitability in any future period.

We have limited existing brand identity and customer loyalty; if we fail to market our brand to promote our service offerings, our business could suffer.

Because of our limited commercialization of our subsidiary products, we currently do not have strong brand identity or brand loyalty. We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers once we have a commercially viable product offered by our subsidiaries. In order to attract customers to our subsidiary products, we may be forced to spend substantial funds to create and maintain brand recognition among consumers. We believe that the cost of our sales campaigns could increase substantially in the future. If our branding efforts are not successful, our ability to earn revenues and sustain our operations will be harmed.

Promotion and enhancement of our products and services will depend on our success in consistently providing high-quality products and services to our customers.

We also plan to grow through acquisitions.

We also plan to grow through expansion of our new operations, creation of new businesses, acquisitions, and/or mergers, and investors have little current basis to evaluate the possible merits or risks of the target businesses' operations or our ability to identify and integrate acquired operations into our company. Because we intend to develop and expand our business at least in part through selective acquisitions of or mergers with other businesses, there are significant risks that we may not be successful. We may not be able to identify, acquire or profitably manage additional companies or assets or successfully integrate such additional companies or assets into our Company without substantial costs, delays or other problems. In addition, companies we may acquire may not be profitable at the time of their acquisition or may not achieve levels of profitability that would justify our investment. Acquisitions may involve a number of special risks, including but not limited to:

●	adverse short-term effects on our reported operating results,
●	diversion of management's attention,
●	dependence on hiring, training, and retaining key personnel,
●	risks associated with unanticipated problems or legal liabilities,
●	amortization of acquired intangible assets, some or all of which could reflect poorly on our operating results and financial reports,
●	implementation or remediation of controls, procedures and policies appropriate for a public company at companies that, prior to the acquisition, lacked these controls, procedures and policies; and,
●	incursion of debt to make acquisitions or for other operating uses.

To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors.

We may acquire a business in what may be considered a mature industry in which single-digit or low double-digit growth may occur. Most growth for our Company would, accordingly, occur largely through acquisitions. To the extent that competitors are also seeking to grow through acquisitions, we could encounter competition for those acquisitions or a generally increasing price to acquire going concerns.

A part of the Company’s strategy is to establish revenue through the acquisition of or merger with additional companies or operations. There can be no assurance that the Company will be able to identify, acquire, combine with, or profitably manage additional companies or successfully integrate the operations of additional companies into those of the Company without encountering substantial costs, delays or other problems. In addition, there can be no assurance that companies acquired in the future will achieve or maintain profitability that justify liabilities that could materially adversely affect the Company's results of operations or financial condition. The Company may compete for acquisition, merger, and expansion opportunities with companies that have greater resources than the Company. There can be no assurance that suitable acquisition or merger candidates will be available, that purchase terms or financing for acquisitions or mergers will be obtainable on terms acceptable to the Company, that acquisitions or mergers can be consummated, or that acquired businesses can be integrated successfully and profitability into the Company’s operations. Further, the Company's results of operations in fiscal quarters immediately following a material acquisition or merger could be materially adversely affected while the Company integrates the acquired business into its existing structure.

The Company will attempt to acquire or merge with business entities that are going and functioning concerns with a trailing history of profitability but may acquire or merge with certain businesses that have either been unprofitable, have had inconsistent profitability prior to their acquisition or combination therewith, or that have had no operating history. An inability of the Company to improve the profitability of these acquired businesses could have a material adverse effect on the Company. Finally, the Company's acquisition and merger strategy places significant demands on the Company's resources and there can be no assurance that the Company's management and operational systems and structure can be expanded to effectively support the Company's acquisition strategy. If the Company is unable to successfully implement its acquisition and merger strategy, this inability could have a material adverse effect on the Company's business, results of operations, or financial condition. The Company may face the opportunity to enhance shareholder value by being acquired by another company. Upon any acquisition of the Company, the Company would be subject to various risks, including the replacement of its management by persons currently unknown. There can also be no assurance that, if acquired, new management will be successfully integrated or can profitably manage the Company. In addition, any acquisition or merger of or by the Company may involve immediate dilution to existing shareholders of the Company. No assurances can be given that the Company will be able to or desire to be acquired or be able to acquire or merge with additional companies.

Need for additional financing.

During the year ended December 31, 2018, we generated revenues of $415,051 and incurred a net loss of $1,712,703. We have a cumulative deficit of $6,666,649 at December 31, 2018. The Company does not have adequate capital or resources to fund its operations and other capital needs for the next six months without new and expanding revenue sources or additional capital infusion, and there can be no assurance that such funds will become available in amounts sufficient to meet the obligations of our business. The Company may require additional amounts of capital for its future expansion and working capital, possibly from private placements of its common stock or borrowing, but there can be no assurance that such financing will be available, or that such financing will be available on acceptable terms.

Dependence on key personnel.

Our future performance depends in significant part upon the continued service of our Chief Executive Officer, Richard K. Pertile. The loss of Mr. Pertile’s services could have a material adverse effect on our business, prospects, financial condition and results of operations. The Company does not presently maintain key man life insurance on Mr. Pertile but may obtain such insurance at the discretion of its board of directors for such term as it may deem suitable or desirable. Our future success may depend on our ability to attract and retain highly qualified technical, sales and managerial personnel. The competition for such personnel can be intense, and there can be no assurance that we can attract, assimilate or retain highly qualified technical, sales and managerial personnel for favorable compensations in the future.

Our industry is subject to frequent and rapidly changing technologies and any failure of the Company to adapt to and compete with such changes could have a material adverse effect on our business, results of operations and financial condition.

Technology, particularly the ability to (i) stay abreast of and ahead of current production oil extraction technologies; (ii) successfully create and promote new products related to our industry; (iii) continue to take a leading role in maintenance and distribution of our planned GeoTraking technology as it relates to RFID tracking from seed to sale, HIPAA compliance across the board including in its proprietary PoS systems, and otherwise; and (iv) use the Internet to conduct business and allow several management functions, is characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements, introductions and enhancements, and changing customer demands. Our future success will to some degree depend on our ability to adapt to rapidly changing technologies, our ability to adapt its solutions to meet evolving industry standards and our ability to improve continually the performance, features and reliability of its solutions.   The failure of the Company to adapt successfully to such changes in a timely manner could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful implementation of solutions, or that any new solutions or enhancements to existing solutions will adequately meet the requirements of its current and prospective customers and achieve any degree of significant market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new solutions or enhancements to existing solutions in a timely manner or in response to changing market conditions or customer requirements, or if its solutions or enhancements do not achieve a significant degree of market acceptance, the Company's business, results of operations and financial condition could be materially and adversely affected.

The cannabis industry is a highly competitive business with many participants worldwide and there can be no assurances that we will be able to compete with other entities domestic and foreign that may be subject to lower regulatory and business costs in this industry.

Any industry served by the Company is likely to be highly competitive across the entire United States and the rest of the world. In particular, the cannabis industry, being the impetus of all the Company’s attention at this juncture, is very highly competitive and has drawn thousands of competing entities.  While the Company believes its technology, programs, and plans place it in a posture to compete at the highest levels, the sheer numbers of competitors must be recognized. The Company has elected to devote the majority of its efforts on production and sales of its products and services within the continental United States but may institute operations in diverse countries.  Even so, the Company must be considered as currently competing with other companies in diverse countries than can potentially produce and sell competitive products at lower prices.  While the Company believes that there are other hurdles for those foreign entities to overcome, including the high cost of international shipping to U.S. buyers, we believe that they nonetheless can compete with us in our markets.  We will potentially compete with a variety of companies, both domestic and international, and as such will be subject to various levels of competition. There is no assurance the Company will be able to adhere to its plans or to engage in any acquisitions or mergers at all.  The Company will consider fielding opportunities to buy, sell or distribute its products in other countries.

A competitor with a stronger or more suitable financial position may enter our marketplace.

The success of our business primarily depends on the success our products and their market performance, compared to rival technologies offered by a competitor. If a direct competitor arrives in our market, achieving market acceptance for our services may require additional marketing efforts and the expenditure of significant funds, the availability of which we cannot be assured, to create awareness and demand among customers. We have limited financial, personnel and other resources to undertake additional marketing activities. Accordingly, no assurance can be given that we will be able to win business from a stronger competitor.

Control.

Our Chief Executive Officer and Chairman of the Board of Directors owns or controls a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

As of January 15, 2016, in subsequent actions related to the acquisition of assets of the MariJ Group of companies by the Company, our Chief Executive Officer and Chairman of the Board of Directors, Richard K. Pertile, was issued 1,014,000 new Common shares of the Company in exchange for his interests in the acquired entities. In addition, he was granted, from the CEO and Chairman of the Board of the Company until that date, Steven L. Sample, the right of first refusal to purchase 2,500,000 shares of Mr. Sample’s Common stock of the Company in a window between April 4 and May 4, 2019 and was also given a proxy to vote those shares in the interim.  As such, following those transactions, Mr. Pertile owned 6.57% of the Company’s issued and outstanding common stock and controlled through the proxy 2,500,000 additional votes, or 16.20% of the total issued and outstanding voting power of the Company for a combined 3,514,000 votes, or 22.77% of the total. As a result, he currently possesses significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. His effective control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.  As of the same date, Mr. Sample, the outgoing CEO and Chairman of the Company, continued to control the dispositive voting power of his remaining personal shares of the Company, after accounting for those votes given to Mr. Pertile by proxy, of 3,015,479 shares, or 19.54% of all issued and outstanding votes of the Company. In the event Mr. Sample were to combine his votes on any issue with the votes held by Mr. Pertile, they would jointly possess 42.31% of the voting power of the Company, allowing them significant influence that could elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. As of that same date, all officers and directors of the Company owned a combined total 6,809,979 shares representing 44.26% of the Company’s issued and outstanding common stock and voting power. Based upon the Company's current business plan, it is anticipated that Mr. Pertile will continue to have substantial influence over, if not effective control over the Company’s operations in the near future, including the election of a majority of its board of directors, the issuance of additional shares of equity securities, and other matters of corporate governance, perhaps even after some potential subsequent issuances by the Company of new common shares for capital raising activities, acquisitions, or merger activities.

We may, in the future, issue additional shares of common stock, which would reduce investors’ percentage of ownership and may dilute our share value.

Our Articles of Incorporation, as amended, authorize the issuance of 150,000,000 shares of common stock.  The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

 We may not be able to acquire other businesses or assets to implement our growth plans and our inability to successfully manage our anticipated growth effectively could have a material adverse effect on our future business, results of operations and financial condition.

The Company is continually seeking to identify and acquire viable businesses. As a result, the Company must manage relationships with a growing number of third parties as it seeks to accommodate this goal. The Company's management, personnel, systems, procedures and controls may not be adequate to support the Company’s future operations. The Company's ability to manage its growth effectively will require it to continue to expand its operating and financial procedures and controls, to replace or upgrade its operational, financial and management information systems and to attract, train, motivate, manage and retain key employees. If the Company's executives are unable to manage growth effectively, the Company's business, results of operations and financial condition could be materially adversely affected. If successful in acquiring or combining with other operations, the Company anticipates it may inherit a substantial portion of the staff necessary to operate the new entities, but there is no assurance that will happen, or that if it does happen, that the staff will remain employed by the Company for any period of time. We may find that some of the personnel and management of any acquisition target(s) may not be suitable for continued employment, while other suitable candidates may elect to discontinue their employment or affiliation with the Company for various reasons. This can create a burden on the Company’s management as it seeks to fill key positions. Failure of the Company to do so in a timely manner can result in disruption of operations, loss of revenues, and an attendant reduction in profits or even substantial losses.

We anticipate there will be various risks associated with expansion and there can be no assurances that we will be able to successfully manage those risks as we expand our line of goods and services into other markets.

The Company desires to start, acquire or combine with other businesses, perhaps in diverse locations and markets.  To date, the Company does not have substantial experience in developing services on a regional or national scale. There can be no assurance that the Company will be able to deploy successfully its goods or services in those markets. There are certain risks inherent in doing business in several diverse markets, such as; unexpected changes in regulatory requirements, potentially adverse tax consequences, local restrictions, controls relating to inter-company communications and technology, difficulties in staffing and managing distant operations, fluctuations in manpower availability, effects of local competition, weather and climactic trends, and customer preferences, any of which could have a material adverse effect on the success of the Company's operations and, consequently, on the Company's business, results of operations, and financial condition.

Check, credit card, and other fraud.

Our business could be harmed if we experience significant credit, wire transfer, draft, check, credit card, or other fraud. If we fail to adequately control fraudulent transactions, our revenues and results of operations could be harmed. The Company may attempt to obtain insurance as partial protections from such potential losses, but even while the Company’s exposure to loss in this event may be limited by the purchase of any such insurance, losses could nonetheless occur. Any losses sustained as a result of fraud or fraudulent activity would adversely affect the Company's business and results of operations, and its financial condition could be materially adversely affected.

We may be subject to various liability claims from consumers, regulators and other participants in our industry and there can be no assurances that our liability insurance will be sufficient to cover any claim that may arise.

The Company may face costly liability claims by consumers or other businesses. Any claim of liability by a client, employee, consumer or other entity against us, regardless of merit, could be costly financially and could divert the attention of our management. It could also create negative publicity, which would harm our business. Although we maintain certain forms of liability insurance, it may not provide protections in the event of certain liability claims or may not be sufficient to cover a covered claim if one is made.

The Company may not be able to attain profitability without additional funding, which may be unavailable.

The Company has limited capital resources. Unless the Company begins to generate sufficient revenues to finance operations as a going concern, the Company may experience liquidity and solvency problems. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

Our lack of history in our current industry makes evaluating our business difficult.

We have a limited operating history in our current industry and we may not sustain profitability in the future.

To sustain profitability, we must:

●	develop and identify new clients in need of our product;
●	economically increase production output;
●	compete with larger, more established competitors in our industry;
●	maintain and enhance our brand recognition; and
●	adapt to meet changes in our markets and competitive developments.

We may not be successful in accomplishing these objectives. Further, our lack of operating history makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in highly competitive industries. The historical information in this report may not be indicative of our future financial condition and future performance. For example, we expect that our future annual growth rate in revenues will be moderate and likely be less than the growth rates experienced in the early part of our history.

The cannabis industry is subject to substantial governmental regulation any change of electorate and/or legislative attitude toward the industry could result in the implementation of statutes, rules and/or regulations that may have a material adverse effect on the entirety of our business.

We will seek to implement our acquisition strategy in certain industries that may have unknown risks due to governmental regulation.

The Company, through its new subsidiaries, will operate in the medicinal cannabis sector.  In order to help our shareholders better understand the products it intends to employ in its business plans, we have provided certain explanations and definitions below.

The Company will initially extract and process a derivative of the cannabis plant known as CBD oil. CBD is one of dozens of compounds found in cannabis plants that belong to a class called cannabinoids. Of these compounds, CBD and THC are usually present in the highest concentrations and have the most common practical applications in the medical field.  The Company’s subsidiaries currently give most attention to high-CBD/low-THC products.  Marijuana, unlike most modern-day medicine, contains a wide range of chemical compounds. Many other non-cannabinoid compounds are produced by the plant, but these are the compounds are most addressed as having a use by the medical community.

Terpenes, the molecules responsible for marijuana’s smell, have been shown to block some cannabinoid receptor sites in the brain while promoting cannabinoid binding in others. As a result, terpenes are believed to affect many aspects of how the brain takes in THC or CBD, while offering various therapeutic benefits of their own. In fact, while THC has gotten most of the attention, studies suggest many of the compounds in marijuana work together to produce a synergy of effects. This is known as the “entourage effect.”

CBD and THC levels tend to vary between different strains and varieties of cannabis.  By using selective breeding techniques, certain growers have managed to create varieties with high levels of CBD and THC, being the varieties currently employed for oil production by the Company’s MariJ Pharmaceuticals subsidiary.  That subsidiary also specialized in extracting oil from certified organic plants, rather than the standard non-organic varieties.

Unlike THC, CBD does not cause a high or hallucinogenic effect. The reason why CBD is non-psychoactive is due to its lack of affinity for CB1 receptors, such as are found in high concentrations in the brain, and which become the channels through which THC is able to port its psychoactive effects.

The medicinal cannabis industry faces very uncertain regulation in the light of the continuing deregulation of cannabis products in many states, either as high-CBD/low-THC products, or as high-THC products, or the continuing regulation of the cannabis industry by the federal government.  While the federal government has for several years chosen to not intervene in the cannabis business conducted legally within the states that have legislated such activities, there is nonetheless the potential that the federal government may at any time chose to begin enforcing its rules against the manufacturing, possession, or use of cannabis-based products.

Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the Company's business could have a material adverse effect on the Company's business, results of operations and financial condition.  Current federal regulations adverse to the medicinal hemp and marijuana industries are generally contradictory to legislated approval of that industry in a number of states.  The disparity in those divergent governmental views has and will continue to lead to conflicts and confusions in the perceived legalities on many operations related to the industry unless they ultimately come to congruence.

Inherent risks currently exist in this industry as a result of the determination by many nationally-chartered banks that they would be operating outside federal regulations by accepting deposits from cannabis oil producers. Governmental regulation in this area may adversely affect the Company’s operations or may eliminate this barrier to normalization of the capital controls function.

A majority of the states that have legalized the growing, production, and use of cannabis oil have legislated the use of high-CBD content and low-THC content oils.  As a result, and in keeping with regulations and laws in those venues, the Company, through its subsidiaries, intends to concentrate on those products unless and until the laws change to facilitate a wider range of grow and production opportunities.  The Company does have the technology and capability of extracting high-THC oils in those venues that do allow it and will provide services to growers in those areas as contracted.

The Company, as with most other companies, is subject to various business regulations, permits and licenses. The Company, through its new subsidiaries, has enter a new business realm that may entail considerably more regulation than its previous endeavors, and faces uncertainties related to federal laws that are in conflict with state laws in which the Company’s subsidiaries now operate or may operate in the future. It is possible that the federal government will ease its regulations relating to the cannabis industry, or even legalize the operation of and transporting of products resulting from business operations in that sector.  However, it is also possible that the government may decide to harden its stance against cannabis related products.  In the event the federal government takes a harder stance against cannabis-related products, the Company could suffer impairment of its operations and could sustain substantial losses.  The Company cannot foresee what direction the federal government may take in these matters, if any, but sees a continuing evidence that various states are legalizing cannabis products, both high-CBD/low-THC compounds as well as compounds containing high levels of THC. The Company believes that it has complied with appropriate state requirements for operations and believes it has obtained all permits necessary to function under the current state regulations.

We may be subject to compliance actions by the Food and Drug Administration (FDA) for making unsubstantiated claims as to our products efficacy or intended use.

Though we strive to comply with all state and federal regulations, in the process of promoting and discussing the potential benefits of our health and beauty products, particularly those who list CBD as an active ingredient, we may inadvertently make statements which are deemed to be unsubstantiated claims by the FDA as to the efficacy or intended use of our products.

On April 2, 2019, outgoing FDA Commissioner Scott Gotlieb issued a statement on the agency’s website, www.fda.gov, pledging the agency will continue to use its authority to take action against companies and product developers which make unproven claims to treat serious or life-threatening diseases, and “where patients may be misled to forgo otherwise effective, available therapy and opt instead for a product that has no proven value or may cause them serious harm.”

The FDA has issued warning letters, in collaboration with the Federal Trade Commission, to three companies – Advanced Spine and Pain LLC (d/b/a Relievus), Nutra Pure LLC and PotNetwork Holdings Inc. – in response to their making unsubstantiated claims related to more than a dozen different products and spanning multiple product webpages, online stores and social media websites. The FDA deemed that companies “used these online platforms to make unfounded, egregious claims about their products’ ability to limit, treat or cure cancer, neurodegenerative conditions, autoimmune diseases, opioid use disorder, and other serious diseases, without sufficient evidence and the legally required FDA approval.”

Examples of claims made by the companies which have been deemed deceptive marketing by the FDA include CBD’s ability to

●	Effectively treat substance use disorders

●	Reduce the rewarding effects of morphine

●	Reduce drug-seeking for heroin

●	Avoid or Reduce opiate withdrawal symptoms

●	Stop cancer cells in several cervical cancer varieties

●	Degrease human glioma cell growth and invasion

●	Slow the progression of Alzheimer’s

●	Block spinal, peripheral and gastrointestinal mechanisms responsible for pain associated with migraines, fibromyalgia, and Irritable Bowel Syndrome

The agency has said it may pursue a company making medical claims about products asserting to contain CBD that haven’t been approved by the FDA. The FDA has stated that selling unapproved products with unsubstantiated therapeutic claims can put patients and consumers at risk. The FDA does not believe these products have not been shown to be safe or effective, and deceptive marketing of unproven treatments may keep some patients from accessing appropriate, recognized therapies to treat serious and even fatal diseases. Additionally, because they are not evaluated by the FDA, there may be other ingredients that are not disclosed, which may be harmful.

The FDA has pledged to continue to monitor the marketplace and take enforcement action as needed to protect the public health against companies illegally selling CBD products that claim to prevent, diagnose, treat, or cure serious diseases, such as cancer, Alzheimer’s disease, psychiatric disorders and diabetes; illegally selling cannabis and cannabis-derived products that can put consumers at risk; and marketing and distributing such products in violation of the FDA’s authorities.

Though we have no intention to make any of the claims stated above, whether through advertising, sales, or promotional materials, there may be additional claims made in the future about the efficacy or intended use of our health and beauty products, including those which may list CBD as an active ingredient, which may be deemed to be unsubstantiated claims by the FDA.

Different state and federal government agencies, as well as different advertising networks, may have their own regulations and restrictions regarding advertising CBD products which could make effective advertising difficult.

Though only a portion of our product line in development may contain CBD, marketing or selling those products would make us subject to the rules of various state and federal agencies, as well as advertising networks, regarding the promotion of our products.

Relevant state and local laws may make it difficult to advertise CBD in various markets. The two largest ad buying platforms -- Facebook and Google -- still do not allow CBD advertising (it is designated as a “dangerous product”) on their platforms, which limits the digital marketing efforts of CBD companies to organic marketing. For new businesses, the inability to promote their brand without paid social and search ads makes it extremely challenging to get the qualified traffic needed to grow their online retail business. If we are found by these platforms to be advertising CBD, it could significantly impede our ability to market our products online.

Additional regulatory considerations that must be taken into account include the Federal Trade Commission’s regulation of unfair and deceptive product labeling and marketing, as well as state law regulation of food safety. States have the authority to regulate matters related to the health and safety of its own citizens, such that the 2018 Farm Bill and regulation by the USDA will not necessarily preempt state or local laws regulating the manufacture and distribution of cannabis-related products that are not directly in conflict with federal law. States may still choose to enact their own laws that can promote or restrict the sale of cannabis- based products. States such as Indiana and Alabama do not permit the sale of CBD oil on a personal level without a prescription. Failure to successfully navigate this shifting and varied legal environment could prohibit our ability to effectively market in certain states.

Any and all claims of medicinal value must be substantiated with reputable scientific support and may be subject to evaluation by the FDA. If we are unable to scientifically validate many of the popular claims being made regarding the efficacy of CBD, we will not be able to share those claims and could be less competitive than competitors who are less compliant.

Failure to remain in compliance could result in enforcement actions from the FTC, FDA, and other federal and state agencies.

There are limitations to how CBD may be marketed and what potential benefits may be advertised which may restrict the scope of our marketing efforts.

Any and all claims of medicinal value must be substantiated with reputable scientific support and may be subject to evaluation by the FDA and we may be unable to effectively market our products without proper scientific documentation. If we cannot produce the requisite documentation, we may be unable to effectively market any products which contain CBD as an active ingredient.

In April 2019, outgoing FDA Commissioner Scott Gottlieb acknowledged that the FDA is considering whether to use its authority to issue regulations that would permit the marketing of CBD in foods or as dietary supplements. However, until the law changes, it is the FDA’s position that selling unapproved products with unsubstantiated therapeutic claims both violates the law and potentially puts patients at risk. Commissioner Gottlieb also asserted that it continues to be unlawful to market foods containing added CBD or THC or dietary supplements containing CBD or THC, regardless of whether the substances are hemp-derived and regardless of the claims being made. FDA takes this position based on the operation of statutory “exclusionary clauses” in the Food, Drug and Cosmetic Act related to food additives and dietary supplements. Specifically, FDA has determined that both CBD and THC, which are now active ingredients in FDA-approved drugs, were the subject of substantial clinical investigations before they were marketed as foods or dietary supplements, and due to the operation of the exclusionary clauses, FDA concludes that it is currently illegal to introduce CBD or THC into the food supply or to market these ingredients as dietary supplements.

Additional regulatory considerations that must be taken into account include the Federal Trade Commission’s regulation of unfair and deceptive product labeling and marketing, as well as state law regulation of food safety.

If we fail to effectively manage our growth, our business, brand and reputation, results of operations and financial condition may be adversely affected.

We may experience a rapid growth in operations, which may place significant demands on our management team and our operational and financial infrastructure. As we continue to grow, we must effectively identify, integrate, develop and motivate new employees, and maintain the beneficial aspects of our corporate culture. To attract top talent, we believe we will have to offer attractive compensation packages. The risks of over-hiring or over-compensating and the challenges of integrating a rapidly growing employee base may impact profitability.

Additionally, if we do not effectively manage our growth, the quality of our services could suffer, which could adversely affect our business, brand and reputation, results of operations and financial condition. If operational, technology and infrastructure improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues. To effectively manage our growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. This will require that we refine our information technology systems to maintain effective online services and enhance information and communication systems to ensure that our employees effectively communicate with each other and our growing base of customers. These system enhancements and improvements will require significant incremental and ongoing capital expenditures and allocation of valuable management and employee resources. If we fail to implement these improvements and maintenance programs effectively, our ability to manage our expected growth and comply with the rules and regulations that are applicable to publicly reporting companies will be impaired and we may incur additional expenses.

We may be subject to regulatory inquiries, claims, suits, or prosecutions that may impact our profitability.

Any failure or perceived failure by us to comply with applicable laws and regulations may subject us to regulatory inquiries, claims, suits and prosecutions. We can give no assurance that we will prevail in such regulatory inquiries, claims, suits and prosecutions on commercially reasonable terms or at all. Responding to, defending and/or settling regulatory inquiries, claims, suits and prosecutions may be time-consuming and divert management and financial resources or have other adverse effects on our business. A negative outcome in any of these proceedings may result in changes to or discontinuance of some of our services, potential liabilities or additional costs that could have a material adverse effect on our business, results of operations, financial condition and future prospects.

Expanding our product offerings or number of offices may not be profitable.

We may choose to develop new products to offer. Developing new offerings involves inherent risks, including:

●	our inability to estimate demand for the new offerings;
●	our inability to perfect the new products;
●	our ability to locate and identify new buyers for those products;
●	competition from more established market participants; and
●	a lack of market understanding.

In addition, expanding into new geographic areas and/or expanding current service offerings is challenging and may require integrating new employees into our culture as well as assessing the demand in the applicable market.

Risks Related To The Securities Markets and Ownership of Our Common Stock.

Risks of low-priced stocks.

Following its initial public offering of its common stock in 1996, the Company’s shares were originally traded on the NASDAQ Exchange into 2000 as Gibbs Construction, Inc. under the trading symbol GBSE. Gibbs encountered severe financial difficulties in 2000, after which it was moved from the NASDAQ Capital Markets to the OTC Pink Sheets. Following the resurrection of the Company’s operations in 2007 through the intervention and assistance of the Company’s CEO, Mr. Sample, its stock currently trades on the OTCQB exchange under the trading symbol ACCA. Most of the Company’s issued and outstanding common shares continue to be restricted shares resulting in a small “float”. For that and other reasons the Company’s securities have been thinly traded, and while a trading market for the Company's common stock could develop further with its current or new operations and the further release of restrictions on registered shares, there can be no assurance that it will do so.

Following the acquisition of the MariJ Group of companies on January 15, 2016, the Company saw immediate and continuing increased activity in the trading of its stock, with trading volumes exceeding any for at least the past ten years.

The Securities and Exchange Commission (the “SEC” or “Commission”) has adopted regulations which define a “penny stock” to be any equity security, such as those of the Company, that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. In the event the Company determined to offer its common stock for sale or elected to utilize its common stock in an acquisition of merger transaction, it would be required to advise the potential purchasers or parties to any such acquisition or merger transaction of the risks of penny stocks. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to any transaction involving a penny stock by a retail customer, of a disclosure schedule prepared by the Securities and Exchange commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. Accordingly, market makers may be less inclined to participate in marketing the Company’s securities, which may have an adverse impact upon the liquidity of the Company’s securities.

If the Company were successful in identifying a new business opportunity and/or identifying an acquisition or merger target, became successful in actually launching a new business or acquiring or merging with any such target, and was successful in bringing profitable operations to the Company, it would intend to seek to meet the new listing requirements of the NASDAQ Capital market and attempt to return to that Exchange, which listing requirements include minimal capitalization, share price, and other benchmark requirements.  There is no assurance the Company can successfully identify any suitable new business opportunity, acquisition or merger candidate, or if successful in identifying a new business opportunity or merger/acquisition candidate, that it can be successful in developing a new business or completing any acquisition or merger, or if successful in developing a new business or completing any acquisition or merger that the Company could be successful in meeting the new listing requirements of the NASDAQ, or if successful in meeting those requirements, that the NASDAQ would accept the Company as a member, or that if the Company were successful in achieving a listing on the NASDAQ exchange that its share values would improve.  Any attempt to return to the NASDAQ Exchange, even if the Company were successful in meeting the requirements to do so, could take as long as two years or more to complete.

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  Our common stock is therefore considered a “penny stock”, and we are subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We have no history of paying any dividends and there can be no assurances that there will be any future payment of dividends.

Should the Company acquire additional operations, and should the operations of the Company become profitable, it is likely that the Company would retain much or all of its earnings in order to finance future growth and expansion. Therefore, the Company does not presently intend to pay dividends, and it is not likely that any dividends will be paid in the foreseeable future.

We may not be able to generate sufficient cash flows or otherwise raise outside capital to meet our potential future capital needs.

The Company may not be successful in generating sufficient cash from its new operations or in raising capital in sufficient amounts or on acceptable terms to meet its capital needs. The failure to generate sufficient cash flows or to raise sufficient funds may require the Company to delay or abandon some or all of its development and expansion plans or otherwise forego market opportunities, and may make it difficult for the Company to respond to competitive pressures, any of which could have a material adverse effect on the Company's business, results of operations, and financial condition. While the Company may seek to raise capital through the offering of common stock, there can be no assurance that it will be successful in doing so, or if successful in raising capital that the proceeds in any such offering will be sufficient to permit the Company to implement its proposed business plan, or that any assumptions relating to the implementation of such plan will prove to be accurate. To the extent that the proceeds of any such offering are not sufficient to enable the Company to generate sufficient revenues or achieve profitable operations, the inability to obtain additional financing will have a material adverse effect on the Company. There can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all, or that the Company will be successful in finding new operations.

Our ability to implement our current business plan is dependent on our raising additional working capital and there can be no assurances that such capital can be raise either through business operations or outside financing.

The Company currently does not have sufficient working capital to pursue our business plan in its entirety as described herein. Our ability to implement our business plan will depend on our ability to obtain sufficient working capital and to execute its business plans. No assurance can be given that we will be able to obtain additional capital, or, if available, that such capital will be available at terms acceptable to us, or that we will be able to generate profit from operations, or if profits are generated, that they will be sufficient to carry out our business plans, or that the plans will not be modified.

The market price for the common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk- averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	announcements of technological innovations or new products by us or our competitors

●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in healthcare policies or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

Our issuance of additional shares of Common Stock would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 150,000,000 shares of common stock. We have issued and outstanding, as of the date of this Offering Circular, 42,106,131 shares of common stock. Our board may generally issue shares of common stock, preferred stock or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

Anti-takeover provisions may impede the acquisition of our company.

Certain provisions of the Texas Law have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

The subscription agreement for the purchase of common stock from the Company contains an exclusive forum provision, which will limit investors ability to litigate any issue that arises in connection with the offering anywhere other than the state and Federal courts in Florida.

The subscription agreement states that it shall be governed by the local law of the State of Florida and the United States, and the parties consent to the exclusive jurisdiction of the state and Federal courts in Florida. They will not have the benefit of bringing a lawsuit in a more favorable jurisdiction or under more favorable law than the local law of the State of Florida. Insomuch claims are brought under the Securities Act of 1933, our provision requires that a claim be brought in federal court. We also believe this provision would require an action brought under the Securities Exchange Act of 1934 also be brought in federal court, as Section 27 of the Securities Exchange Act of 1934 provides exclusive jurisdiction to the federal courts for claims brought pursuant to the Securities Exchange Act of 1934. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, our subscription agreement will provide that the courts of Florida and the federal district court for the Middle District of Florida shall have concurrent jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Additionally, as contract law is generally based in state law, a claim may be bought under state law. The inconsistencies of venue and applicably law could make any action brought by an investor extremely difficult. Moreover, we cannot provide any certainty as to whether a court would enforce our forum and choice of law provisions. The combination of both potentially unfavorable forum and the lack of certainty regarding enforceability poses a risk regarding litigation related to the subscription to this Offering and should be considered by each investor before signing the subscription agreement.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our common stock, and securities analysts may not elect to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our common stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the common stock price appreciates.

Legal and Regulatory Risks

We are subject to complex corporate governance, public disclosure and accounting requirements to which most of our competitors are not subject.

We are subject to changing rules and regulations of federal and state governments, as well as the Public Company Accounting Oversight Board (“PCAOB”). The Securities and Exchange Commission (the “SEC”) has issued a significant number of new and increasingly complex requirements and regulations over the course of the last several years and continues to develop additional regulations and requirements in response to laws enacted by the U.S. Congress. For example, in 2010, the Dodd-Frank Wall Street Reform and Protection Act (the “Dodd-Frank Act”) was signed into law. The Dodd-Frank Act includes significant corporate governance and executive compensation-related provisions that require the SEC to adopt additional rules and regulations in these areas. Our efforts to comply with new requirements of law and regulation are likely to result in an increase in expenses and a diversion of management's time from other business activities. Also, those laws, rules and regulations may make it more difficult and expensive for us to attract and retain key employees and directors and to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage.

Our competitors generally are not subject to these rules and regulations because they are not SEC reporting companies. As a result, our competitors generally are not subject to the risks identified above. In addition, the public disclosures that we are required to provide pursuant to these rules and regulations may furnish our competitors with greater competitive information regarding our operations and financial results than we are able to obtain regarding their operations and financial results, thereby placing us at a competitive disadvantage.

Our financial results and operations may be adversely affected by violations of anti-bribery laws.

The FCPA and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these anti-bribery laws. Depending upon business opportunities that may come available, we may expand our operations to other parts of the world that have experienced governmental corruption to some degree and, in certain circumstances; strict compliance with anti-bribery laws may conflict with local customs and practices. We presently conduct business operations only in the continental United States, specifically Colorado and Tennessee, along with our administrative offices in Florida. We cannot assure you that our internal controls and procedures always will protect us from the reckless or criminal acts committed by our employees or agents. If we were found to be liable for FCPA violations (either due to our own acts or our inadvertence or due to the acts or inadvertence of others), we could be liable for criminal or civil penalties or other sanctions, which could have a material adverse effect on our business.

The Cannabis industry is extremely speculative and its legality is uncertain.

The possession, consumption, production and sale of Cannabis has historically been, and continues to be, illegal under federal law and in virtually all state and local jurisdictions, other than certain exceptions such as recent legalization in the States of Colorado, Washington, Oregon, Alaska and Washington D.C., and for medical purposes in certain states such as New York, California and Florida. While management believes that legalization trends are favorable and create a compelling business opportunity for early movers, there is no assurance that those trends will continue and be realized, that existing limited markets will continue to be available or that any new markets for Cannabis and related products will emerge for the Company. Our business plan is based on the premise that Cannabis legalization will expand, that consumer demand for Cannabis will continue to exceed supply for the foreseeable future, and that consumer demand for Cannabis for medical and recreational uses will grow as it becomes legal to possess and consume it. There is no assurance that this premise will prove to be correct or that we will be profitable in the future.

Our business is subject to various government regulations.

We are subject to various federal, state and local laws affecting the possession, consumption, production, supply and sale of Cannabis. The Federal Trade Commission, the Federal Food and Drug Administration, the Federal Drug Enforcement Agency and equivalent state agencies regulate all aspects of Cannabis and the advertising and representations made by businesses in the sale of products, which will apply to us. Cannabis is categorized under federal law as a Schedule 1 drug. Accordingly, the cultivation, production, transport, export, import, distribution, sale, marketing and use of Cannabis is prohibited under federal law. Certain activities that comply with state law, such as medical Cannabis in states where it has been legalized, are treated by the federal government with a non-enforcement policy under the internal guidelines of the "Cole Memorandum" published by the US Department of Justice. On August 29, 2013, Deputy Attorney General James Cole issued a memo (the “Cole Memo”) in response to certain states passing measures to legalized medical and adult-use of cannabis. The Cole Memo does not alter the Department of Justice’s authority to enforce Federal law, including Federal laws relating to cannabis, regardless of state law, but does recommend that U.S. Attorneys focus their time and resources on certain priorities, rather than businesses legally operating under state law. These guidelines focus on ensuring that cannabis does not cross state lines, keeping dispensaries away from schools and public facilities, and strict enforcement of state laws by regulatory agencies, among other priorities. On February 14, 2014, the Departments of Justice and Treasury issued a joint memo allowing banks and financial institutions to accept deposits from dispensaries operating legally under state law. In most cases, dispensaries have been forced to operate on a cash basis, presenting significant security and accounting issues. This act by the Departments of Justice and Treasury was a major step in legitimizing and accepting the cannabis industry on a national level.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

DILUTION

Purchasers of our common stock in this Offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this Offering. It is not possible to calculate the net dilution because we cannot determine the exact size of the Offering, however, below we have provided an estimation based on an offering price range of $0.04 per share and $0.25, respectively as of January 31, 2020.

Most recent net book value calculation as of 12/31/19, estimated:
Stockholders' deficit	$(1,399,169)
No. of share outstanding	42,106,131	as of 1/13/2020
NBV per share prior to offering	$(0.03)

Offering Price	$0.04	[a]
No. of shares	75,000,000
Offering Value	$3,000,000

	If the following percentages of the offering is raised
	25%	50%	75%	100%
Net Value	$(649,169)	$100,831	$850,831	$1,600,831
# Total Shares	60,856,131	79,606,131	98,356,131	117,106,131
Net Book Value Per Share	$(0.0107)	$0.0013	$0.0087	$0.0137
Increase in NBV/Share	$0.0226	$0.0345	$0.0419	$0.0469
Dilution to new shareholders	$(0.0507)	$(0.0387)	$(0.0313)	$(0.0263)
Percentage Dilution to New Shareholders	-126.67%	-96.83%	-78.37%	-65.83%

Offering Price	$0.25	[b]
No. of shares	12,000,000
Offering Value	$3,000,000

	If the following percentages of the offering are raised
	25%	50%	75%	100%
Net Value	$(649,169)	$100,831	$850,831	$1,600,831
# Total Shares	45,106,131	48,106,131	51,106,131	54,106,131
Net Book Value Per Share	$(0.0144)	$0.0021	$0.0166	$0.0296
Increase in NBV/Share	$0.0188	$0.0353	$0.0499	$0.0628
Dilution to new shareholders	$(0.2644)	$(0.2479)	$(0.2334)	$(0.2204)
Percentage Dilution to New Shareholders	-105.76%	-99.16%	-93.34%	-88.17%

PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors.

This is a self-underwritten offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. After the qualification by the Commission and acceptance by those states where the offering will occur, the Officer and Directors intends to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. We do not intend to use any mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the prospectus to potential investors at meetings, to their business associates and to his friends and relatives who are interested the Company as a possible investment, so long as the Company has provided notice filing in the jurisdiction where such communications have taken place. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Terms of the Offering

The Company is offering on a best-efforts, self-underwritten basis a maximum of either 75,000,000 shares of its common stock at an offering price of $0.04 per share or 12,000,000 shares at an offering price of $0.25 per share.

The Company is offering, on a best-efforts, self-underwritten basis, within a range between a maximum of 75,000,000 shares at a price of $0.04 per share or 12,000,000 shares at an offering price of $0.25 per share of its common stock at a fixed price to be determined within 2 days qualification of the Form 1-A filing. The price shall be fixed for the duration of the offering, unless an amendment is properly filed with the Commission. There is no minimum investment required from any individual investor. The shares are intended to be sold directly through the efforts of our officers and directors. The shares are being offered for a period not to exceed 360 days. The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 360 days from the effective date of this document (unless extended by the Board of Directors for an additional 90 days). For more information, see the section titled “Use of Proceeds” herein.

USE OF PROCEEDS

The Company plans to use the proceeds from this offering to grow its business. The Company intends to use the proceeds for research and development, building out farm, developing new mobile equipment, the purchase of inventory, website development, marketing, operating capital, hiring staff, retiring some debit and offering expenses. The more we are able to raise, the more we will be able to invest in these opportunities. Since this offering is on a best efforts basis, the amount of securities we sell is uncertain, therefore our use of proceeds will depend on how much we are able to raise under this offering. We intend to use the proceeds generally so as to provide the most value to our Shareholders by growing sales of our existing products, increasing SEO’s, and entering markets with new products we are able to successfully develop.

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated offering expenses estimated to be $15,000. Management prepared the milestones based on three levels of offering raise success: 25% of the Maximum Offering proceeds raised ($625,000), 50% of the Maximum Offering proceeds raised ($1,250,000), 75% of the Maximum Offering proceeds raised ($1,875,000) and the Maximum Offering proceeds raised of $2,500,000 through the offering. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum.

Although we have no minimum offering, we have calculated used of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. 25% of the Maximum Offering is sufficient to keep the Company current with its public listing status costs with prudently budgeted funds remaining which will be sufficient to complete the development of our marketing package. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our marketing outside the US. Raising the Maximum Offering will enable the Company to implement our full business. If we begin to generate profits, we plan to increase our marketing and sales activity accordingly.

The Company intends to use the proceeds from this offering as follows:

	If 25% of the Offering is Raised ($)	If 50% of the Offering is Raised ($)	If 75% of the Offering is Raised ($)	If 100% of the Offering is Raised ($)
Cost of the Offering	15,000	15,000	15,000	15,000
Net Proceeds	735,000	1,485,000	2,235,000	2,985,000
Patents	20,000	20,000	50,000	50,000
Legal /Accounting (Q’s and K’s)	50,000	50,000	50,000	50,000
Travel	15,000	15,000	15,000	15,000
Product Websites	10,000	35,000	35,000	35,000
Corporate Office 12-Months	0	0	15,000	15,000
New Power service to Farm	22,000	39,000	36,000	48,000
Working Capital	15,000	30,000	45,000	60,000
AC/ dehydration/ lighting equipment for farm	44,000	55,000	83,000	110,000
Retire Debt/ *Purchase Farm	260,000	*585,000	*1,030,000	*1,405,000
Product Development / Branding	40,000	80,000	105,000	160,000
ACCA Corporate Salaries	82,000	163,000	244,000	325,000
New hemp powder COGS	35,000	70,000	105,000	140,000
Sales & Marketing	35,000	70,000	105,000	140,000
Bottling /capsuling equipment	30,000	60,000	90,000	120,000
Decortication / Pulp machine	0	128,000	137,000	202,000
Advertising and Marketing campaign	27,000	35,000	40,000	60,000
Miscellaneous & Contingency	50,000	50,000	50,000	50,000

TOTAL	750,000	1,500,000	2,250,000	3,000,000

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

DESCRIPTION OF BUSINESS

Description of business, principal products, services and their markets

Acacia Diversified Holdings, Inc. (“we”, “us”, the “Company”, or the “Parent Company”) was incorporated in Texas on October 1, 1984 as Gibbs Construction, Inc. (“Gibbs”). The Company changed its name from Gibbs Construction, Inc. to Acacia Automotive, Inc. effective February 20, 2007. On October 18, 2012, the Company changed its name from Acacia Automotive, Inc. to Acacia Diversified Holdings, Inc. in an effort to exemplify the Company’s desire to expand into alternative industries as well as more diversified service and product offerings.

On January 15, 2016, the Company acquired the assets of the MariJ Group of companies that included MariJ Agricultural, JR Cannabis Industries, LLC and Canna-Cures Research & Development Center, LLC.  The transaction had an effective date of January 4, 2016. On January 19, 2016 the Company filed a Current Report on Form 8-K announcing the acquisition. The Company subsequently filed expanded and updated information relating to that acquisition on its Amended Current Report on Form 8-K/A on April 25, 2016.  That document is available for viewing on the Company’s website at http://www.acacia.bz/sec/sec.htm and on the SEC website at:

https://www.sec.gov/Archives/edgar/data/1001463/000118518516004336/0001185185-16-004336-index.htm

In 2016, following the acquisition, the Company formed two new subsidiaries to conduct its new medical hemp business activities, being MariJ Pharmaceuticals, Inc. (“MariJ Pharma”) and Canna-Cures Research & Development Center, Inc. (“Canna-Cures”). In 2017, the Company formed a new subsidiary Eufloria Medical of Tennessee, Inc. (“EMT”) to conduct its retail business in the state of Tennessee. In July 2018, the Company announced the completion of its acquisition of Medahub Operations Group, Inc. and Medahub, Inc., technology companies (“Medahub”), complete with a current compounding pharmacy license in Florida.

MariJ Pharmaceuticals, Inc.

MariJ Pharma has a proprietary mobile CO2, supercritical hemp oil extraction unit which was USDA certified Organic on September 28th, 2016, by OneCert, under the US National Organic Program; 7 CFR PART 205. MariJ Pharma extracts and processes very high quality, high-cannabinoid profile content medical grade hemp oils from medicinal hemp plants.  MariJ specializes in organic strains of the plant where available, setting itself apart from the general producers of non-organic products.

During 2018, the Company performed its extraction activity in the state of North Carolina where its activities are deemed legal under the laws of such state.

Canna-Cures Research & Development Center, Inc.

Canna-Cures engaged in research and development activities as well as retail and wholesale distribution of medicinal hemp products and dietary supplements in Colorado until it closed operations in July 2017.  As a part of its R&D efforts, Canna-Cures sought to align itself with institutions of higher learning in working to develop new products and to identify and develop additional uses for its medicinal hemp products.

Canna-Cures launched its first research and development center in Colorado. In conjunction with that opening, Canna-Cures officially launched the Dahlia’s Botanicals Endocannabinoid Nutraceuticals product line.  A portion of the proceeds from our Dahlia’s Botanicals line are awarded to the Canna Moms 501(c)(3) organization in support of its continuing public education and awareness campaign.

Eufloria Medical of Tennessee, Inc.

In July 2018, the Company announced that its wholly-owned subsidiary, Eufloria Medical of Tennessee, Inc. (“EMT”), an entity focused on the growing and distribution of new and proprietary medicinal hemp products for patients. EMT intends to utilize MariJ Pharma's USDA certified organic mobile processing and handling solutions for its customers, and technology solutions for the expanding physician market, has leased a 14-acre farm with 32,000 square feet of indoor growing area in southern Tennessee.  EMT also acquired an option to purchase the farm upon favorable terms, which option, EMT intends to exercise as soon as possible.  During 2018, EMT completed excavation and other cleanup activities and developed the farm into its first grow facility, allowing for improved efficiencies through growing, processing and manufacturing the Company’s own product line and building sales through dedicated distributors.  The Company will grow its own plant material, process that plant material through another wholly owned subsidiary, MariJ Pharmaceuticals, Inc. (“MariJ”) and manufacture consumer products with the “EUFLORIA” branding for the dedicated distribution channels.

EMT also commenced its retail and wholesale distribution of medicinal hemp products and dietary supplements in Tennessee. In addition to our current extraction operations, the Company has been invited to be part of the hemp pilot program in Tennessee. This program provides the Company the license to grow, manufacture, and dispense USDA organic hemp oil in Tennessee and represents the first step in moving its operations to the east coast of the United States. The Company plans on participating in this pilot program through this new, wholly-owned subsidiary.

Medahub, Inc.

In July 2018, the Company announced the completion of its acquisition of Medahub Operations Group, Inc. and Medahub, Inc., technology companies (“Medahub”), complete with a current compounding pharmacy license in Florida. The Medahub acquisition allows the Company to be fully HIPAA compliant and cloud based on an HL7 platform. The Company can now offer licensing agreements for other hemp companies wanting to be HIPAA compliant from left to right or seed to sale and Doctor to Patient. The Company is continuing to develop the capabilities of this technology ahead of marketing this platform to users.

Distribution methods of the products and services

MariJ Pharma extracts and processes a very high quality, high-cannabinoid profile content medical grade hemp oils from medicinal hemp plants in its propriety mobile CO2, supercritical hemp oil extraction unit which was USDA certified Organic on September 28th, 2016, by OneCert, under the US National Organic Program; 7 CFR PART205. The finished product is then delivered to its customers.

EMT plans to sell medicinal hemp products and dietary supplements primarily through its retail dispensaries in Tennessee and through a dedicated distribution model.

Status of any publicly announced new products or services

During 2018, the Company acquired Medahub to develop its proprietary GeoTrackingTechnology that is fully compliant with the Health Insurance Portability and Accountability standard (“HIPAA”) utilizing its “plant to patient” solution. This GeoTraking Technology is designed to provide a full-channel patient care tracking system that is fully compliant under today’s strict HIPAA regulations that require privacy and security of the patient’s information. Beginning with RFID labeling and tracking of every single seed employed in the grow program and continuing through the sale of medicinal products in a sophisticated retail Point of Sale delivery system.

The Company also plans to enter into research and development projects with institutions of higher learning in efforts to:  (i) develop new and better strains of medical hemp related products for dispensing as medications, nutraceuticals, cosmeceuticals, and potential dietary supplements; and (ii) provide private label packaging services; and (iii) sell additional medical hemp oils, oil-infused products, and other merchandise through its web-based portal or retail dispensaries planned for that purpose; and (iv) sell cosmeceutical and nutraceutical products and dietary supplements containing its high-quality hemp oil extracts.

The Company currently does not have sufficient working capital to pursue our business plan in its entirety as described herein. Our ability to implement our business plan will depend on our ability to obtain sufficient working capital and to fund our operations. No assurance can be given that we will be able to obtain additional capital, or, if available, that such capital will be available at terms acceptable to us, or that we will be able to generate profit from operations, or if profits are generated, that they will be sufficient to carry out our business plans, or that the plans will not be modified.

Competitive business conditions and the Company’s competitive position in the industry and methods of competition

Any industry served by the Company is likely to be highly competitive across the entire United States and the rest of the world. In particular, the hemp industry, being the impetus of all the Company’s attention at this juncture, is very highly competitive and has drawn thousands of competing entities.  While the Company believes its technology, programs, and plans place it in a posture to compete at the highest levels, the sheer numbers of competitors must be recognized. The Company has elected to devote the majority of its efforts on production and sales of its products and services within the continental United States but may institute operations in diverse countries.  Even so, the Company must be considered as currently competing with other companies in diverse countries that can potentially produce and sell competitive products at lower prices.  While the Company believes that there are other hurdles for those foreign entities to overcome, including the high cost of international shipping to U.S. buyers, we believe that they nonetheless can compete with us in our markets.  We will potentially compete with a variety of companies, both domestic and international, and as such will be subject to various levels of competition.

There is no assurance the Company will be able to adhere to its plans or to engage in any acquisitions or mergers.  The Company will consider potential opportunities to buy, sell or distribute its products in other countries.

Sources and availability of raw materials and the names of principal suppliers

One of the ingredients used in the extraction process is carbon dioxide. MariJ Pharma depends on a supplier to supply high quality carbon dioxide. This supplier produces the highest quality carbon dioxide for the medicinal hemp industry. If MariJ Pharma was not able to obtain carbon dioxide from this supplier, it would need to look to other suppliers to supply this critical ingredient. However, the quality of the ingredient would suffer and the Company may not be able to obtain it at reasonable cost. At the present time, the Company is not anticipating a disruption of service by this supplier, whose identity we choose to keep confidential.

Dependence on one or a few major customers

During the year ended December 31, 2018, the Company’s revenues were concentrated on two customers, WNC Hemp and CFH, Inc., who accounted for approximately 59% and 21%, of the total consolidated revenues, respectively.

During the year ended December 31, 2017, the Company’s revenues were concentrated on three customers, CBD Rx, Precision Cultivation, Inc. and Blue Circle Development, Inc., who accounted for approximately 33%, 28% and 32%, of the total consolidated revenues, respectively.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration

The Company currently has patents pending, trademarks pending, and no franchises, concessions, royalty agreements or labor contracts. The Company intends to acquire, through its MariJ Pharma subsidiary, portions or complete ownership of licenses and grow operations in one or more states and is seeking to cultivate, organically extract and process its medicinal hemp crops year around in indoor facilities.  The acquisition of these licenses is anticipated to provide the Company with the opportunity to compound medicinal products using mixtures of high cannabinoid profile oils that have very little hallucinogenic properties but have significantly improved medicinal properties.

Effect of existing or probable governmental regulations on the business

Congress voted in December 2018 to legalize the cultivation of hemp in the United States, after months of debate and negotiation between lawmakers. Hemp legalization was tucked into the 2018 farm bill, a massive piece of legislation that also addresses issues such as nutrition, conservation, trade, energy and forestry. The bill received strong bipartisan support, and the President signed it into law.

Now that hemp is legal, there are all kinds of implications for farmers, researchers and consumers. For decades, the federal government has treated hemp just like any other cannabis plant. Since 1970, it had been classified as a schedule 1 drug on the Drug Enforcement Administration's list of controlled substances, alongside heroin, LSD and marijuana. The DEA defines schedule 1 drugs as having no currently accepted medical use and a high potential for abuse. The new bill takes hemp off that list. The schedule 1 designation made universities reluctant to get involved in hemp research. With hemp being legalized now, those restrictions and hesitations about legal jeopardy have been removed.

The Company, through its new subsidiaries, will operate in the medical hemp sector.  In order to help our shareholders better understand the products we intend to employ in our business plans, we have provided certain explanations and definitions below.

The Company will initially extract and process a derivative of the hemp plant known as CBD oil. CBD is one of dozens of compounds found in hemp plants that belong to a class called cannabinoids. Of these compounds, CBD, CBG, CBN, CBC and THC are usually present in the highest concentrations and have the most common practical applications in the medical field.  The Company’s subsidiaries currently give most attention to high-CBD/low-THC products.  Marijuana, unlike most modern-day medicine, contains a wide range of chemical compounds. Scientists have identified to date, over 114 unique molecules in hemp known as cannabinoids, which include THC and CBD. Many other non-cannabinoid compounds are produced by the plant, but these are the compounds that are most addressed as having a use by the medical community.

Terpenes, the molecules responsible for marijuana’s smell, among other things, have been shown to block some cannabinoid receptor sites in the brain while promoting cannabinoid binding in others. As a result, terpenes are believed to affect many aspects of how the brain takes in THC or CBD, while offering various therapeutic benefits of their own. In fact, while THC has gotten most of the attention, studies suggest many of the compounds in marijuana work together to produce a synergy of effects. This is known as the “entourage effect.”

CBD and THC levels tend to vary between different strains and varieties of hemp.  By using selective breeding techniques, certain growers have managed to create varieties with high levels of CBD, CBG and THCA, being the varieties currently employed for oil production by the Company’s MariJ Pharmaceuticals subsidiary.  That subsidiary also specialized in extracting oil from certified organic plants, rather than the standard non-organic varieties.

Unlike THC; CBD, CBG, CBC, and CBN do not cause a high or hallucinogenic effect. The reason why CBD is non-psychoactive is due to its lack of affinity for CB1 receptors, such as are found in high concentrations in the brain, and which become the channels through which THC is able to port its psychoactive effects.

Like most other companies in this industry, we are subject to various business regulations, permits and licenses. The Company, through its new subsidiaries, has entered a new business realm that may entail considerably more regulation than its previous endeavors. The Company believes that it has complied with appropriate state requirements for operations and believes it has obtained all permits necessary to function under the current state regulations where we have business operations.

Despite the passage of the Farm Bill, inherent risks continue to exist in this industry as a result of the determination by many nationally chartered banks. As such, some businesses maintain large sums of cash on hand, and meeting payrolls and accounts payable obligations with cash rather than checks.  As a result, those businesses are placed at high risk of internal and external theft and crimes relating to the lack of controls and security afforded by transactional banking.  The Company is currently utilizing various financial institutions for its deposit needs, but this still creates risks when the proceeds at diverse production locations, often themselves in cash due to the same issues, cannot be deposited in nearby accessible depositories.  The Company has an armored vehicle for use in the transport of cash and hemp products but believes those risks will not be minimized until national depository institutions allow hemp-related businesses to utilize their facilities.

Estimate of the amount of money spent during each of the last two fiscal years on research and development

The Company spent a de-minimus amount on research and development during its last two fiscal years.

Costs and effects of compliance with environmental laws

The hemp industry, just like other industries, impacts our environment. Environmental laws relating to water rights, energy consumption, pollution, and overall carbon footprint all can and do impact the hemp industry.

While some areas of environmental law focus on the protection of the environment, others are designed to control human use of natural resources by setting up a system of environmental approvals. Environmental laws cover topics such as chemicals and pesticides, climate change and energy, coastal, marine and fisheries management, farming and private land management, forestry, clearing vegetation, trees, marine, pollution, water, just to name a few. Given all the facets of both indoor, outdoor, and greenhouse cultivation, in addition to chemical-intensive extractions and infusions of hemp oil products, it is easy to see why environmental laws are coming into play in the cannabis industry.

One of the most common environmental law issues for the hemp industry is waste management. Most states that legalize some form of hemp consumption strictly dictate the disposition and storage of the hemp by-products, as well as the types of pesticides, soil amendments, and fertilizers that can be safely applied to cannabis crops.

However, fewer states have enacted laws dealing with the industry’s impact on water and air quality, but the industry is certainly under more scrutiny. In certain states, producers and processors must pay a fee to their local or state government and submit an application for a permit, provide information on odor control equipment for producing, growing, or processing and solvent usage information for each type.

Energy consumption by hemp growers is also becoming an important issue. The significant use of electricity in indoor hemp production has caused concerns for the carbon-footprint of its production. States may pass legislatures to regulate energy consumption by passing the cost of such effects and consumption onto the hemp industry by instituting licensing and permitting fees.

Outdoor growers are not completely free of environmental concerns. They are also facing pressure under environmental laws because outdoor growing has led to deforestation, loss of wildlife, and erosion, and it often requires large amounts of water and pesticides.

Number of total employees and number of full-time employees

As of December 31, 2019, the Company had a total of eight employees, six of which are full time.

DESCRIPTION OF PROPERTY

At January 1, 2020, the Company does not currently own any real properties. The Company rents its administrative office in Clearwater, Florida on a month to month basis, has a two-year lease on its retail space in Nashville, Tennessee and lease property for its growing facility in Pulaski, Tennessee.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Information

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 that involve known and unknown risks, significant uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, or implied, by those forward-looking statements.  You can identify forward-looking statements by the use of the words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “may”, “will”, “should”, “could”, “predicts”, “potential”, “proposed”, or “continue” or the negative of those terms.  These statements are only predictions. In evaluating these statements, you should consider various factors which may cause our actual results to differ materially from any forward-looking statements.  Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements due to numerous factors, including, but not limited to, availability of financing for operations, successful performance of operations, impact of competition and other risks detailed below as well as those discussed elsewhere in this Offering Circular and from time to time in the Company’s Securities and Exchange Commission filings and reports.  In addition, general economic and market conditions and growth rates could affect such statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

General

These unaudited interim consolidated financial statements should be read in conjunction with the annual financial statements for the Company most recently completed fiscal year ended December 31, 2018. These unaudited interim consolidated financial statements do not include all disclosures required in annual financial statements, but rather are prepared in accordance with recommendations for interim financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These unaudited interim consolidated financial statements have been prepared using the same accounting policies and methods as those used by the Company in the annual audited financial statements for the year ended December 31, 2018.

Discussion on the Company’s Operations and Recent Event

MariJ Pharmaceuticals, Inc.  ("MariJ Pharma")

MariJ Pharma engages in the extraction and processing of very high quality, high-CBD/low-THC content medical grade hemp oils from medical hemp plants.  MariJ Pharma specializes in utilizing organic strains of the hemp plant, setting itself apart from the general producers of non-organic products.  In addition, MariJ Pharma has the technical expertise and capability to process and formulate the oils and to employ them in its compounding operations.  MariJ Pharma will seek to become engaged as owner or co-owner of a grow facility such as to produce its own plants for processing. The Company intends to acquire, through its MariJ Pharma subsidiary, portions or complete ownership of licenses and grow operations in one or more states and seeks to cultivate, organically extract and process its medicinal hemp crops year around in indoor facilities.  The acquisition of these licenses is anticipated to provide the Company with the opportunity to compound medicinal products using mixtures of high cannabinoid profile oils that have very little hallucinogenic properties but have significantly improved medicinal properties. This GeoTraking Technology is designed to provide a full-channel patient care tracking system that is fully compliant under today’s strict HIPAA regulations that require privacy and security of the patient’s information. Beginning with RFID labeling and tracking of every single seed employed in the grow program and continuing through the sale of medicinal products in a sophisticated retail Point of Sale delivery system.

MariJ Pharma’s revenues are anticipated to be generated primarily from several activities, including but not limited to the following:

a.

Hemp oil extraction and processing. MariJ Pharma has a unique mobile hemp oil processing and extraction unit designed into a heavy-duty trucks.  That unit has already begun performing extractions and processing of medical hemp oils at various sites and is currently developing additional contracts for services.

b.	Wholesale sale of raw and processed medical hemp oils.

c.

Compounding and manufacturing.  MariJ Pharma has begun construction of a mobile laboratory and testing unit, also on a heavy-duty truck chassis, intended to address the growing demand for these services in the medical cannabis industry.

d.	Licensing and support of the Company’s GeoTraking Technology systems
e.	Processing and compounding services for medical grade hemp oils

On September 28, 2016, MariJ Pharmaceuticals, Inc. received an Organic Certification under the U.S. National Organic Program (7 CFR Part 205) for its proprietary CO2 mobile oil extraction process and handling from OneCert, Inc., the issuing authority for that certification. As such, MariJ is now authorized to process directly for certified organic farms and is able to produce certified organic oils.

The Company is preparing to seek additional investments and financing to pay the costs of building its second mobile oil extraction and processing unit, to finance final construction of its mobile compounding and manufacturing unit for the same industry, and to complete the roll-out of its GeoTraking Technology system. There can be no assurance the Company will be successful in its plans to generate the required capital.

Canna-Cures Research and Development Center, Inc.  ("Canna-Cures")

The Company acquired the assets and the business of Canna-Cures Research & Development Center, LLC, a Florida limited liability company, on January 15, 2016.  The Company utilizes this subsidiary to engage in research and development activities as well as retail and wholesale distribution of medicinal hemp products and dietary supplements in the state of Colorado, depending upon our ability to comply in each instance with FDA rules and other regulations.  Canna-Cures closed its retail operations in 2017 and began to focus its efforts in its development activities in Tennessee.

Eufloria Medical of Tennessee, Inc.  ("EMT")

In addition to our current extraction operations, the Company has been invited to be part of the hemp pilot program in Tennessee. This program provides the Company the license to grow, manufacture, and dispense USDA organic hemp oil in Tennessee and represents the first step in moving its operations to the east coast of the United States. The Company plans on participating in this pilot program through this new, wholly-owned subsidiary.

In July 2018, the Company announced that its wholly-owned subsidiary, Eufloria Medical of Tennessee, Inc. (“EMT”), an entity focused on the growing and distribution of new and proprietary medicinal hemp products for patients. EMT intends to utilize MariJ Pharma's USDA certified organic mobile processing and handling solutions for its customers, and technology solutions for the expanding physician market, has leased a 14-acre farm with 32,000 square feet of indoor growing area in southern Tennessee.  EMT also acquired an option to purchase the farm upon favorable terms, which option, EMT intends to exercise as soon as possible.  The farm will provide the Company’s first grow facility, allowing for improved efficiencies through growing, processing and manufacturing the Company’s own product line and building sales through dedicated distributors.  The Company will grow its own plant material, process that plant material through another wholly owned subsidiary, MariJ Pharmaceuticals, Inc. (“MariJ”) and manufacture consumer products with the “EUFLORIA” branding for the dedicated distribution channels.

EMT will seek to align itself with institutions of higher learning in working to develop new products and to identify and develop additional uses for its medical hemp products. It is anticipated that EMT could generate revenues from the following activities:

1)

EMT will seek to enter into product development projects with institutions of higher learning in efforts to develop new and better strains of medical hemp related products for dispensing as medications, nutraceuticals, cosmeceuticals, and probably dietary supplements.  EMT anticipates participating in state and federal grants in conjunction with one or more universities as a means to defray part of its costs in these efforts.

2)

Private label packaging services - the Company has obtained a majority of the equipment required to engage in the business of packaging and labeling of medical hemp oils, oil-infused products, and related items.

3)

Retail sales of medical hemp oils, oil-infused products, and other merchandise through its web-based portal or retail dispensaries planned for that purpose.  These activities are dependent in large part upon meeting FDA regulations and criteria relating to the sale and distribution of hemp-infused products, and the Company is currently in the process of determining the status of those criteria.

4)	Retail and wholesale sales of cosmeceutical and nutraceutical products and dietary supplements containing its high-quality hemp oil extracts, subject to compliance with FDA and other regulations.
5)	Growing high quality hemp plants and extracting oil for sale or for manufacturing of oil-infused products.

The Company will require additional capital to execute these plans and there can be no assurance that the Company will be successful in its plans to generate that capital.

Medahub, Inc. (“Medahub”)

In July 2018, the Company announced the completion of its acquisition of Medahub Operations Group, Inc. and Medahub, Inc., technology companies (“Medahub”), complete with a current compounding pharmacy license in Florida. The Medahub acquisition allows the Company to be fully HIPAA compliant and cloud based on an HL7 platform. The Company can now offer licensing agreements for other cannabis companies wanting to be HIPAA compliant from left to right or seed to sale and Doctor to Patient. The Company is continuing to develop the capabilities of this technology ahead of marketing this platform to users.

Operating results for the three months ended September 30, 2019 and 2018:

For the three months ended September 30, 2019, the Company generated revenues of $97,927 from operations, compared to $29,931 for the three months ended September 30, 2018, an increase of $67,996 or 227%. The increase in revenues was due to having more extraction contracts in the current period.

For the three months ended September 30, 2019, costs of goods sold was $128,485, compared to $67,462 for the three months ended September 30, 2018, an increase of $61,023, or 90%. Costs of goods sold was higher during the three months ended September 30, 2019 primarily due to incurring more technician hours and paying bonuses to serve the increased number of extraction contracts.

As a result of the changes in revenues and costs of goods sold discussed above, the Company’s gross loss decreased from a loss of $37,531, or (125%) of revenue for the three months ended September 30, 2018 to a loss of $30,558, or (31%) of revenue for the three months ended September 30, 2019. The decrease in gross loss is primarily due to gross profit earned on our extraction contracts, due to increase in volume, offset by losses incurred in our retail and farm operations.

For the three months ended September 30, 2019, selling, general and administrative expenses were $254,426, compared to $344,485 during the three months ended September 30, 2018, a decrease of $90,059, or 26%. The decrease in these expenses is primarily attributable to an increase in salaries and wages, increase in professional fees incurred in our compliance effort and towards investor relations. In addition, our subsidiary incurred $128,000 of expenses in the three months ending September 30, 2018 as a result of being acquired by the Company. Medahub did not incur any expense in the three months ending September 30, 2019.

During the three months ended September 30, 2019, the Company incurred interest expense of $31,498, compared to $30,294 for the three months ended September 30, 2018, an increase of $1,204, or 4%. Interest expense remained consistent because the Company had comparable amounts of convertible notes and notes payable to related party outstanding during both periods. During the three months ended September 30, 2019 and 2018, interest expense was primarily related to the notes payable to related party and on convertible notes payable.

During the three months ended September 30, 2019, the Company recognized $257,773 of derivative expense, compared to $155,126 derivative expense for the three months ended September 30, 2018, an increase of $102,647, or 66%. There were three convertible notes payable with variable conversion feature that gave rise to derivative liability during the three months ended September 30, 2019 compared to only one convertible note payable with variable conversion feature outstanding during the three months ended September 30, 2018.

As a result of the changes in revenues, costs and expenses, the Company incurred a net loss of $581,506 for the three months ended September 30, 2019, compared to a net loss of $560,436 for the three months ended September 30, 2018, an increase of $21,070, or 4%.

The future trends of all expenses are expected to be primarily driven by the Company’s ability to execute its business plans and the future outcome of its application to obtain operating licenses in other states. As the industry grows, additional expenses are anticipated to be incurred in complying with various state and federal regulatory requirements. The Company’s ability to continue to fund operating expenses will depend on its ability to raise additional capital. There can be no assurance that the Company will be successful in doing so.

Operating results for the nine months ended September 30, 2019 and 2018:

For the nine months ended September 30, 2019, the Company generated revenues of $402,156 from operations, compared to $134,516 for the nine months ended September 30, 2018, an increase of $267,640, or 199%.  The increase in revenues was due to having more extraction contracts.

For the nine months ended September 30, 2019, costs of goods sold was $383,025, compared to $169,463 for the nine months ended September 30, 2018, an increase of $213,562, or 126%. Costs of goods sold was higher during the nine months ended September 30, 2019 primarily due to incurring more technician hours and paying bonuses to serve the increased number of extraction contracts.

As a result of the changes in revenues and costs of goods sold discussed above, the Company’s gross profit increased from a loss of $34,947, or (26%) of revenues, for the nine months ended September 30, 2018 to a gross profit of $19,131, or 5% of revenues, for the nine months ended September 30, 2019. The increase in gross profit is primarily due to higher volume of our extraction contracts, despite lower margin, to offset the loss incurred in our retail and farm operations.

For the nine months ended September 30, 2019, selling, general and administrative expenses were $779,166, compared to $1,278,979 during the nine months ended September 30, 2018, a decrease of $499,813, or 39%. The decrease in these expenses is primarily attributable to a decrease in stock based compensation to consultants in the current period, no expenses incurred by our subsidiary Medahub in the current period, offset by increase in compensation expense related to our farm operations, increase in farm operation expenses and administrative salaries.

During the nine months ended September 30, 2019, the Company incurred interest expense of $83,060, compared to $56,307 for the nine months ended September 30, 2018. During the nine months ended September 30, 2019, the Company accrued interest on its notes payable to related party as well as interest incurred on its four outstanding convertible notes payable. During the nine months ended September 30, 2018, the Company incurred interest expense on its notes payable to related party as well as interest incurred on one outstanding convertible note payable.

As a result of the changes in revenues, costs and expenses, the Company incurred a net loss of $1,289,445 for the nine months ended September 30, 2019, compared to a net loss of $1,523,721 for the nine months ended September 30, 2018.

The future trends of all expenses are expected to be primarily driven by the Company’s ability to execute its business plans and the future outcome of its application to obtain operating licenses in other states. As the cannabis industry grows, additional expenses are anticipated to be incurred in complying with various state and federal regulatory requirements. The Company’s ability to continue to fund operating expenses will depend on its ability to raise additional capital. There can be no assurance that the Company will be successful in doing so.

Liquidity and Capital Resources

The Company’s cash position at September 30, 2019 increased by $22,917 to $74,714, as compared to a balance of $51,797, as of December 31, 2018. The net increase in cash for the nine months ended September 30, 2019 was attributable to cash provided by financing activities through issuance of common stock, convertible notes payable and notes payable to a related party. The cash raised was used as working capital and to invest in purchase of property and equipment.

As of September 30, 2019, the Company had negative working capital of $1,215,769 compared to negative working capital of $1,198,806, at December 31, 2018, a decrease of $16,962, attributable primarily to a decrease in accounts receivable, a decrease in its outstanding amounts of notes payable and accrued interest due to related party and outstanding amount of convertible notes payable, offset by the recognition of lease liabilities related to its right-of-use finance and operating leases.

Net cash used in operating activities of $212,020 during the nine months ended September 30, 2019, was lower compared to the prior period of $332,091, primarily due to decrease in operating expenses during the current period.

Net cash used by investing activities was $43,502 for the nine months ended September 30, 2019, compared to $23,322 of cash used by investing activities for the nine months ended September 30, 2018. This is primarily attributable to acquiring certain equipment and construction of greenhouses at the Company's farm in Tennessee, whereas prior period's investing activities was offset by proceeds from sale of equipment.

Net cash provided by financing activities of $278,439 during the nine months ended September 30, 2019 increased by $99,435 compared to $377,874 during the nine months ended September 30, 2018. In the current period, the Company was able to better generate cash flows from collecting on its accounts receivable than in the past, therefore, it did not heavily rely on generating cash flows from financing through issuance of common stock to investors, issuance of convertible notes payable and issuance of notes payable to a related party as it did in the prior period.

During the nine months ended September 30, 2019, the Company issued shares of its common stock to settle $208,150 of principle and accrued interest of its convertible notes payable and the related derivative liability of $269,270. It also issued common stock to settle accrued expenses owed to a related party in the amount of $8,000 and to settle notes payable and accrued interest due to a related party in the amount of $122,984. It also acquired a finance lease by assuming a lease liability in the amount of $182,041. In addition, it acquired an operating lease by assuming a lease liability in the amount of $29,655. During the nine months ended September 30, 2018, the Company issued shares valued at $17,649 to settle a related party liability and acquired equipment by assuming long-term debt of $21,794. It also issued common stock to settle accrued expenses owed to a related party in the amount of $446,625.

As reported in the accompanying consolidated financial statements, for the nine months ended September 30, 2019 and 2018, the Company incurred net losses of $1,289,445 and $1,523,721, respectively. The Company did not produce sufficient revenues in the periods presented to cover its operating expenses and has sustained operating losses since inception. The Company’s ability to continue as a going concern is dependent upon its ability to raise additional capital, successfully generate cash flows from its operations in Tennessee and achieve a level of profitability. Until recently where the Company obtained working capital from convertible notes financing and equity purchase agreement with an outside investor, the Company has financed its activities principally from working capital advances from related parties and issuing notes payable to its CEO. It intends to finance its future operating activities and its working capital needs largely from proceeds from the sale of equity securities, if any, combined with additional funding from its CEO. The sale of equity and convertible notes financing agreements may result in dilution to stockholders and those securities may have rights senior to those of common shares. If the Company raises additional funds through the issuance of convertible notes or other debt financing, these activities or other debt could contain covenants that would restrict the Company’s operations. Any other third-party funding arrangements could require the Company to relinquish valuable rights. The Company will require additional capital beyond its currently anticipated needs. Additional capital, if available, may not be available on reasonable terms or at all.

The Company has not generated significant revenue to date and will not generate significant revenue in the foreseeable future. The Company expects to continue to incur operating losses as it proceeds with its pursuit of operating licenses in various states. The future trends of all expenses are expected to be primarily driven by the Company’s ability to execute its business plans and the future outcome of its application to obtain operating licenses in other states. As the industry grows, additional expenses are anticipated to be incurred in complying with various regulatory requirements. The Company’s ability to continue to fund operating expenses will depend on its ability to raise additional capital. There can be no assurance that the Company will be successful in doing so.

Financial Condition

The Company’s total assets at September 30, 2019 and December 31, 2018 were $760,919 and $696,895, respectively, an increase of $64,024, or 9%. Total liabilities at September 30, 2019 and December 31, 2018 were $1,964,858 and $1,649,675, respectively, an increase of $315,182, or 19%. The significant change in the Company’s financial condition is attributable to (i) acquiring a finance lease and an operating lease by assuming the corresponding lease liabilities, offset by (ii) better collection on its accounts receivable. In addition, although the related party note holder and the convertible note holder both converted their notes into the Company's common stock, the Company also issued an additional convertible note that gave rise to additional derivative liability during the nine months ended September 30, 2019. As a result of these transactions, the Company’s cash position increased from $51,797 to $74,714 during the nine months ended September 30, 2019.

Discussion Regarding the Company’s Consolidated Operating Results For the Period Ended December 31, 2018

The results of operations are based on preparation of financial statements in conformity with accounting principles generally accepted in the United States of America.  The preparation of financial statements requires management to select accounting policies for critical accounting areas as well as estimates and assumptions that affect the amounts reported in the financial statements.  The Company’s accounting policies are more fully described in Note 3 to the Consolidated Financial Statements.

During the year ended December 31, 2018, we generated $415,051 of revenue compared to $478,231, a decrease of $63,180 or 13%. The decrease is primarily as a result of having fewer contracts for extraction services in 2018. In 2017, revenue was higher as a result of more aggressive advertising and marketing effort which enabled us to obtain additional contracts for extraction services. Costs of goods sold increased by $34,967, or 14%, from $241,343 to $276,310, primarily due to increase in extraction costs, including costs of the extraction technicians and depreciation on extraction equipment. As a result, gross profit decreased by $98,147 or 41% from $236,888 to $138,741.

During the year ended December 31, 2018, our selling, general and administrative expenses decreased by $76,340 or 5% from $1,634,885 to $1,558,545. Employee compensation expenses decreased primarily due to the closing of our retail store in Colorado in the summer of 2017 and a reduction of commission paid to extraction technicians in 2018. This decrease is offset by the increase in general and administrative expenses. The increase in general and administrative expenses is primarily due to the planning and opening our retail and grow operations in Tennessee in 2018. We incurred significant travel expense and growing and retail facilities expense as a result of operating in Tennessee.

As a result of the above, operating losses increased by $21,807 or 2% from $1,397,997 to $1,419,804 during the year ended December 31, 2018.

The Company’s other expenses were $292,898 during the year ended December 31, 2018. This is primarily due to non-cash derivative expense from issuances of convertible notes payable and the related amortization of debt issuance costs. The Company’s other expenses were $435,731 during the year ended December 31, 2017. This is primarily due to cash and non-cash interest expense incurred on note payable with related party and on convertible note and amortization of debt issuance costs. Decrease in other expenses was $142,833, or 33% during the year ended December 31, 2018.

As a result of the above, our consolidated net loss for the year ended December 31, 2018 amounted to $1,712,703 compared to a consolidated net loss of $1,833,728 for the year ended December 31, 2017, an decrease of $121,025 or 7%.

Total Assets.  Total assets at December 31, 2018 and December 31, 2017 were $ 696,895 and $606,800, respectively.  Total assets consist of current assets of $239,132 and $119,528, respectively, net property and equipment of $453,562 and $483,931, respectively, and deposits of $4,201 and $3,341, respectively. Total assets increased by $90,095, or 15% primarily due to an increase in accounts receivable of $113,150 or 496% due to meeting the revenue recognition criteria for an extraction contract completed towards the end of 2018. Management provided an allowance for doubtful accounts in the amount of $25,000 as an estimated reserve.

Total Liabilities.  Total liabilities at December 31, 2018 and 2017 were $1,649,675 and $1,092,168, respectively. Total liabilities increased $557,507, or 51%. The increase is primarily attributable to the followings. Accounts payable and accrued expenses decreased by $151,033, from $440,838 to $289,805, or 34% primarily represents settlement of accrued salary, bonus and expenses through issuance of the Company's common stock to the Company's CEO, offset by an increase in accounts payable to our vendors due to increase in operating activities in Tennessee. In addition, the Company also issued notes payable to its CEO to obtain working capital. The Company also entered into two convertible notes agreement with an unrelated entity to obtain working capital. As a result of the variable conversion features in these convertible notes, the Company incurred additional derivative liability.

Liquidity and Capital Resources

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. For the year ended December 31, 2018, we had a net loss of $1,712,703. In light of the continued net losses, our ability to continue as a going concern is dependent upon our ability to begin operations and to achieve a level of profitability. We intend on financing our future development activities and our working capital needs largely from the sale of its common stock with some additional funding from related parties until such time that funds provided by operations are sufficient to fund working capital requirements. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should we become unable to continue as a going concern.

As previously mentioned, since inception, we have financed our operations largely from the sale of common stock, notes payable and advances from our majority stockholder and entering into financing agreements with unrelated parties. During the year ended December 31, 2018, we obtained working capital from issuing notes payable to a related party in the amount of $254,000, entering into convertible notes with an unrelated party and received proceeds of $175,000 and obtained $70,000 of proceeds from sale of our common stock. During the year ended December 31, 2017, we obtained working capital largely from issuing a note payable to a related party in the amount of $537,283.

We have incurred significant net losses and negative cash flows from operations since its inception. As of December 31, 2018, we had an accumulated deficit of $6,666,649.

We anticipate that cash used in product development and operations, especially in the marketing, production and sale of our products, may increase significantly in the future.

We will be dependent upon its existing cash, together with anticipated net proceeds from any sale of common stock and future debt issuances, to finance our planned operations through the next 12 months. Additional capital may not be available when required or on favorable terms. If adequate funds are not available, we may be required to significantly reduce or refocus our operations or to obtain funds through arrangements that may require us to relinquish rights to certain or potential markets, either of which could have a material adverse effect on our business, financial condition and results of operations. To the extent that additional capital is raised through the sale of equity or debt securities, the issuance of such securities would result in ownership dilution to our existing stockholders.

During the year ended December 31, 2018, we used cash from operations of $465,638 compared to $566,271 in 2017, a decrease of $100,633. This is largely attributable to a higher account receivable balance at the end of 2018 and lower accounts payable and accrued expense balances. To generate a positive cash flow, we will have to increase our revenues and decrease expenses.

During the year ended December 31, 2018, we invested $47,109 in the purchase of property and equipment, compared to $11,284 in 2017. Cash investment in property and equipment was higher in current year because we were making improvements to the property and retail space in Tennessee.

During the year ended December 31, 2018, we generated $536,127 from financing activities compared to $562,094 in 2017. In 2018, we obtained working capital from issuing notes payable to a related party in the amount of $254,000, entering into convertible notes with an unrelated party and received proceeds of $175,000 and obtained $70,000 of proceeds from sale of our common stock. In 2017, we obtained working capital largely from issuing note payable to a related party for $405,000 and from issuance of a convertible note to an investor for $79,050 which was paid back in 2017.

As a result of the above, as of December 31, 2018, we had a positive consolidated cash flow of $23,380 for the year compared to a negative consolidated cash flow of $15,461 for the year ended December 31, 2017.

Discussions Regarding Operating Leases and Commitments

As of December 31, 2018, the Company has the following operating lease obligations.

The Company rents administrative space in Clearwater, Florida at $965 per month on a month to month basis and rents retail space in Nashville, Tennessee at $2,500 per month beginning in December 2017 for the first twelve months and at $2,250 per month for the next twelve months.

On May 1, 2016, the Company entered into an employment agreement with its CEO. The term of the employment is through December 31, 2019. The salary for our CEO for the years 2018 and 2017 was $195,000 each year plus annual bonus at 35% of the salary. Any salary and bonus increases must be reviewed and approved by the Company’s board of directors. The agreement provides for a monthly storage and corporate housing allowance of $1,000 for a property owned by the CEO and a monthly automobile allowance of $1,000.

In August 2016, the Company entered into a licensing agreement to use exclusively a brand name for its products for five years. Pursuant to the terms of the agreement, the Company issued 2,000 shares of its restricted common stock to the brand owner and 2,000 shares at the end of each of the next four years. During the years ended December 31, 2018 and 2017 was $1,420 and $3,620, respectively. There remains 6,000 shares to be issued to the brand owner.

In May 2018, the board of directors approved to discontinue payment of the storage and corporate housing allowance of $1,000 per month, retroactively to January 1, 2018. As a result, no expenses related to the storage and corporate housing allowance was recorded during the year ended December 31, 2018. The automobile allowance remains unchanged at $1,000 per month. As such, the Company is committed to an annual expenditures of $12,000 for the year ended December 31, 2019.

In July 2018, the board of directors approved issuance of 85,000 shares of the Company's restricted common stock to the Company's CEO to settle the storage and corporate housing allowance and automobile allowance in the amount of $17,000 accrued through July 2018. As a result, $5,000 and $10,000 remained owed to the Company’s CEO at December 31, 2018 and 2017, respectively.

During the year ended December 31, 2018, expenses related to the automobile allowances totaled $12,000. During the year ended December 31, 2017, expenses related to the housing and automobile allowances totaled $24,000.

Rent expense for the above leases and commitments for the years ended December 31, 2018 and 2017 were approximately $42,040 and $46,200, respectively.

In December 2018, the Company entered into an agreement with a consulting firm for corporate structure and sales support services. The agreement began in January 2019 and will end in March 2019. The terms of the agreement call for compensation of $2,000 per month, 7.5% of the sales the consulting firm brought into the Company as well as payment in the form of stock-based compensation for funds raised. To date, the consulting firm has not brought in any sales to nor raised any funds on behalf of the Company.

The Company’s commitment to these expenditures for the year ending December 31, 2019 are as follow:

Tennessee retail space lease	$30,600
Consulting fee	6,000
CEO automobile allowance	12,000
$48,600

Financing of Planned Expansions and Other Expenditures

We anticipate seeking additional capital through the sale of our equity securities in a private placement offering, but no assurance can be made that we will be able to find willing buyers for such securities. Moreover, as we contemplates selling our securities by way of an exemption from registration, there can be no assurance that we can be able to identify a satisfactory number of suitable buyers to whom we may legally offer such securities, or if we are successful in identifying suitable buyers that we will be successful in raising capital, or if successful in raising capital that we can be successful in implementing any plan for acquisitions or adding or expanding any operations.

We would anticipate using the proceeds from any capital raise to bolster our new operations, pay the costs of adding new equipment and services that could provide revenue streams to meet our expenses, and/or acquire a partial or whole interest in a grow facility.

Going Concern

The Company has not generated profit to date. The Company expects to continue to incur operating losses as it proceeds with its growing and retail operations in Tennessee, extraction and research and development activities and continues to navigate it through the regulatory process. The Company expects general and administrative costs to increase, as the Company adds personnel and other administrative expenses associated with its current efforts. As such, and without substantially increasing revenue or finding new sources of capital, the Company will find it difficult to continue to meet its obligations as they come due.  The Company is still locating new clients for its services and products, and the business is generally seasonal with the second and third quarters of the calendar year being the slowest as a result of it being the “off season” for outside grow of hemp plants.  The Company is currently involved in a capital raise. However, there can be no assurance that the Company will be successful in its efforts to raise capital, or if it were successful in raising capital, that it would be successful in meeting its business plans.  While the services performed by the Company’s MariJ Pharma subsidiary and sales of current inventory supplies, if sold on a seasonally-adjusted basis, are anticipated to be sufficient to meet the Company’s liquidity needs, these factors raise some doubt as to the ability of the Company to continue as a going concern.  Management’s plans include increasing production at the Company’s new MariJ Pharma subsidiary by locating additional extraction contracts, selling its inventories of products, and attempting to raise funds from the public through an equity offering of the Company’s common stock. Management intends to make every effort to identify and develop all these sources of funds, but there can be no assurance that Management’s plans will be successful.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses for all periods presented and has a substantial accumulated deficit. As of December 31, 2018, these factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

Our consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) applied on a consistent basis. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our consolidated financial statements. A complete summary of these policies is included in Note 4 of the notes to our financial statements. We believe that the following accounting policies are those most critical to the judgment and estimates used in preparation of our consolidated financial statements.

INVENTORIES – Inventories are stated at the lower of cost or market.  Cost is determined using the average cost method. The Company’s inventory consists of raw materials and finished goods. Finished goods inventories are separated into two discernible product lines of organic and non-organic products. Cost of inventory includes cost of ingredients, labor, quality control and all other costs incurred to bring our inventories to condition ready to be sold.

DEFERRED FARM EXPENSE - The Company's subsidiary EMT grows hemp plants in both its indoor and outdoor facility. In accordance with Accounting Standards Codification 905 - Agriculture, all direct and indirect costs of growing the plants are accumulated until the time of harvest. Crop costs such as soil preparation incurred before planting are deferred and allocated to the growing crop.

PROPERTY AND EQUIPMENT – Property and equipment are stated at cost less accumulated depreciation.  Major renewals and improvements are capitalized, while minor replacements, maintenance and repairs are charged to current operations.  Depreciation is computed by applying the straight-line method over the estimated useful lives, which are generally two to seven years.

IMPAIRMENT OF LONG-LIVED ASSETS – In accordance with Accounting Standards Codification 360-10-05 - Impairment or Disposal of Long-Lived Assets, long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment at least annually or whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  The Company did not recognize any impairment losses for any periods presented.

DEBT ISSUANCE COSTS - The Company follows Accounting Standard Update 2015-03 – Simplifying the Presentation of Debt Issuance Costs, which requires direct costs associated with the issuance of convertible note to be presented in the balance sheet as a direct reduction from the carrying value of the associated debt liability. These costs are amortized into interest expense over the contractual term of the note or a shorter amortization period when deemed appropriate. The Company amortizes debt issuance costs for its convertible note immediately upon issuance since the note is convertible on demand.

OFFERING COSTS - The Company follows the SEC Staff Accounting Bulletin, Topic 5 - Miscellaneous Accounting, which requires that specific incremental costs directly attributable to a proposed or actual offering of securities may be deferred and charged against gross receipts of the offering. However, deferred costs of an aborted offering, or a postponement of existing offering exceeding 90 days, may not be deferred and charged against proceeds of a subsequent offering.

REVENUE RECOGNITION - In May 2014, the FASB issued Accounting Standard Update 2014-09 - Revenue from Contracts with Customers (Topic 606), which replaces numerous requirements in U.S. GAAP, including industry specific requirements, and provides a single revenue recognition model for recognizing revenue from contracts with customers. The Company adopted this standard effective January 1, 2018.

The core principle of the new standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This requires companies to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The Company’s revenues from extraction activities and from retail sales are recognized at a point in time.

The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenues.

STOCK BASED COMPENSATION - The Company accounts for stock-based compensation under Accounting Standards Codification 718 - Compensation-Stock Compensation (“ASC 718”). ASC 718 requires that all stock-based compensation be recognized as expense in the financial statements and that such cost be measured at the fair value of the award at the grant date and recognized over the period during which an employee is required to provide services (requisite service period). An additional requirement of ASC 718 is that estimated forfeitures be considered in determining compensation expense. Estimating forfeitures did not have a material impact on the determination of compensation expense during the years ended December 31, 2018 and 2017.

The Company accounts for stock-based awards based on the fair market value of the instrument using the Black-Scholes option pricing model and utilizing certain assumptions including the followings:

Risk-free interest rate – This is the yield on U.S. Treasury Securities posted at the date of grant (or date of modification) having a term equal to the expected life of the option. An increase in the risk-free interest rate will increase compensation expense.

Expected life—years – This is the period of time over which the options granted are expected to remain outstanding. Options granted by the Company had a maximum term of ten years. An increase in the expected life will increase compensation expense.

Expected volatility – Actual changes in the market value of stock are used to calculate the volatility assumption.  An increase in the expected volatility will increase compensation expense.

Dividend yield – This is the annual rate of dividends per share over the exercise price of the option. An increase in the dividend yield will decrease compensation expense.  The Company does not currently pay dividends and has no immediate plans to do so in the near future.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of Accounting Standards Codification 505-50, Equity – Based Payments to Non-Employees.  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued.  The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.

MEDAHUB ACQUISITION - In July 2018, the Company announced the completion of its acquisition of Medahub Operations Group, Inc. and Medahub, Inc., technology companies (“Medahub”), which includes a current compounding pharmacy license in Florida. The Medahub acquisition allows the Company to be fully HIPAA compliant and cloud based on an HL7 platform. The Company can soon offer licensing agreements for other cannabis companies wanting to be HIPAA compliant from left to right or seed to sale and Doctor to Patient. The Company issued 600,000 shares of its restricted common stock to the principal of Medahub as consideration of the acquisition, valued at $126,000.

When determining the accounting of the acquisition, the Company concluded that the acquisition does not constitute the acquisition of a business since there was no inputs, processes or outputs within Medahub. In addition, although the Company acquired certain software and technology from Medahub, the most significant asset it acquired was Medahub's principal's commitment to provide support, guidance and direction for implementing this technology. Without the principal's commitment of his time, the Company will not be able to implement the technology and begin generating cash flows. Therefore, the Company believes that the value of the purchase is concentrated on the service provided by Medahub's principal. As a result, the Company allocated the entire purchase price to the service provided and accounted for it as professional fee expense.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or she is removed from office. The Board of Directors also appointed our officers in accordance with the Bylaws of the Company, and per employment agreements negotiated between the Board of Directors and the respective officer. Currently, there are no such employment agreements. Officers listed herein are employed at the whim of the Directors and state employment law, where applicable.

The name, age, and position of our officers and directors are set forth below:

Executive Officers and Directors

Name	Age	First Year As A Director Or Officer	Office(s) Held
Richard K. Pertile	58	2016	Director, Pres., Chairman of the Board, Chief Executive Officer and Chief Financial Officer
Danny R. Gibbs	62	1984	Director
Neil Gholson	60	2016	Director
Gary J. Roberts, Jr.	53	2016	Director
Dr. Richard Paula	52	2018	Director
Kim Edwards	52	2016	Vice President and Chief Operating Officer

The term of office of each director of the Company ends at the next annual meeting of the Company’s stockholders or when such director’s successor is elected and qualifies. No date for the next annual meeting of stockholders is specified in the Company’s bylaws or has been fixed by the Board of Directors. The term of office of each officer of the Company ends at the next annual meeting of the Company’s Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies.

Directors are entitled to reimbursement for expenses in attending meetings but receive no other compensation for services as directors. Directors who are employees may receive compensation for services other than as director. No compensation has been paid to directors for services.

The directors and executive officers of the Company, and their respective ages, as of December 31, 2019, and positions held with the Company, were as follows:

Richard K. Pertile, age 58, became CEO, President, a Director, and Chairman of the Board of Directors of the Company on January 15, 2016. Since 2013 until January 15, 2016 Mr. Pertile served as President and Chief Executive Officer of MariJ Agricultural, Inc.  He founded JR Hemp Industries, Canna-Tags, and Canna-Cures R&D in Clearwater Florida where he began building a medical hemp consortium.   Born, raised and educated in the Chicago area, he successfully operated his own restaurants, hotel and nightclub.  Relocating to Pinellas County, Florida in 1989, Mr. Pertile joined Cornerstone Marketing of America, a subsidiary of United Insurance Companies, quickly being promoted to Executive Vice-President with responsibility for building its nationwide outside sales team.  By the end of 2003, Mr. Pertile achieved year-over-year compounded growth of 30%, generating more than $1 billion in sales through 8,000 independent contractors in 40 states.  After retiring in 2004, he turned his attention to philanthropy work in helping build a workout facility with the Juvenile Protection Services Program of Florida.  From 2006 to 2010, after re-entering the business sector, he became President and Chief Marketing Officer of Independent Producers of America, a small Texas corporation he lead to becoming a publicly traded company on the Nasdaq Exchange.  Again turning his attention to philanthropies in 2010, he formed the Pertile Family Foundation and was appointed to the Board of Directors of the Tampa Chapter of the American Diabetes Association where he concentrated his fundraising activities. Mr. Pertile earned degrees in Business Management and Wastewater Engineering from the College of Lake County, Illinois, and trained under such recognized business leaders as Zig Ziglar, Dr. David Cook, Dr. Rick Jernigan, Brian Flanagan, and Brian Tracy.  Mr. Pertile resides in Florida with his wife of 27 years, Debbie.  They have two sons, both residing in Florida.

Danny R. Gibbs, age 62 was reappointed to the Board of Directors on September 1, 2013 after originally serving from October of 1984 through September 29, 2011.  Mr. Gibbs was the President of Gibbs Construction, Inc. (later becoming Acacia Automotive, Inc. and ultimately Acacia Diversified Holdings, Inc.) and a charter member of the Company’s Board of Directors beginning with its formation in October of 1984 until April of 2000, and in February of 2007 Mr. Gibbs agreed to serve on Acacia’s new board, where he served until September 29, 2011. The Company was most pleased to welcome Mr. Gibbs’ return to its Board of Directors as he brings decades of experience in the public domain.  From 2000 through 2003, Mr. Gibbs served as Senior Project Manager for TOC Companies in the Dallas, Texas area. From the beginning of 2004 through the present, he has served in a similar capacity with Dimensional Construction, Inc. Both companies were located in Garland, Texas where Mr. Gibbs resides with his family.

Neil B. Gholson, age 60.  Mr. Gholson’s background is rooted deeply in the financial services and insurance industries since 1988, serving on the board of directors with 4 companies during the last ten years.  Mr. Gholson has been the owner and principal of Long-Term Care Financial Solutions, LLC since 2003, and co-owner and principal of Medicare Insurance Consultants, LLC since 2015. He graduated with a BA in History from Atlantic Christian College in 1981 and earned a Certificate in Financial Planning from Florida State University in 2006.  Mr. Gholson resides in Tampa, Florida with wife Michele and 2 daughters.

Gary J. Roberts, Jr., age 53. As a young entrepreneur attending the University of Alabama, Mr. Roberts started and grew various service-oriented companies. Following college, Mr. Roberts played a key role in developing Transplatinum Plus, an electronic fuel card transfer company in Nashville, Tennessee that was eventually sold to Fleet One. For the next eight years Mr. Roberts served as Vice President and Chief Operating Officer of Perma Crete Resurfacing Products in Nashville, Tennessee from 1993 to 2001 where he expanded the operation nationally with an extensive dealership distribution system as well as running a national retail installation department. In 2001, Gary shifted gears and turned his focus to the Health Insurance industry.  He was District Manager with Cornerstone America from 2000 to 2002 while building one of the top teams in the nation. Gary assumed the position of Vice President of the Company’s Southeastern Territory in 2003, maintaining that position through the present. During this time, Mr. Roberts has continued to build it into one the nation’s largest insurance distribution groups, with his territory ranking in the top two USA every year as well as being ranked as the top territory in the USA one of those years.

Dr. Richard Paula, age 51. Dr. Paula joined the Company's board of directors in July 2018. Dr. Paula has over 20 years’ experience in the medical field. From March 2010 through January 2014, Dr. Paula was employed by Tampa General Hospital as the Chief Medical Information Officer and Vice President. From January 2014 through the present, Dr. Paula has been employed by the Shriners Hospitals for Children in Tampa, Florida. He currently serves as the Chief Medical Information Officer at the Shriners Hospitals for Children. We believe that Dr. Paula’s substantial experience in the medical field will be of great benefit to the Company as we explore and determine the various uses, including potential medical applications, for our industrial hemp oil products.

Mrs. Edwards, age 52, was born and raised in Boston, Massachusetts until moving to Florida to assume a position in resource and financial management, later managing advisory services for an independent financial firm. Mrs. Edwards subsequently owned and operated retail businesses in Florida. After serving as a Director in the healthcare industry for Independent Producers of America April 2009 through May 2014, Mrs. Edwards joined MariJ Agricultural, Inc. May 2014.  Following the merger between the MariJ Group of companies and Acacia, Mrs. Edwards assumed the duties of Chief Operating Officer of the consolidated entity and was appointed as Vice President of the Company in conjunction with her other duties on August 18, 2016. Mrs. Edwards and her husband of 25 years reside in the Palm Harbor, Florida area with their three children.

Committees of the Board of Directors

On January 15, 2016, the Company appointed various directors to committees and the chairs thereof as follows:

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Nominating Committee. The Board has determined that the Chairs and all non-employee committee members are independent under applicable NASDAQ, NYSE, and SEC rules for committee memberships. The members of the committees are shown in the table below.  The Company’s CEO, Mr. Pertile, as an employee and director of the Company, is considered to be “not independent”.

The table below reflects each of the directors and the committee(s) on which they serve.  A committee member who is also the chair of that committee is designated as “Chair” rather than as “Member”.

Director Name	Audit Committee	Compensation Committee	Nominating Committee	Primary Committee
Richard K. Pertile	—	—	Member	Member
Danny R. Gibbs	Chair	Member	Member	Member
Neil B. Gholson	Member	Chair	Chair	—
Gary J. Roberts, Jr.	Member	Member	—	Chair
Dr. Richard Paula	Member	Member	Member	Member

Audit Committee

The Audit Committee has not yet adopted a written charter. However, the Audit Committee has (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”); (iii) received the written disclosures and the letter from the independent accountants required by the Public Company Accounting Oversight Board (Rule No. 3526, Communications with Audit Committees Concerning Independence), as may be modified or supplemented; (iv) discussed with the independent accountant the independent accountant’s independence; and (v) recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10–K.

The Company believes the Audit Committee should be responsible primarily for assisting the Board in fulfilling its oversight and monitoring responsibility of reviewing the financial information provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm, evaluating the Company’s accounting policies and the system of internal controls established by management and the Board, and reviewing significant financial transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

Primary Committee

The Corporation’s Board of Directors determined that it was in the best interests of the Corporation to discontinue its Acacia Diversified Holdings, Inc. 2012 Stock Incentive Plan in its entirety, continuing to honor any shares, options, or warrants heretofore issued under the Plan.  The Corporation’s Primary Committee continues to have full authority to issue shares, options, and warrants as it deems necessary without the Acacia Diversified Holdings, Inc. 2012 Stock Incentive Plan, and unanimously approved those actions in a meeting of the Board of Directors on June 9, 2015.  Those actions were ratified in a Special Meeting of Shareholders of the Corporation by the written consent of more than 50% of the shareholders on June 29, 2015.

Compensation Committee

The Compensation Committee is responsible primarily for reviewing the compensation arrangements for the Company’s executive officers, including the CEO, and reviewing the Board’s compensation. It is authorized by the Board of Directors to approve compensation arrangements and employment agreements.  The only employment agreements currently in place is that of Richard K. Pertile, the Company’s current CEO who serves as an employee and a director, and Kim Edwards who serves as the Company’s Chief Operating Officer

Nominating Committee

The Nominating Committee assists the Board in identifying qualified individuals to become directors and can make recommendations to the Board concerning the size, structure and composition of the Board and its committees. In evaluating potential nominees to the Board, the Nominating Committee considers, among other things, independence, character, ability to exercise sound judgment, demonstrated leadership skills, and experience in the context of the needs of the Board. The Nominating Committee can consider candidates proposed by shareholders and would evaluate them using the same criteria as for other candidates.

Three members of the board of directors are considered to be independent directors, but Mr. Pertile and Ms. Edwards, as current CEO and COO, respectively, of the Company and by virtue of their status as affiliates of the Company, are not considered to be independent.  Thus, there is a potential conflict in that Mr. Pertile and, as a board member who are also part of management, will participate in discussions concerning issues that may affect management decisions.

Code of Ethics

On November 6, 2017, the Board of Directors approved, and the Company adopted the Code of Business Conduct and Ethics and the Code of Ethics for the President and Senior Financial Officers.

Item 11.  COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning the compensation earned during the years ended December 31, 2018 and 2017 by the Company’s Chief Executive Officers, Chief Financial Officer and Chief Operating Officer, for whom disclosure is required:

SUMMARY COMPENSATION TABLE

		Annual Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Total
Richard K. Pertile (1)	2018	$195,000	$68,250	$263,250
	2017	$195,000	$68,250	$263,250
Kim Edwards (2)	2018	$105,000	$36,750	$141,750
	2017	$101,192	$35,417	$136,609

(1)  Mr. Pertile became CEO and CFO of the Company on January 15, 2016 and has continued to serve in that capacity without interruption. During 2018, the board of directors approved settling accrued salary and bonus with its CEO through issuance of the Company's restricted common stock. The Company issued 2,148,125 shares of the Company's restricted common stock to its CEO to settle $262,500 of accrued salary and $167,125 of accrued bonus owed to its CEO.

(2)  Ms. Edwards became Vice President and COO of the Company on August 18, 2016 and has continued to serve in that capacity without interruption. During 2018, the board of directors approved settling accrued bonus with its COO through issuance of the Company's restricted common stock. At the present time, all of the accrued bonus to our COO remains unpaid.

Option Tables

The following table sets forth certain information concerning grants of options to purchase shares of common stock of the Company made during the years ended December 31, 2018 and 2017, to the executive officers named in the Summary Compensation Table.

EXECUTIVE STOCK OPTION GRANTS

(YEARS ENDED DECEMBER 31, 2018 AND 2017)

	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options Unexercisable	Weighted Average Per Share Exercise Price	Expiration Dates
None	-	-	-	-

Director Compensation

Since February 1, 2007 through December 31, 2010 directors of the Company served without compensation except under the Acacia Automotive, Inc. 2007 Stock Incentive Plan for which each non-employee director of the Company was granted an option to acquire an initial 10,000 shares of common stock upon his appointment or election to the board, and 15,000 additional options were granted upon election to a full term and annually thereafter.  On December 30, 2010, the Company’s Board of Directors suspended the issuance of options as compensation to its directors effective January 1, 2011, and as such issued no options as director compensation from that time through December 31, 2018.  The Company did not issue any common stock purchase options for any reason since December 31, 2010.

The following table sets forth certain information regarding compensation paid to directors for the fiscal years ended December 31, 2018 and 2017:

	Dollar Amount Recognized for Financial Reporting Purposes
	2018	2017
Richard K. Pertile (1)	$-0-	$-0-
Steven L. Sample (2)	-0-	-0-
Neil B. Gholson (3)(8)	7,013	33,000
Gary J. Roberts, Jr. (4)(8)	7,013	33,000
Danny Gibbs (5)(8)	7,013	33,000
Dr. Richard Paula (6)(7)	3,600	-0-
Total	$24,639	$99,000

Upon a change of control, all outstanding options granted to executive officers and directors vest.

(1)	Appointed as Chairman of the Company’s Board of Directors January 15, 2016.
(2)	Served as Chairman of the Company’s Board of Directors from August 2006 until January 15, 2016, at which time he continued to serve as a director until resigning on January 17, 2017.
(3)	Appointed to the Company’s Board of Directors on January 15, 2016.
(4)	Appointed to the Company’s Board of Directors on January 15, 2016.
(5)

Originally served on the Company’s board of directors from 1984 through August of 2006.  Was again appointed to the Board of Directors on February 1, 2007 where he served until September 29, 2011.  Was reappointed to the Board of Directors on September 1, 2013 and continues to serve.

(6)	Appointed to the Company’s Board of Directors on July 13, 2018.
(7)

In the year ended December 31, 2018, the Company's board of directors approved issuance of 20,000 shares of the Company's restricted common stock to this director for services performed in 2018. These shares were valued at $3,600 on commitment date and were not yet issued at December 31, 2018. There was no cash compensation paid to the director.

(8)

In the year ended December 31, 2018, the Company's board of directors approved issuance of 30,000 shares of the Company's restricted common stock to these directors for services performed in 2018. Only 10,000 shares were issued to each of these directors at December 31, 2018. The 90,000 shares were valued at $21,039 on commitment date. In the year ended December 31, 2017, each of these directors was issued 20,000 shares of the Company’s restricted common stock for services performed. These 60,000 shares were valued at $99,000 on commitment date. There was no cash compensation paid to the directors.

Benefit Plans

As a part of the changes resulting in the emergence of Acacia Automotive, Inc. from the former Gibbs Construction, Inc. in 2007, all stock option plans and warrants existing prior to the change of name and change of control to Acacia’s management in 2007 were canceled.  At the board of directors meeting held on February 1, 2007, the Company adopted a new stock incentive plan.  Awards of options made after that date were in congruence with the Acacia Automotive, Inc. 2007 Stock Incentive Plan.  On July 26, 2012, shareholders representing a majority of the votes of the Company voted to extend the Company’s stock incentive plan and rename it the Acacia Diversified Holdings, Inc. 2012 Stock Incentive Plan. The Company provided health, disability, and life insurance plans for its parent Company employees until July 31, 2012 and provided certain additional benefits to its CEO under the terms of his employment agreement. On June 29, 2015 shareholders representing a majority of the votes of the Company voted to terminate the Acacia Diversified Holdings, Inc. 2012 Stock Incentive Plan.  In actions of January 15, 2016 the Company discontinued certain benefits to Mr. Sample following his resignation as CEO, President and Chairman of the Board by granting him a Modified Employment Agreement effective as of that date.  He remained as an employee and a director of the Company until terminating his Employment Agreement and resigning on January 17, 2017.

In February 2018, the Company adopted the Acacia Diversified Holdings, Inc. 2018 Stock Grant and Option Plan (“2018 Plan”). The purpose of the 2018 Plan is to offer selected employees, directors and consultants an opportunity to acquire a proprietary interest in the success of the Company. Awards that can be granted from the 2018 Plan include registered shares, restricted shares and options as well as the direct award or sale of shares of the Company’s common stock. The aggregate number of shares which may be issued or transferred pursuant to an award shall not exceed 5,000,000 shares of authorized common stock of the Company. Subsequent to the adoption of the 2018 Plan, the Company filed Form S-8 with the Securities and Exchange Commission to register 1,000,000 shares of the Company’s common stock pursuant to a consulting agreement.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth as of December 31, 2018, the ownership of common stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the Company’s common stock, (ii) each director of the Company, and (iii) all directors and officers as a group.  Except as otherwise indicated, each stockholder identified in the table possesses sole dispositive voting and investment power with respect to its or his shares.

Shares Owned at December 31, 2018
Name and Address of Beneficial Owner	Number of Shares	Percent
Richard K. Pertile (1)	6,677,125	31%
Neil B. Gholson (3)	970,000	4%
Gary J. Roberts, Jr. (4)	407,720	2%
Danny R. Gibbs (5)	243,518	1%
Dr. Richard Paula (6)	20,000	0%
All directors and officers as a group (five persons)	8,318,363	38%
Steven L. Sample (2)	1,333,065	6%
All of the above as a group (six persons)	9,651,428	44%

(1)  Mr. Pertile became the CEO and President of the Company and the Chairman of the Board of Directors on January 15, 2016.  He acquired 1,014,000 shares of the Company’s Common stock in the Asset Purchase Agreement on that same date by and between the Company and the MariJ Group of Companies.  Mr. Pertile also acquired another 1,220,000 shares of the Company’s Common stock in the remainder of 2016. Mr. Pertile was issued 210,000 shares of the restricted Common stock of the Company in 2017 for services and interest on his loans to the Company.  Mr. Pertile had also obtained from Mr. Sample, in conjunction with the acquisition, the right to acquire an additional 2,500,000 shares of Mr. Sample’s Common stock of the Company, and in 2017 Mr. Pertile exercised his option to do so. In addition, Mr. Pertile had an option to acquiring an additional 1,000,000 shares of Mr. Sample’s shares in the Company under a separate agreement but did not exercise such option. In 2018, Mr. Pertile was issued 2,233,125 shares of the Company's restricted common stock to settle accrued salary, bonus and other expenses. Mr. Pertile also transferred 500,000 shares of his own shares to direct Neil Gholson in 2018. This resulted in Mr. Pertile’s ownership of 6,677,125 shares of Company’s common stock with a corresponding number of votes, or 31% of the total issued and outstanding shares of the Company.

(2) Mr. Sample served as the Company’s CEO, President, and Chairman of the Board from 2006 until January 15, 2016, when the Company acquired the MariJ Group of companies and installed that group’s chief executive as Acacia’s. Mr. Sample’s holdings as reflected in the table above excludes 950,000 warrants held by Mr. Sample issued in exchange for converting all his shares of the Company’s preferred stock to common stock in 2010, and not for compensation, at an average exercise price of $3.00 per share. Those warrants expired at December 31, 2016. Further, 2,500,000 of Mr. Sample’s shares in the above table were extended to Mr. Pertile through an offer to purchase in conjunction with the MariJ Asset Purchase Agreement.  Mr. Pertile exercised his right to acquire those shares on January 17, 2017. Mr. Pertile also had an option to acquire an additional 1,000,000 of Mr. Sample’s Acacia shares under a separate agreement. Mr. Pertile did not exercise this option. On January 17, 2017, Mr. Sample resigned as an employee and director of the Company. Mr. Sample disclaims any beneficial ownership of any securities owned by others and disclaims any beneficial ownership by others of any securities he owns.

(3)  Mr. Gholson became a director of the Company on January 15, 2016 and acquired 60,000 shares of the Company’s Common stock in the Asset Purchase Agreement of that same date and purchased an additional 110,000 shares in 2016. In 2017, Mr. Gholson also was issued 50,000 shares of the Company’s common stock for services performed related to the Company’s Equity Purchase Agreement with Peak One Investments, LLC and Peak One Opportunity Fund, LP and issuance of convertible notes to Peak One Opportunity Fund, LP. In addition, Mr. Gholson was issued 20,000 shares of the Company’s common stock as compensation for serving as a director of the Company. In 2018, Mr. Gholson was issued 30,000 shares of the Company's restricted common stock for serving as a director of the Company. Mr. Gholson also acquired 200,000 shares of the Company's common stock. Mr. Gholson also acquired 500,000 shares from the Company's CEO directly. This resulted in Mr. Gholson’s ownership of 970,000 shares of Company’s common stock with a corresponding number of votes, or 4% of the total issued and outstanding shares of the Company.

(4)  Mr. Roberts became a director of the Company on January 15, 2016 and acquired 102,200 shares of the Company’s Common stock in the Asset Purchase Agreement of that same date and purchased an additional 150,000 shares in 2016.  In 2017, Mr. Roberts acquired another 10,000 shares. In addition, Mr. Roberts was issued 20,000 shares as compensation for serving as a director of the Company, and 95,520 shares for his efforts in acquiring and preparing the properties owned by the Company’s subsidiary Eufloria Medical of Tennessee, Inc. In 2018, Mr. Roberts was issued 30,000 shares of the Company's restricted common stock for serving as a director of the Company. This resulted in Mr. Roberts’s ownership of 407,720 shares of Company’s common stock with a corresponding number of votes, or 2% of the total issued and outstanding shares of the Company.

(5)  Mr. Gibbs is a founder of the Company, first becoming a director in October 1984 before departing in September 2011.  Mr. Gibbs rejoined the board in 2013 and has continued to serve until the present.  Mr. Gibbs purchased 40,000 restricted shares of the Company in 2016 and owned 157,500 shares of the Company’s common stock at December 31, 2016. In 2017, Mr. Gibbs was issued 20,000 shares of the Company’s common stock as compensation for serving as a director of the Company. In 2018, Mr. Roberts was issued 30,000 shares of the Company's restricted common stock for serving as a director of the Company and 36,018 shares of the Company’s common stock as compensation for his efforts in renovating a property owned by the Company’s subsidiary Eufloria Medical of Tennessee, Inc. This resulted in Mr. Gibbs ownership of 243,518 shares of Company’s common stock with a corresponding number of votes, or 1% of the total issued and outstanding shares of the Company.

(6) Dr. Paula became a director of the Company on July 13, 2018. In 2018, Dr. Paula was issued 20,000 shares of the Company's restricted common stock for serving as a director of the Company. This resulted in Dr. Paula's ownership of 20,000 shares of Company’s common stock with a corresponding number of votes, or less than 0.1% of the total issued and outstanding shares of the Company.

Unless otherwise indicated, the address for each of the above-named individuals is 13575 58th Street North, Suite 138, Clearwater, Florida, 33760.

Change of Control

In January 2017, and as a result of the acquisition of significant shares of the Company’s Common stock by its CEO, Mr. Pertile and a significant reduction in ownership of the Company’s Common stock by its previous CEO Mr. Sample, Mr. Pertile became the Company’s largest shareholder with effective control.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Mr. Steven L. Sample became CEO, President, and Chairman of the Board of Directors of the Company in 2006 and resigned that position in favor of Richard K. Pertile on January 15, 2016 in conjunction with the Company’s acquisition of the assets and businesses of the MariJ Group of companies on that date.  Mr. Sample disclaims any beneficial ownership of any securities owned by others and disclaims any beneficial ownership by others of any securities he owns.

Mr. Pertile became CEO, President, and Chairman of the Board of Directors of the Company on January 15, 2016 and continues to serve in those positions.

Director Independence

We believe that, in accordance with the Company Guide of the American Stock Exchange, that Messrs. Gibbs, Gholson, Roberts and Dr. Paula are independent directors, those three individuals being a majority of our current Board of Directors. As employee-officers and directors of the Company, Mr. Pertile and Ms. Edwards are not considered to be independent.

Conflicts of Interest.

The Company and its management may be subject to various conflicts of interest policies. The Company’s management is not independent, yet the Company relies solely on management for guiding its day-to-day operations and managing its assets.  As such, certain employees may have conflicts of interest in allocating time, services and functions to the Company in deference to their other activities.

The Company has no other full-time corporate officers except for Mr. Pertile, its President and CEO, and Mrs. Edwards, its Vice President and COO, who devote the majority of their business time and efforts to the management and direction of the Company and its subsidiaries.  The President and CEO of the Company serves as a director of the Company as well as serving as an officer and director of the Company’s subsidiary corporations.  Service in those capacities with the subsidiaries is not considered to constitute a conflict of interest on the part of employees, managers, or directors.  The Company’s CEO and COO continued to serve in those capacities as of December 31, 2018. Mr. Sample resigned as CEO, President and Chairman of the Board of the Company on January 15, 2016 in favor of selection of new officers following the Company’s acquisitions of the MariJ Group of companies on that same date. Mr. Sample remained as a non-officer employee and director of the Company until January 17, 2017, at which time he resigned, effective December 31, 2016.

SECURITIES BEING OFFERED

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

We are authorized to issue up to 150,000,000 shares of our Common Stock and 2,000,000 shares Preferred Stock, 1,475,000 of which are designated Series “B” Convertible Preferred Stock, each at a par value of $0.001 per share, respectively. There are not any shares of our preferred stock presently outstanding. The designations and preferences regarding the preferred stock are included in our amended articles of incorporation referenced in the exhibit list to this Offering Circular and are incorporated by reference herein.

Common Stock

Voting

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast. Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock. Any decision to pay dividends on our common stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Limitations on Liability and Indemnification of Officers and Directors

Texas law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Florida law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Texas law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities. We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

The transfer agent for our common stock is Pacific Stock Transfer Company, 6725 Via Austi Pkwy #300, Las Vegas, NV 89119.

SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have 150,000,000 outstanding shares of common stock if we complete the maximum offering hereunder. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

1% of the number of shares of common stock then outstanding, which will equal about 1,500,000 shares if fully subscribed; or

the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Law Office of Clifford J. Hunt, P.A.

EXPERTS

None.

Exhibits

Exhibits required by Item 601, Regulation S-K;

Exhibit Number and Description			Location Reference

(3.0)	Articles of Incorporation
	(3.1)	Articles Of Amendment And Restated Articles Of Incorporation of Acacia Diversified Holdings, Inc. dated June 9, 2015	See Exhibit Key
	(3.2)	Articles of Amendment to Articles of Incorporation filed September 18, 2019	Filed herewith
	(3.3)	Restated Bylaws Of Acacia Diversified Holdings, Inc. dated June 29, 2015	See Exhibit Key
(9.0)	Voting Proxy Agreement between Rick Pertile and Steven L. Sample		See Exhibit Key
(10.1)	Consolidated Loan Agreement		See Exhibit Key
(10.2)	Consolidated Promissory Note		See Exhibit Key
(10.3)	Security Agreement – Acacia Diversified Holdings, Inc.		See Exhibit Key
(10.4)	Security Agreement -- Marij Agriculture, Inc.		See Exhibit Key
(10.5)	Security Agreement – Marij Pharmaceuticals, Inc.		See Exhibit Key
(10.6)	Security Agreement – CannaCures Research & Development Center, Inc.		See Exhibit Key
(10.7)	Definitive Asset Purchase Agreement between Acacia Diversified Holdings, Inc. and the Medahub Companies		See Exhibit Key
(14.0)	Code of Ethics		See Exhibit Key
(21.0)	List of Subsidiaries		See Exhibit Key

Exhibit Key

3.1 Incorporated by reference herein from the Company’s Form 8-K filed on July 16, 2015.

3.2 Incorporated by reference herein from the Company’s Form 8-K filed on July 16, 2015.

9.0 Incorporated by reference herein from the Company’s Form 10-K filed on April 2, 2018.

10.1 Incorporated by reference herein from the Company’s Form 8-K filed on November 3, 2017.

10.2 Incorporated by reference herein from the Company’s Form 8-K filed on November 3, 2017.

10.3 Incorporated by reference herein from the Company’s Form 8-K filed on November 3, 2017.

10.4 Incorporated by reference herein from the Company’s Form 8-K filed on November 3, 2017.

10.5 Incorporated by reference herein from the Company’s Form 8-K filed on November 3, 2017.

10.6 Incorporated by reference herein from the Company’s Form 8-K filed on November 3, 2017.

10.7 Incorporated by reference herein from the Company’s Form 10-Q filed on November 5, 2018.

14.0 Incorporated by reference herein from the Company’s Form 10-Q filed on November 13, 2017.

21.0 Incorporated by reference herein from the Company’s Form 10-Q filed on August 7, 2017.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-a and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Clearwater, State of Florida on January 29, 2020.

ACACIA DIVERSIFIED HOLDINGS, INC.

/s/: Richard K Pertile
Richard K. Pertile, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard K. Pertile	Director	January 29, 2020
Richard K. Pertile

/s/ Neil B. Gholson	Director	January 29, 2020
Neil B. Gholson

/s/ Gary J. Roberts, Jr.	Director	January 29, 2020
Gary J. Roberts, Jr.

/s/ Danny R. Gibbs	Director	January 29, 2020
Danny R. Gibbs

/s/ Richard Paula	Director	January 29, 2020
Richard Paula

Part F/S Financial Statements

Comparative Financial Statements for the Nine Months Ended September 30, 2019 and September 30, 2018	F-2
Comparative Financial Statements (Audited) for the Years Ended December 31, 2018 and December 31, 2017	F-20

ACACIA DIVERSIFIED HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2019	2018
	(UNAUDITED)	(AUDITED)
ASSETS

CURRENT ASSETS:
Cash	$74,714	$51,797
Accounts receivable, net of allowance for doubtful accounts of $0 in 2019 and $25,000 in 2018	11,742	135,970
Inventories	27,449	43,550
Prepaid expenses and other current assets	84,408	7,815
Total Current Assets	198,313	239,132

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $389,523 and $277,343 in 2019 and 2018, respectively	381,225	453,562

OTHER ASSETS
Deposits	7,401	4,201
ROU asset - finance lease, net of accumulated amortization of $11,159 in 2019	166,479	-
ROU asset - operating lease	7,501	-
	181,381	4,201

TOTAL ASSETS	$760,919	$696,895

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$307,543	$289,805
Current portion of long-term debt	4,359	4,359
Current portion of lease liability - finance lease	8,871	-
Current portion of lease liability - operating lease	7,576	-
Convertible notes payable	184,800	199,100
Notes payable to related party	733,400	812,400
Accrued interest on notes payable to related party	101,765	65,774
Payable to related parties	65,768	66,500
Total Current Liabilities	1,414,082	1,437,938

LONG-TERM LIABILITY:
Long-term debt	11,950	15,219
Derivative liability	372,148	196,518
Lease liability - finance lease	166,678	-
Total Long-term Liability	550,776	211,737

Total Liabilities	1,964,858	1,649,675

Commitments and contingencies	-	-

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value; 150,000,000 shares authorized; 41,533,543 and 21,813,625 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	41,533	21,814
Additional paid-in capital	6,715,024	5,692,055
Accumulated deficit	(7,960,496)	(6,666,649)
Total Stockholders' Deficit	(1,203,939)	(952,780)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$760,919	$696,895

The accompanying notes are an integral part of these consolidated financial statements.

ACACIA DIVERSIFIED HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

REVENUE	$97,927	$29,931	$402,156	$134,516

COSTS OF GOODS SOLD
Costs of goods sold	91,097	49,338	272,408	115,451
Depreciation expense	37,388	18,124	110,617	54,012
	128,485	67,462	383,025	169,463

GROSS PROFIT (LOSS)	(30,558)	(37,531)	19,131	(34,947)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Employee compensation expenses	152,167	125,024	474,992	393,802
General and administrative expenses	98,012	208,658	291,451	873,336
Depreciation and amortization expense	4,247	10,803	12,723	11,841
	254,426	344,485	779,166	1,278,979

LOSS FROM OPERATIONS	(284,984)	(382,016)	(760,035)	(1,313,926)

OTHER INCOME (EXPENSE)
Bad debt recovery	-	7,000	-	14,000
Derivative (expense)	(257,773)	(155,126)	(444,901)	(155,126)
Loss on disposition of assets	(3,658)	-	(3,658)	(12,362)
Interest expense	(31,498)	(30,294)	(83,060)	(56,307)
Other income (expense)	(3,593)	-	2,209	-
TOTAL OTHER EXPENSE	(296,522)	(178,420)	(529,410)	(209,795)

NET LOSS BEFORE INCOME TAXES	$(581,506)	$(560,436)	$(1,289,445)	$(1,523,721)
Income taxes	-	-	-	-

NET LOSS	$(581,506)	$(560,436)	$(1,289,445)	$(1,523,721)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.01)	$(0.03)	$(0.04)	$(0.09)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	39,385,153	19,450,674	29,867,649	17,544,648

The accompanying notes are an integral part of these consolidated financial statements.

ACACIA DIVERSIFIED HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(UNAUDITED)

	Common Stock
	Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Total
Balance December 31, 2017 (audited)	17,539,982	$17,540	$4,451,038	$(4,953,946)	$(485,368)

Common stock issued for services	1,647,000	1,647	632,261	-	633,908

Common stock issued for accrued expense	2,233,125	2,233	444,392	-	446,625

Common stock issued to related party for leasehold improvement	36,018	36	17,613	-	17,649

Employee stock plan compensation	7,500	-	37,069	-	37,069

Common stock issued for cash	200,000	200	69,800	-	70,000

Net loss	-	-	-	(1,523,721)	(1,523,721)

Balance September 30, 2018 (unaudited)	21,663,625	$21,656	$5,652,173	$(6,477,667)	$(803,838)

	Common Stock
	Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Total

Balance December 31, 2018 (audited)	21,813,625	$21,814	$5,692,055	$(6,666,649)	$(952,780)

Common stock issued for services	7,598,825	7,598	279,315	-	286,913

Common stock issued for conversion of convertible note	8,046,501	8,047	200,103	-	208,150

Settlement of derivative liability from conversion of convertible note	-	-	269,270	-	269,270

Employee stock plan compensation	40,000	40	56,132	-	56,172

Common stock issued for cash	760,000	760	90,440	-	91,200

Settlement of payable to related party	200,000	200	7,800	-	8,000

Settlement of notes payable and accrued interest with related party	3,074,592	3,075	119,909	-	122,984

Cumulative adjustments from adoption of ASC 842	-	-	-	(4,402)	(4,402)

Net loss	-	-	-	(1,289,445)	(1,289,445)

Balance September 30, 2019 (unaudited)	41,533,543	$41,533	$6,715,024	$(7,960,496)	$(1,203,939)

The accompanying notes are an integral part of these consolidated financial statements.

ACACIA DIVERSIFIED HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(UNAUDITED)

	Nine Months Ended September 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,289,445)	$(1,523,721)
Adjustments to reconcile net loss to net cash and cash equivalents used by operating activities:
Depreciation and amortization	123,340	65,853
Common stock issued for services	286,913	633,908
Common stock issued from employee stock plan	56,172	37,069
Original issue discount on convertible note payable	16,800	15,800
Amortization of debt discount	6,000	-
Derivative expense	444,901	155,126
Loss on disposition of equipment	3,658	12,362
(Increase) decrease in:
Accounts receivable	124,228	17,925
Inventories	16,101	12,016
Prepaid expenses and other current assets	(79,793)	(172)
ROU asset - operating lease	22,154	-
Increase (decrease) in:
Accounts payable and accrued expenses	26,787	235,652
Payable to related parties	7,268	6,091
Accrued interest on notes payable to related party	44,975	-
Lease liability - operating lease	(22,079)	-
Net cash used by operating activities	(212,020)	(332,091)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment to related party for leasehold improvement	-	(6,000)
Proceeds from sale of equipment	-	38,361
Acquisition of property and equipment	(43,502)	(55,683)
Net cash provided (used) by investing activities	(43,502)	(23,322)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	91,200	70,000
Proceeds from convertible note payable	162,000	125,000
Payment on long-term debt	(3,269)	(1,126)
Payments on lease liability - finance lease	(6,492)	-
Proceeds from issuance of notes payable to related party	35,000	184,000
Net cash provided by financing activities	278,439	377,874

Net change in cash and cash equivalents	22,917	22,461

Cash and cash equivalents, beginning of the year	51,797	28,417

Cash and cash equivalents, end of the year	$74,714	$50,878

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Common stock issued to related party for leasehold improvement	$-	$17,649
Acquisition of equipment with long-term debt	$-	$21,794
Common stock issued to related party to settle accrued expenses	$8,000	$446,625
Common stock issued to related party to settle notes payable and accrued interest	$122,984	$-
Common stock issued for conversion of convertible notes payable and related interest	$208,150	$-
Settlement of derivative liability from conversion of convertible notes payable	$269,270	$-
Acquisition of ROU asset - finance lease	$182,041	$-
Acquisition of ROU asset - operating lease	$29,655	$-

The accompanying notes are an integral part of these consolidated financial statements.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(UNAUDITED)

NOTE 1 – THE COMPANY

Acacia Diversified Holdings, Inc. (“Acacia” or the “Company”) has five wholly-owned subsidiaries, MariJ Pharmaceuticals, Inc. (“MariJ Pharma”), Canna-Cures Research & Development Center, Inc. (“Canna-Cures”), and Eufloria Medical of Tennessee, Inc. (“EMT”), a company incorporated in the state of Tennessee. In July 2018, the Company also announced the completion of its acquisition of Medahub Operations Group, Inc. and Medahub, Inc., technology companies (“Medahub”), complete with a current compounding pharmacy license in Florida. The Medahub acquisition allows the Company to be fully HIPAA compliant and cloud based on an HL7 platform. The Company can now offer licensing agreements for other cannabis companies wanting to be HIPAA compliant from left to right or seed to sale and Doctor to Patient.

The Company’s primary source of revenue is from the extraction of medicinal hemp oil, from a non-psychoactive cannabis plant. All extraction services are currently provided in states where such services are deemed legal. The Company's subsidiary EMT has been invited to be part of the hemp pilot program in Tennessee. This program provides the Company the license to grow, manufacture, and dispense organic hemp oil in Tennessee. The Company plans on participating in this pilot program through this new, wholly-owned subsidiary.

The Company also opened its retail store in Tennessee. Revenue generated from retail sales is not expected to be material to the Company based on current operating model.

NOTE 2 – GOING CONCERN

The Company has not generated profit to date. The Company expects to continue to incur operating losses as it proceeds with its extraction, growing and manufacturing activities in Tennessee and research and development activities and continues to navigate through the regulatory process. The Company expects general and administrative costs to increase, as the Company adds personnel and other administrative expenses associated with its current efforts. As such, and without substantially increasing revenue or finding new sources of capital, the Company will find it difficult to continue to meet its obligations as they come due. The Company continues to seek working capital but there can be no assurance that the Company will be successful in its efforts to raise capital, or if it were successful in raising capital, that it would be successful in meeting its business plans. These factors raise substantial doubt as to the ability of the Company to continue as a going concern. Management’s plans include securing additional extraction contracts and increasing sales at the retail store in Tennessee, attempting to start new businesses outside of Colorado, finding additional operational businesses to buy, and attempting to raise funds from the public through an equity offering of the Company’s common stock. Management intends to make every effort to identify and develop all these sources of funds, but there can be no assurance that Management’s plans will be successful.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses for all periods presented and has a substantial accumulated deficit. As of September 30, 2019, these factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect all adjustments, which consist solely of normal recurring adjustments, needed to fairly present the financial results for these periods. The consolidated financial statements and notes thereto are presented as prescribed by Form 10-Q. Accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted. The accompanying consolidated financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 2018 and notes thereto in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission on April 1, 2019. Operating results for the nine months ended September 30, 2019 are not necessarily indicative of the results that may be expected for the entire fiscal year. In the opinion of management, all adjustments have been made, which consist only of normal recurring adjustments necessary for a fair statement of (a) the results of operations for the three-month and nine-month periods ended September 30, 2019 and 2018, (b) the financial position at September 30, 2019 and (c) cash flows for the nine-month periods ended September 30, 2019 and 2018.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(UNAUDITED)

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Acacia Diversified Holdings, Inc. and its wholly-owned subsidiaries, MariJ Pharmaceuticals, Inc, Canna-Cures Research & Development Center, Inc., Eufloria Medical of Tennessee, Inc., Medahub Operations Group, Inc. and Medahub, Inc. All significant intercompany accounts and transactions are eliminated in consolidation.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The actual results may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

MEDAHUB ACQUISITION

In July 2018, the Company announced the completion of its acquisition of Medahub Operations Group, Inc. and Medahub, Inc., technology companies (“Medahub”), which includes a current compounding pharmacy license in Florida. The Medahub acquisition allows the Company to be fully HIPAA compliant and cloud based on an HL7 platform. The Company can now offer licensing agreements for other cannabis companies wanting to be HIPAA compliant from left to right or seed to sale and Doctor to Patient. The Company issued 600,000 shares of its restricted common stock to the principal of Medahub as consideration of the acquisition, valued at $126,000.

When determining the accounting of the acquisition, the Company concluded that the acquisition does not constitute the acquisition of a business since there was no inputs, processes or outputs within Medahub. In addition, although the Company acquired certain software and technology from Medahub, the most significant asset it acquired was Medahub's principal's commitment to provide support, guidance and direction for implementing this technology. Without the principal's commitment of his time, the Company will not be able to implement the technology and begin generating cash flows. Therefore, the Company believes that the value of the purchase is concentrated on the service provided by Medahub's principal. As a result, the Company allocated the entire purchase price to the service provided and accounted for it as professional fee expense.

LEASES

In February 2016, the FASB issued ASU 2016-02, Leases, which aims to make leasing activities more transparent and comparable and requires substantially all leases be recognized by lessees on their balance sheet as a right-of-use asset and corresponding lease liability, including leases currently accounted for as operating leases. The new guidelines are contained in Accounting Standards Codification ASC Topic 842 - Leases ("ASC 842"). This ASU is effective for all interim and annual reporting periods beginning after December 15, 2018, with early adoption permitted. The Company applied this standard retrospectively on January 1, 2019 through a cumulative effect adjustment recognized as of January 1, 2019. In applying this standard, the Company elects to apply all practical expedients to not reassess the followings:

1.	Whether a pre-existing contract is or contain a lease
2.	Whether a pre-existing lease should be classified as an operating or finance lease, and
3.	Whether the initial direct costs capitalized for a pre-existing lease under the previously lease accounting standard ASC Topic 840 qualify for capitalization

In addition, in the applying ASC 842, the Company does not elect the hindsight practical expedient.

As a result, the Company recorded its right-of-use assets and corresponding lease liabilities on its balance sheet beginning January 1, 2019.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(UNAUDITED)

REVENUE RECOGNITION

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which replaces numerous requirements in U.S. GAAP, including industry specific requirements, and provides a single revenue recognition model for recognizing revenue from contracts with customers. The Company adopted this standard effective January 1, 2018.

The core principle of the new standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This requires companies to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The Company’s revenues from extraction activities and from retail sales are recognized at a point in time.

The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenues.

The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application to accumulated deficit. Additionally, incremental footnote disclosures are required to present the 2018 revenues under the prior standard. Under the modified retrospective method, an entity may also elect to apply the standard to either (i) all contracts as of January 1, 2018, or (ii) only to contracts that are not completed as of January 1, 2018. The Company elected to adopt this guidance using the modified retrospective method at January 1, 2018 which did not result in an adjustment to accumulated deficit. Additionally, upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company’s accounts receivable represents amounts due from customers for extraction services performed. Allowance for uncollectible accounts receivable is estimated based on the aging of the accounts receivable and management estimate of uncollectible amounts. At September 30, 2019 and December 31, 2018, the Company provided for $0 and $25,000 of allowance for doubtful accounts, respectively.

INVENTORIES

Inventories are stated at the lower of cost or market.     Cost is determined using the average cost method. The Company’s inventory consists of raw materials and finished goods. Cost of inventory includes cost of ingredients, labor, quality control and all other costs incurred to bring our inventories to condition ready to be sold.

DEFERRED FARM EXPENSE

The Company's subsidiary EMT grows hemp plants in both its indoor and outdoor facility. In accordance with Accounting Standards Codification 905 - Agriculture, all direct and indirect costs of growing the plants are accumulated until the time of harvest. These deferred costs cannot exceed the realizable value of the oil processed from the hemp plants. Crop costs such as soil preparation incurred before planting are deferred and allocated to the growing crop. Deferred farm expense is included as inventory costs.

DEBT DISCOUNT

The Company incurred debt discount related to the issuance of convertible promissory notes, as described in Note 9. The discount was recognized in its entirety as interest expense rather than amortized over the life of the convertible promissory note. The immediate recognition did not yield materially different result.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(UNAUDITED)

DEBT ISSUANCE COSTS

The Company incurred direct costs associated with the issuance of convertible promissory notes, as described in Note 9. The Company recognized these costs as interest expense.

STOCK BASED COMPENSATION

The Company accounts for stock-based compensation under Accounting Standards Codification 718 - Compensation-Stock Compensation (“ASC 718”). ASC 718 requires that all stock-based compensation be recognized as expense in the financial statements and that such cost be measured at the fair value of the award at the grant date and recognized over the period during which an employee is required to provide services (requisite service period). An additional requirement of ASC 718 is that estimated forfeitures be considered in determining compensation expense. Estimating forfeitures did not have a material impact on the determination of compensation expense during the three and nine months ended September 30, 2019 and 2018.

The Company accounts for stock based awards based on the fair market value of the instrument using a 10-day volume weighted adjusted price (VWAP) and accounts for stock options issued using the Black-Scholes option pricing model and utilizing certain assumptions including the followings:

Risk-free interest rate – This is the yield on U.S. Treasury Securities posted at the date of grant (or date of modification) having a term equal to the expected life of the option. An increase in the risk-free interest rate will increase compensation expense.

Expected life—years – This is the period of time over which the options granted are expected to remain outstanding. Options granted by the Company had a maximum term of ten years. An increase in the expected life will increase compensation expense.

Expected volatility – Actual changes in the market value of stock are used to calculate the volatility assumption. An increase in the expected volatility will increase compensation expense.

Dividend yield – This is the annual rate of dividends per share over the exercise price of the option. An increase in the dividend yield will decrease compensation expense. The Company does not currently pay dividends and has no immediate plans to do so in the near future.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of Accounting Standards Codification 505-50, Equity – Based Payments to Non-Employees.     Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued.     The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.

During the nine months ended September 30, 2019, the board of directors approved issuances of the Company’s restricted common stock to consultants, employees, and directors for services rendered:

1.	3,402,000 shares to consultants for services rendered, valued at $119,040.
2.	4,196,825 shares to the Company's CEO and COO for services rendered, valued at $167,873.
3.	40,000 shares issued to employees and a director from the employee stock plan valued at $56,172.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(UNAUDITED)

FAIR VALUE ESTIMATES – The Company measures assets and liabilities it acquires at fair value in accordance with Accounting Standards Codification 820 – Fair Value Measurement (“ASC 820”). The objective of ASC 820 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 specifies a valuation hierarchy based on whether the inputs to those valuation techniques are observable or unobservable.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own assumptions. These two types of inputs have created the following fair value hierarchy:

●	Level 1 – Quoted prices for identical instruments in active markets;

●

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

●	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when estimating fair value. The Company has liability measured at fair value on a recurring basis due to the issuance of convertible note payable as described in Note 6.

NOTE 4 – RELATED PARTY TRANSACTIONS

Notes Payable to Related Party

The Company entered into the following promissory notes payable to its CEO during the year ended December 31, 2018 and during the nine months ended September 30, 2019:

Note Date	Note Amount	Accrued Interest through December 31, 2018	Accrued Interest for nine months ended September 30, 2019	Total Accrued Interest
Total notes payable and accrued interest due to related party at December 31, 2017	$558,400	$56,544	$33,412	$89,956

March 2018 (1)	-	-	-	-
April 2018 (2)	-	-	-	-
August 2018 (3)	70,000	2,170	4,187	6,357
November 2018 (4)	20,000	184	1,197	1,381
December 2018 (5)	50,000	142	2,992	3,134
May 2019 (6)	10,000	-	307	307
June 2019 (7)	25,000	-	630	630
	175,000	2,496	9,313	11,809

Total notes payable and accrued interest due to related party at September 30, 2019	$733,400	$59,040	$42,725	$101,765

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(UNAUDITED)

(1) In March 2018, the Company entered into three separate unsecured promissory note agreements with its CEO and his spouse, in the amounts of $12,000, $40,000 and $20,000, totaled $72,000. Each of these promissory notes bears interest at a rate of 8% per annum. The principle balance and accrued interest is due 60 days from the date of the note. The principle amount of these notes as well as accrued interest of $5,822 was converted into 1,945,556 shares of the Company's common stock in May 2019.

(2) In April 2018, the Company entered into two separate unsecured promissory note agreements with its CEO and his spouse, in the amounts of $10,000 and $32,000, totaled $42,000. Each of these promissory notes bears interest at a rate of 8% per annum. The principle balance and accrued interest is due 60 days from the date of the note. The principle amount of these notes as well as accrued interest of $3,161 was converted into 1,129 036 shares of the Company's common stock in May 2019.

(3) In August 2018, the Company entered into three separate unsecured promissory note agreements with its CEO and his spouse, in the amounts of $25,000, $25,000, and $20,000, totaled $70,000. Each of these promissory notes bears interest at a rate of 8% per annum. The principle balance and accrued interest is due 60 days from the date of the note. The Company accrued interest on these notes in the amount of $6,357 through September 30, 2019.

(4) In November 2018, the Company entered into an unsecured promissory note agreement with its CEO and his spouse, in the amount of $20,000. The promissory note bears interest at a rate of 8% per annum. The principle balance and accrued interest is due 30 days from the date of the note. The Company accrued interest on these notes in the amount of $1,381 through September 30, 2019.

(5) In December 2018, the Company entered into an unsecured promissory note agreement with its CEO and his spouse, in the amount of $50,000. The promissory note bears interest at a rate of 8% per annum. The principle balance and accrued interest is due 90 days from the date of the note. The Company accrued interest on these notes in the amount of $3,134 through September 30, 2019.

(6) In May 2019, the Company entered into an unsecured promissory note agreement with its CEO and his spouse, in the amount of $10,000. The promissory note bears interest at a rate of 8% per annum. The principle balance and accrued interest is due 90 days from the date of the note. The Company accrued interest on these notes in the amount of $307 through September 30, 2019.

(7) In June 2019, the Company entered into an unsecured promissory note agreement with its CEO and his spouse, in the amount of $25,000. The promissory note bears interest at a rate of 8% per annum. The principle balance and accrued interest is due 90 days from the date of the note. The Company accrued interest on these notes in the amount of $630 through September 30, 2019.

As a result, the total principle amount of notes payable to related party was $733,400 at September 30, 2019 and $812,400 at December 31, 2018. The amount of accrued interest on these notes due to related party was $101,765 at September 30, 2019 and $65,774 at December 31, 2018.

Payable to Related Parties

Payable to related parties consisted of the followings at September 30, 2019 and December 31, 2018:

	September 30,	December 31,
	2019	2018
Short term loan from related entity (1)	$59,768	$61,500
Auto allowances owed to CEO (2)	6,000	5,000
	$65,768	$66,500

(1) In 2017, the Company received a working capital advance of $74,348 from a related entity. These advances are non-interest bearing and were intended as short term capital advances. The remaining balances have been included in payable to related parties on the consolidated balance sheet as current liabilities at September 30, 2019 and December 31, 2018.

(2) On May 1, 2016, the Company entered into an employment agreement with its CEO. The term of the employment is through December 31, 2019. The agreement provides for a monthly storage and corporate housing allowance of $1,000 for a property owned by the CEO and a monthly automobile allowance of $1,000.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(UNAUDITED)

In May 2018, the board of directors approved to discontinue payment of the storage and corporate housing allowance of $1,000 per month, retroactively to January 1, 2018. As a result, expenses accrued during the three months ended March 31, 2018 was reversed during the three months ended June 30, 2018. The automobile allowance remains unchanged at $1,000 per month.

In July 2018, the board of directors approved issuance of 85,000 shares of the Company's restricted common stock to the Company's CEO to settle the accrued storage and corporate housing allowance and automobile allowance in the amount of $17,000. In addition, in May 2019, the board of directors approved issuance of 200,000 shares of the Company's restricted common stock to the Company's CEO to settle the accrued automobile allowance expense in the amount of $8,000. As a result, $6,000 and $5,000 remained owed to the Company’s CEO at September 30, 2019 and December 31, 2018, respectively.

During the three and nine months ended September 30, 2019, expenses related to the automobile allowances totaled $3,000 and $9,000, respectively.

Other Related Party Transactions

In May 2018, the Company's CEO personally financed the purchase, with the Company's board of directors' approval, a piece of property in Tennessee for the benefit of the Company. The property consists of a 14 acre farm and an indoor growing area. The Company's CEO personally funded the purchase price of the property at $185,000 and closing costs. The board of directors also granted the Company the right to purchase the farm from the Company's CEO at his cost plus 6.09% interest when the Company has sufficient cash flows to do so. At the time of the filing, the Company has not exercised such right.

The board of directors also approved for the Company to enter into a lease to lease this property from the Company's CEO, effective June 1, 2018. The term of the lease is for one year with an automatic renewal term of one year. The lease requires the Company to pay all expenses related to the acquisition and operation of the property, including but not limited to the Company's CEO's personal incremental borrowing costs, repairs and maintenance, real estate taxes, licenses and permits, etc. For the three and nine months ended September 30, 2019, the Company incurred $7,900 and $27,133, respectively, in operating expenses for this property.

NOTE 5 – INVENTORIES

The Company’s inventories consisted of the followings at September 30, 2019 and December 31, 2018:

	September 30, 2019	December 31, 2018
Raw materials	$20,800	$23,810
Finished goods (isolates, tinctures, capsules, etc.)	6,649	12,605
Deferred farm expense	-	7,135
	$27,449	$43,550

NOTE 6 – RIGHT-OF-USE ASSETS AND LEASE LIABILITIES

Short term lease

The Company recognizes its office lease in Florida with an initial term of 12 months or less as a short-term lease. Lease payments associated with short-term lease are expensed as incurred in operating lease expense and are not included in our calculation of right-of-use assets or lease liabilities. Operating lease expense related to short-term lease was $3,045 and $8,839 for the three and nine months ended September 30, 2019.

Operating lease

The Company entered into a lease agreement to lease its retail space in Tennessee in October 2017 with a lease term of 24 months. The lease contains a renewal option to extend the term for two additional years. The lease will expire on November 30, 2019 and the Company has notified the landlord that it will not renew the lease. Rent for the first twelve months was $2,500 per month and $2,550 for the next twelve months. In applying ASC 842, the Company uses a lease term of 24 months and an incremental borrowing rate of 5.99% which was the borrowing rate on a finance lease (discussed below).

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(UNAUDITED)

Right of use (ROU) asset - operating lease obtained in exchange for lease liability - operating lease
$29,355
Amortization of ROU asset - operating lease	(21,854)
ROU asset - operating lease at September 30, 2019	$7,501

Lease liability - operating lease on adoption date	$29,655
Payments on lease liability - operating lease	(22,079)
Lease liability - operating lease on September 30, 2019	$7,576

This entire lease liability matures prior to December 31, 2019.

Operating lease expense for the three months ended September 30, 2019	$7,575
Operating lease expense for the nine months ended September 30, 2019	$23,025
Weighted average remaining lease term	3 months
Weighted average discount rate	5.99%

Finance lease

In May 2018, the Company's CEO personally financed the purchase, with the Company's board of directors' approval, a piece of property in Tennessee for the benefit of the Company. The property consists of a 14 acre farm and an indoor growing area. The Company's CEO personally funded the purchase price of the property at $185,000 and closing costs. The board of directors also granted the Company the right to purchase the farm from the Company's CEO at his cost plus 6.09% interest when the Company has sufficient cash flows to do so. At the time of the filing, the Company has not exercised such right.

The board of directors also approved for the Company to enter into a lease to lease this property from the Company's CEO, effective June 1, 2018. The term of the lease is for one year with an automatic renewal term of one year. The lease also contains an option for the Company to purchase the property from the Company's CEO. The lease requires the Company to pay all expenses related to the acquisition and operation of the property, including but not limited to the Company's CEO's personal incremental borrowing costs, repairs and maintenance, real estate taxes, licenses and permits, utilities, etc.

In applying ASC 842 on adoption date, the Company considered the followings:

1.	The lease is with a related party of the Company.
2.	Although the initial lease term is for one year, the Company is reasonably certain to acquire the property from the related party.
3.

Contrary to leases with fixed lease payments, this lease requires the Company to pay all expenses related to the acquisition and operations of the property which are variable. Although the Company can exclude variable lease payments in applying ASC 842, the lease provides the necessary cash flows for the related party to service his debt. Therefore, the Company estimates future incremental borrowing costs to be incurred by the related party when measuring the initial finance lease liability. This amounts to approximately $1,600 per month.

4.	The related party's debt term was 15 years at a borrowing rate of 5.99%
5.

The Company considered the most objective measure of the right-of-use asset to be the purchase price paid by the related party for the property. The purchase price is then allocated among land and improvement and the Company amortizes the improvement over the estimated useful life of 10 years.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(UNAUDITED)

ROU asset - finance lease - land	$37,530
ROU asset - finance lease - improvement	148,787
ROU asset - finance lease obtained in exchange for lease liability - finance lease	186,317
Cumulative effect adjustment to ROU asset - finance lease on adoption date	(8,679)
Amortization of ROU asset - finance lease	(11,159)
ROU asset - finance lease at September 30, 2019	$166,479

Lease liability - finance lease on adoption date	$186,318
Cumulative effect adjustment to ROU lease liability - finance lease on adoption date	(4,277)
Payments on lease liability - finance lease	(6,492)
Lease liability - finance lease on September 30, 2019	$175,549

Interest expense related to lease liability - finance lease was $2,581 and $7,837 for the three and nine months ended September 30, 2019, respectively.

Amounts of lease liability - finance lease matures over the next five years:
Twelve Months Ended September 30,
2020	$8,871
2021	9,402
2022	9,966
2023	10,562
2024 and thereafter	136,748
$175,549

Variable lease expense was $7,900 and $27,133, for the three and nine months ended September 30, 2019, respectively.
Weighted average remaining lease term	14 years
Weighted average discount rate	5.99%

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the followings at September 30, 2019 and December 31, 2018:

	September 30, 2019	December 31, 2018
Accounts payable to vendors	$104,128	$83,037
Payroll taxes payable	58,537	46,832
Accrued salaries and bonuses	140,085	153,542
Accrued interest on notes payable	4,793	6,394
	$307,543	$289,805

NOTE 8 – LONG-TERM DEBT

In June 2018, the Company entered into a financing agreement to finance the purchase of a farm tractor. The financing agreement is secured by the tractor. The total amount financed was $21,794 at 0% interest per annum. The first monthly payment of $363 began in July 2018 and continues for 60 months. The following is the total payment amounts for the next five years:

Twelve Months ending September 30,
2020	$4,359
2021	4,359
2022	4,359
2023	3,232
$16,309

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(UNAUDITED)

The current and long-term portions of principle amounts due are as follow:

Amount of principle due in the next 12 months	$4,359
Long term portion of principle due	11,950
$16,309

NOTE 9 – CONVERTIBLE NOTES PAYABLE AND DERIVATIVE LIABILITY

On August 22, 2018, the Company issued a convertible promissory note ("Note 1") for $140,800. Note 1 was discounted at $128,000 and the Company received net proceeds of $125,000 after incurring $3,000 of debt issuance costs. The note bears an interest rate at 10% per annum, and principal and accrued interest is due on the maturity date of August 22, 2019. The conversion option price associated with the note has a 25% discount to the market price of the stock. The market price is based on the average of the two lowest trading prices during a ten day period prior to conversion. The note is convertible at any time. As a result of the variable feature associated with the conversion option, pursuant to ASC Topic 815, the Company bifurcated the conversion option, and utilized the Black Scholes valuation model to determine the fair value of the conversion option. At the issuance date, the Company recorded a derivative expense and derivative liability of $148,211. At the end of each reporting period, the Company revalued the derivative liability and recorded the change in this value as additional derivative expense. At December 31, 2018, the derivative liability was valued at $138,218. The Company recognized $0 and $58,503 as derivative expense for the three and nine months ended September 30, 2019, respectively. As of September 30, 2019, the note holder converted principle in the amount of $140,800 and accrued interest in the amount of $6,400 into the Company's common stock. This resulted in the issuance of 4,899,785 shares of the Company's common stock being issued to the note holder. As a result of the conversion, the derivative liability was extinguished at September 30, 2019.

On October 8, 2018, the Company issued a convertible promissory note ("Note 2") for $58,300. Note 2 was discounted at $53,000 and the Company received net proceeds of $50,000 after incurring $3,000 of debt issuance costs. The note bears an interest rate at 10% per annum, and principal and accrued interest is due on the maturity date of October 8, 2019. The conversion option price associated with the note has a 25% discount to the market price of the stock. The market price is based on the average of the two lowest trading prices during a ten day period prior to conversion. The note is convertible at any time. As a result of the variable feature associated with the conversion option, pursuant to ASC Topic 815, the Company bifurcated the conversion option, and utilized the Black Scholes valuation model to determine the fair value of the conversion option. At the issuance date, the Company recorded a derivative expense and derivative liability of $57,272. At the end of each reporting period, the Company revalued the derivative liability and recorded the change in this value as additional derivative expense. At December 31, 2018, the derivative liability was valued at $58,300. The Company recognized $6,198 and $14,250 as derivative expense for the three and nine months ended September 30, 2019, respectively. As of September 30, 2019, the note holder converted principle in the amount of $58,300 and accrued interest in the amount of $2,650 into the Company's common stock. This resulted in the issuance of 3,146,716 shares of the Company's common stock being issued to the note holder. As a result of the conversion, the derivative liability was extinguished at September 30, 2019.

On June 13, 2019, the Company issued a convertible promissory note ("Note 3") for $93,500. Note 3 was discounted at $85,000 and the Company received net proceeds of $82,000 after incurring $3,000 of debt issuance costs. The note bears an interest rate at 10% per annum, and principal and accrued interest is due on the maturity date of June 13, 2020. The conversion option price associated with the note has a 25% discount to the market price of the stock. The market price is based on the average of the two lowest trading prices during a ten day period prior to conversion. The note is convertible at any time. As a result of the variable feature associated with the conversion option, pursuant to ASC Topic 815, the Company bifurcated the conversion option, and utilized the Black Scholes valuation model to determine the fair value of the conversion option. At the issuance date, the Company recorded a derivative expense and derivative liability of $151,264. At the end of each reporting period, the Company revalued the derivative liability and recorded the change in this value as additional derivative expense. The Company recognized $56,802 and $177,375 as derivative expense for the three and nine months ended September 30, 2019. The derivative liability was valued at $177,375 at September 30, 2019.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(UNAUDITED)

On July 12, 2019, the Company issued a convertible promissory note ("Note 4") for $91,300. Note 4 was discounted at $83,000 and the Company received net proceeds of $80,000 after incurring $3,000 of debt issuance costs. The note bears an interest rate at 10% per annum, and principal and accrued interest is due on the maturity date of July 12, 2020. The conversion option price associated with the note has a 25% discount to the market price of the stock. The market price is based on the average of the two lowest trading prices during a ten day period prior to conversion. The note is convertible at any time. As a result of the variable feature associated with the conversion option, pursuant to ASC Topic 815, the Company bifurcated the conversion option, and utilized the Black Scholes valuation model to determine the fair value of the conversion option. At the issuance date, the Company recorded a derivative expense and derivative liability of $117,886. At the end of each reporting period, the Company revalued the derivative liability and recorded the change in this value as additional derivative expense. The Company recognized $194,773 as derivative expense for the three and nine months ended September 30, 2019. The derivative liability was valued at $194,773 at September 30, 2019.

Liability measured at fair value on a recurring basis by level within the fair value hierarchy as of September 30, 2019 and December 31, 2018 is as follows:

Fair Value Measurement at September 30, 2019 (1)

	Note 3	Note 4
	Level 2	Level 2	Total
Liability:
Derivative liability	$177,375	$194,773	$372,148
Total liability	$177,375	$194,773	$372,148

Fair Value Measurement at December 31, 2018 (1)

	Note 1 - Level 2	Note 2 - Level 2	Total
Liability:
Derivative liability	$138,218	$58,300	$196,518
Total liability	$138,218	$58,300	$196,518

(1) The Company did not have any assets or liabilities measured at fair value using Level 1 or 3 of the fair value hierarchy as of September 30, 2019 and December 31, 2018.

The Company’s derivative liabilities are classified within Level 2 of the fair value hierarchy. The Company utilizes the Black-Scholes valuation model to value the derivative liabilities utilizing observable inputs such as the Company’s common stock price, the conversion price of the conversion option, and expected volatility, which is based on historical volatility. The Black-Scholes valuation model employs the market approach in determining fair value.

The following is a reconciliation of the beginning and ending balances for liabilities measured at fair value on a recurring basis during the nine months ended September 30, 2019 and the year ended December 31, 2018:

	Note 1	Note 2	Note 3	Note 4	Total
Balance at December 31, 2018	$138,218	$58,300	$-	$-	$196,518
Variable conversion feature in convertible notes payable	-	-	151,264	117,886	269,150
Change in fair value	58,502	14,250	26,111	76,887	175,750
Conversion of derivative liability to equity from note conversion	(196,720)	(72,550)	-	-	(269,270)
Balance at September 30, 2019	$-	$-	$177,375	$194,773	$372,148

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(UNAUDITED)

During the nine months ended September 30, 2019, the note holder elected to convert the principle amount of $140,800 and accrued interest of $6,400 of Note 1 and principle amount of $58,300 and accrued interest of $2,650 of Note 2 into the Company's common stock on the following dates, at the respective conversion prices, resulting in the following number of shares issued to the note holder:

Date of Conversion of Note 1	Amounts Converted	Conversion Price	Number of Shares Issued
Principle conversion
March 5, 2019	$15,000	$0.0945	158,730
March 19, 2019	$15,000	$0.0951	157,729
March 27, 2019	$15,000	$0.0795	188,679
April 23, 2019	$12,000	$0.0254	472,441
April 29, 2019	$15,000	$0.0254	590,551
May 8, 2019	$15,000	$0.0375	400,000
May 21, 2019	$15,000	$0.0263	570,342
May 30, 2019	$12,000	$0.0169	710,059
June 6, 2019	$12,000	$0.0169	710,059
June 11, 2019	$14,800	$0.0218	678,899
	$140,800		4,637,490
Accrued interest conversion
June 18, 2019	$6,400	$0.0244	262,295
Total amount converted	$147,200		4,899,785

Date of Conversion of Note 2	Amounts Converted	Conversion Price	Number of Shares Issued
Principle conversion
June 21, 2019	$15,000	$0.0206	728,155
June 25, 2019	$12,000	$0.0192	625,000
July 5, 2019	$12,000	$0.0188	638,298
July 9, 2019	$15,000	$0.0190	789,474
July 10, 2019	$4,300	$0.0190	226,316
	$58,300		3,007,243
Accrued interest conversion
July 10, 2019	$2,650	$0.0190	139,473
Total amount converted	$60,950		3,146,716

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(UNAUDITED)

NOTE 10 – STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company's board of directors is authorized by the Article of Incorporation to issue 2,000,000 shares of preferred stock at $0.001 par value, in one or more series. In August 2019, the Company's board of directors designates and authorizes the issuance of 1,475,000 shares of Series B Convertible Preferred Stock ("series B preferred stock"). Each share of series B preferred stock will have 50 votes per share and may be converted into 50 $0.001 par value common stock. The holders of series B preferred stock are entitled to receive, when and if as declared by the board of directors, cumulative dividends payable in cash. The holders of series B preferred stock are also given preference over common stockholders in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and subject and subordinate to the rights of secured creditors of the Company. As of the date of the filing of this Form 10-Q, no series B preferred stock has been issued.

Common Stock

The Company has been authorized to issue 150,000,000 shares of common stock, $.001 par value.     Each share of issued and outstanding common stock shall entitle the holder thereof to fully participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to common stock, as well as in the net assets of the corporation upon liquidation or dissolution.

During the nine months ended September 30, 2019, the Company issue 19,719,918 shares of its restricted common stock as follows:

1.	3,402,000 shares to consultants for services rendered, valued at $119,040.
2.	4,196,825 shares to the Company's CEO and COO for services rendered, valued at $167,873.
3.	40,000 shares issued to employees and a director from the restricted stock plan valued at $56,172.
4.	8,046,501 shares issued to the convertible notes holder who elected to convert principle and accrued interest, totaled $477,421, into the Company's common stock.
5.	760,000 shares to investors for $91,200 of working capital.
6.	200,000 shares issued to the Company's CEO to settle accrued expenses valued at $8,000.
7.	3,074,592 shares issued to the Company's CEO to settle notes payable and accrued interest in the amount of $122,984.

Warrants and Options

At September 30, 2019, 50,000 options were outstanding and there were no warrants outstanding. The Company did not issue any common stock purchase warrants or options during the three and nine months ended September 30, 2019 and 2018.

Restricted Stock Awards to Key Employees

In March 2017, the board of directors approved issuance of 100,000 shares of the Company’s restricted common stock to its key employees. The award is subject to a four or five-year vesting requirements, i.e. the requisite service period. The shares are issued as the vesting restriction lapses. The Company valued these shares at fair value on commitment date which is the date on which the employee accepted the award and recorded stock-based compensation expense over the requisite service period. Stock based compensation expense for these awards for the three months ended September 30, 2019 and 2018 was $10,754 and $11,040, respectively. Stock based compensation expense for these awards for the nine months ended September 30, 2019 and 2018 was $56,172 and $37,069.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(UNAUDITED)

NOTE 11 – SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date the financial statements were issued, and determined that there were no other material events to disclose, other than the followings:

On October 10, 2019, the Company issued a convertible promissory note ("Note 5") for $91,300. Note 5 was discounted at $83,000 and the Company received net proceeds of $80,000 after incurring $3,000 of debt issuance costs. The note bears an interest rate at 10% per annum, and principal and accrued interest is due on the maturity date of October 10, 2020. The conversion option price associated with the note has a 25% discount to the market price of the stock. The market price is based on the average of the two lowest trading prices during a ten day period prior to conversion. The note is convertible at any time. As a result of the variable feature associated with the conversion option, pursuant to ASC Topic 815, the Company will bifurcate the conversion option, and utilize the Black Scholes valuation model to determine the fair value of the conversion option.

NOTE 12 – RECENT ACCOUNTING PRONOUNCEMENTS

The Security and Exchange Commission ("SEC") recently amended its rules to require an analysis of changes in stockholders’ equity in the financial statements included in quarterly reports on Form 10-Q. The analysis, which can be presented as a note or separate statement, is required for the current and comparative quarter and year-to-date interim periods. The amended rules will become effective 30 days after they are published in the Federal Register. The SEC's transition guidance states that the amendments are effective for all filings made on or after the effective date; however, it also states the SEC staff would not object if a filer’s first presentation of the changes in stockholders’ equity was included in its Form 10-Q for the quarter that begins after the effective date of the amendments. As such, the Company presented an analysis of changes in stockholders' deficit as a separate statement in this Form 10-Q.

Except as noted above and in our Form 10-K, the Company’s management does not believe that recent codified pronouncements by the Financial Accounting Standards Board (“FASB”) (including its EITF), the AICPA or the SEC will have a material impact on the Company’s current or future consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Acacia Diversified Holdings, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Acacia Diversified Holdings, Inc. (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in stockholder’s deficit, and cash flows for years ended December 31, 2018 and 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018 and 2017, and the results of its consolidated operations and cash flows for the years ended December 31, 2018 and 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KWCO, PC

We have served as the Company’s auditor since 2015.

Odessa, Texas

April 1, 2019

ACACIA DIVERSIFIED HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2018 AND 2017

	December 31,	December 31,
	2018	2017
ASSETS

CURRENT ASSETS:
Cash	$51,797	$28,417
Accounts receivable, net of allowance for doubtful accounts of $25,000 and $17,450 in 2018 and 2017, respectively	135,970	22,820
Inventories	43,550	57,257
Prepaid expenses and other current assets	7,815	11,034
Total Current Assets	239,132	119,528

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $277,343 and $172,783 in 2018 and 2017, respectively	453,562	483,931

DEPOSITS	4,201	3,341

TOTAL ASSETS	$696,895	$606,800

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$289,805	$440,838
Current portion of long-term debt	4,359	-
Convertible notes payable	199,100	-
Notes payable to related party	812,400	558,400
Accrued interest on notes payable to related party	65,774	11,872
Payable to related parties	66,500	81,058
Total Current Liabilities	1,437,938	1,092,168

LONG-TERM LIABILITY:
Long-term debt, net of current portion	15,219	-
Derivative liability	196,518	-
Total Long-term Liability	211,737	-

Total Liabilities	1,649,675	1,092,168

Commitments and contingencies	-	-

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value; 150,000,000 shares authorized; 21,813,625 and 17,539,982 shares issued and outstanding at December 31, 2018 and 2017, respectively	21,814	17,540
Additional paid-in capital	5,692,055	4,451,038
Accumulated deficit	(6,666,649)	(4,953,946)
Total Stockholders' Deficit	(952,780)	(485,368)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$696,895	$606,800

The accompanying notes are an integral part of these consolidated financial statements.

ACACIA DIVERSIFIED HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

REVENUE	$415,051	$478,231

COSTS OF GOODS SOLD
Costs of goods sold	195,266	168,400
Depreciation expense	81,044	72,943
	276,310	241,343

GROSS PROFIT	138,741	236,888

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Employee compensation expenses	572,444	720,141
General and administrative expenses	962,585	909,230
Depreciation expense	23,516	5,514
	1,558,545	1,634,885

LOSS FROM OPERATIONS	(1,419,804)	(1,397,997)

OTHER INCOME (EXPENSE)
Derivative expense	(196,518)	-
Loss on sale of assets	(12,362)	(9,530)
Interest expense	(84,794)	(427,572)
Other income	775	1,371
TOTAL OTHER INCOME (EXPENSE)	(292,899)	(435,731)

NET LOSS BEFORE INCOME TAXES	(1,712,703)	(1,833,728)
Income taxes	-	-

NET LOSS	$(1,712,703)	$(1,833,728)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.09)	$(0.11)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	19,604,467	17,372,858

The accompanying notes are an integral part of these consolidated financial statements.

ACACIA DIVERSIFIED HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Common Stock
	Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Total

Balance December 31, 2016	16,931,816	$16,932	$3,393,539	$(3,120,218)	$290,253

Common stock issued for services	340,900	341	565,228		565,569

Common stock issued for interest expense	216,000	216	366,184		366,400

Employee stock plan compensation	10,000	10	75,405		75,415

Common stock issued to acquire property and equipment	41,266	41	50,682		50,723

Net loss				(1,833,728)	(1,833,728)

Balance December 31, 2017	17,539,982	17,540	4,451,038	(4,953,946)	(485,368)

Common stock issued for services	1,197,000	1,197	535,711		536,908

Common stock issued for acquisition of Medahub, Inc.	600,000	600	125,400		126,000

Common stock issued for accrued expense	2,233,125	2,233	444,392		446,625

Common stock issued to related party for leasehold improvement	36,018	36	17,613		17,649

Employee stock plan compensation	7,500	8	48,101		48,109

Common stock issued for cash	200,000	200	69,800		70,000

Net loss				(1,712,703)	(1,712,703)

Balance December 31, 2018	21,813,625	$21,814	$5,692,055	$(6,666,649)	$(952,780)

The accompanying notes are an integral part of these consolidated financial statements.

ACACIA DIVERSIFIED HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,712,703)	$(1,833,728)
Adjustments to reconcile net loss to net cash and cash equivalents used by operating activities:
Depreciation	104,560	78,457
Common stock issued for services	536,908	565,569
Common stock issued for acquisition of Medahub, Inc.	126,000	-
Common stock issued from employee stock plan	48,109	75,415
Common stock issued for interest expense	-	366,400
Original issue discount on convertible notes payable	18,100	-
Amortization of debt discount	6,000	20,950
Allowance for doubtful accounts	25,000	-
Derivative expense	196,518	-
Loss on sale of land and equipment	12,362	9,530
Loss on sale of equipment to related party	-	17,450
(Increase) decrease in:
Accounts receivable	(138,150)	(4,640)
Inventories	13,707	5,828
Prepaid expenses and other current assets	2,359	46,968
Increase (decrease) in:
Accounts payable and accrued expenses	295,592	85,530
Net cash used by operating activities	(465,638)	(566,271)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment to related party for leasehold improvement	(6,000)	(29,064)
Acquisition of leasehold improvement with due to related party	-	29,064
Proceeds from sale of property	38,361	-
Acquisition of property and equipment	(79,470)	(11,284)
Net cash provided (used) by investing activities	(47,109)	(11,284)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from payable to related parties	39,344	78,494
Proceeds from issuance of common stock	70,000	-
Proceeds from convertible notes payable	175,000	79,050
Repayment on convertible note payable	-	(100,000)
Proceeds from note payable to related party	-	405,000
Payment on due to related parties	-	(30,500)
Proceeds from advances from related party	-	130,050
Payment on long-term debt	(2,217)	-
Proceeds from issuance of notes payable to related party	254,000	-
Net cash provided by financing activities	536,127	562,094

Net change in cash and cash equivalents	23,380	(15,461)

Cash and cash equivalents, beginning of the year	28,417	43,878

Cash and cash equivalents, end of the year	$51,797	$28,417

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$114	$5,000
Cash paid for income taxes	$-	$-

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Common stock issued to related party for leasehold improvement	$17,649	$-
Acquisition of equipment with long-term debt	$21,794	$-
Common stock issued to settle related party accrued expense	$446,625	$-
Common stock issued for acquisition of property		$50,723
Consolidation of notes payable to related party, including accrued interest		$153,400

The accompanying notes are an integral part of these consolidated financial statements.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 1 - THE COMPANY

Acacia Diversified Holdings, Inc. (“Acacia” or the “Company”), a Texas corporation, has four wholly-owned subsidiaries, MariJ Pharmaceuticals, Inc. (“MariJ Pharma”), a Florida corporation, Canna-Cures Research & Development Center, Inc. (“Canna-Cures”), a Florida corporation, and Eufloria Medical of Tennessee, Inc. (“EMT”), a company incorporated in the state of Tennessee. In July 2018, the Company also announced the completion of its acquisition of Medahub Operations Group, Inc. and Medahub, Inc., technology companies (“Medahub”) incorporated in the state of Florida, complete with a current compounding pharmacy license in Florida. The Medahub acquisition allows the Company to be fully HIPAA compliant and cloud based on an HL7 platform. The Company can now offer licensing agreements for other cannabis companies wanting to be HIPAA compliant from left to right or seed to sale and doctor to patient.

The Company’s primary source of revenue is from the extraction of medicinal hemp oil, from a non-psychoactive cannabis plant. All extraction services are currently provided in states where such services are deemed legal. The Company's subsidiary EMT has been invited to be part of the hemp pilot program in Tennessee. This program provides the Company the license to grow, manufacture, and dispense organic hemp oil in Tennessee. The Company plans on participating in this pilot program through its new, wholly-owned subsidiary.

The Company also opened its retail store in Tennessee this year. Revenue generated from retail sales is not expected to be material to the Company based on current operating model.

NOTE 2 - GOING CONCERN

The Company has not generated profit to date. The Company expects to continue to incur operating losses as it proceeds with its extraction, growing and manufacturing activities in Tennessee and research and development activities and continues to navigate through the regulatory process. The Company expects general and administrative costs to increase, as the Company adds personnel and other administrative expenses associated with its current efforts. As such, and without substantially increasing revenue or finding new sources of capital, the Company will find it difficult to continue to meet its obligations as they come due. The Company continues to seek working capital but there can be no assurance that the Company will be successful in its efforts to raise capital, or if it were successful in raising capital, that it would be successful in meeting its business plans. These factors raise substantial doubt as to the ability of the Company to continue as a going concern. Management’s plans include securing additional extraction contracts and increasing sales at our retail store in Tennessee, attempting to start new businesses, finding additional operational businesses to buy, and attempting to raise funds from the public through an equity offering of the Company’s common stock. Management intends to make every effort to identify and develop all these sources of funds, but there can be no assurance that Management’s plans will be successful.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses for all periods presented and has a substantial accumulated deficit. As of December 31, 2018, these factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION - The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) with December 31, as its year-end. The consolidated financial statements and notes are the representations of the Company’s management who are responsible for their integrity and objectivity.

PRINCIPLES OF CONSOLIDATION – The consolidated financial statements include the accounts of Acacia Diversified Holdings, Inc. and its wholly-owned subsidiaries, MariJ Pharmaceuticals, Inc, Canna-Cures Research & Development Center, Inc., Eufloria Medical of Tennessee, Inc., Medahub Operations Group, Inc. and Medahub, Inc. All significant intercompany accounts and transactions are eliminated in consolidation.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

USE OF ESTIMATES - Preparing the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions about current, and for some estimates, future economic and market conditions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

RECLASSIFICATION - Certain accounts in the prior period's financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.

MEDAHUB ACQUISITION - In July 2018, the Company announced the completion of its acquisition of Medahub Operations Group, Inc. and Medahub, Inc., technology companies (“Medahub”), which includes a current compounding pharmacy license in Florida. The Medahub acquisition allows the Company to be fully HIPAA compliant and cloud based on an HL7 platform. The Company can now offer licensing agreements for other cannabis companies wanting to be HIPAA compliant from left to right or seed to sale and doctor to patient. The Company issued 600,000 shares of its restricted common stock to the principal of Medahub as consideration of the acquisition, valued at $126,000.

When determining the accounting of the acquisition, the Company concluded that the acquisition does not constitute the acquisition of a business since there was no inputs, processes or outputs within Medahub. In addition, although the Company acquired certain software and technology from Medahub, the most significant asset it acquired was Medahub's principal's commitment to provide support, guidance and direction for implementing this technology. Without the principal's commitment of his time, the Company will not be able to implement the technology and begin generating cash flows. Therefore, the Company believes that the value of the purchase is concentrated on the service provided by Medahub's principal. As a result, the Company allocated the entire purchase price to the service provided and accounted for it as professional fee expense.

CASH AND CASH EQUIVALENTS - The Company considers all short-term investments purchased with a maturity of three months or less to be cash equivalents. Credit risk associated with cash deposits are insured under FDIC up to $250,000 per depositor, per FDIC insured bank, per ownership category. At such time, as the Company’s cash deposits exceed FDIC limits, the Company will reassess their credit risk.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS – The Company’s accounts receivable represents amounts due from customers for extraction services performed. Allowance for uncollectible accounts receivable is estimated based on the aging of the accounts receivable and management estimate of uncollectible amounts. At December 31, 2018 and 2017, the Company provided for $25,000 and $17,450, respectively, of allowance for doubtful accounts.

CONCENTRATION OF CUSTOMERS – For the year ended December 31, 2018, the Company’s extraction revenue, which accounted for 80% of total revenue, came from two customers. These two customers accounted for approximately 59% and 21%, respectively, of total revenue. 98% of the trade receivable balance at December 31, 2018 was due from two customers.

For the year ended December 31, 2017, the Company’s extraction revenue, which accounted for 93% of total revenue, came from three customers. These three customers accounted for approximately 33%, 28% and 32%, respectively, of total revenue. The entire trade receivable balance at December 31, 2017 was due from one customer.

INVENTORIES – Inventories are stated at the lower of cost or market. Cost is determined using the average cost method. The Company’s inventory consists of raw materials and finished goods. Cost of inventory includes cost of ingredients, labor, quality control and all other costs incurred to bring our inventories to condition ready to be sold.

DEFERRED FARM EXPENSE - The Company's subsidiary EMT grows hemp plants in both its indoor and outdoor facility. In accordance with Accounting Standards Codification 905 - Agriculture, all direct and indirect costs of growing the plants are accumulated until the time of harvest. These deferred cost cannot exceed the realizable value of the oil processed from the hemp plants. Crop costs such as soil preparation incurred before planting are deferred and allocated to the growing crop. Deferred farm expense is included as inventory costs.

PROPERTY AND EQUIPMENT – Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized, while minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives, which are generally two to seven years.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

IMPAIRMENT OF LONG-LIVED ASSETS – In accordance with Accounting Standards Codification 360-10-05 - Impairment or Disposal of Long-Lived Assets, long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment at least annually or whenever facts and circumstances indicate that the carrying value may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. The Company did not recognize any impairment losses for the periods presented.

DEBT DISCOUNT - During the year ended December 31, 2018, the Company incurred $18,100 of debt discount related to the issuance of two convertible promissory notes, as described in Note 9. The discount was recognized in its entirety as interest expense rather than amortized over the life of the convertible promissory note. The immediate recognition did not yield materially different result.

DEBT ISSUANCE COSTS - The Company follows Accounting Standard Update 2015-03 – Simplifying the Presentation of Debt Issuance Costs, which requires direct costs associated with the issuance of convertible note to be presented in the balance sheet as a direct reduction from the carrying value of the associated debt liability. These costs are amortized into interest expense over the contractual term of the note or a shorter amortization period when deemed appropriate. The Company amortizes debt issuance costs for its convertible note immediately upon issuance since the note is convertible on demand.

OFFERING COSTS - The Company follows the SEC Staff Accounting Bulletin, Topic 5 - Miscellaneous Accounting, which requires that specific incremental costs directly attributable to a proposed or actual offering of securities may be deferred and charged against gross receipts of the offering. However, deferred costs of an aborted offering, or a postponement of existing offering exceeding 90 days, may not be deferred and charged against proceeds of a subsequent offering.

REVENUE RECOGNITION - In May 2014, the FASB issued Accounting Standard Update 2014-09, Revenue from Contracts with Customers (Topic 606), which replaces numerous requirements in U.S. GAAP, including industry specific requirements, and provides a single revenue recognition model for recognizing revenue from contracts with customers. The Company adopted this standard effective January 1, 2018.

The core principle of the new standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This requires companies to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The Company’s revenues from extraction activities and from retail sales are recognized at a point in time.

The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenues.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

ADVERTISING COSTS - Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2018 and 2017 amounted to $10,989 and $8,516, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts of cash and cash equivalents, accounts receivable, deposits, prepaid expenses, accounts payable and accrued expenses approximate fair value due to the short-term nature of these instruments. Accounts payable and accrued expenses included amounts due to vendors and service providers and accrued compensation to the Company’s officers.

FAIR VALUE ESTIMATES – The Company measures its options and warrants at fair value in accordance with Accounting Standards Codification 820 – Fair Value Measurement (“ASC 820”). The objective of ASC 820 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 specifies a valuation hierarchy based on whether the inputs to those valuation techniques are observable or unobservable.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own assumptions. These two types of inputs have created the following fair value hierarchy:

Level 1 – Quoted prices for identical instruments in active markets;

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when estimating fair value. No new options or warrants were issued during the years ended December 31, 2018 and 2017.

	Quoted Active Markets for Identified Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total

	(Level 1)	(Level 2)	(Level 3)

December 31, 2018
Common stock issued for services	-	$536,908	-	$536,908
Common stock issued for acquisition of Medahub, Inc.	-	126,000	-	126,000
Common stock issued to settle accrued expense	-	446,625	-	446,625
Employee Stock Plan	-	48,109	-	48,109
Common stock issued for property improvement	-	17,649	-	17,649
Derivative liability	-	196,518	-	196,518

December 31, 2017

Common stock issued for services	-	$565,569	-	$565,569
Common stock issued for interest	-	366,400	-	366,400
Employee Stock Plan	-	75,415	-	75,415
Common stock issued for property acquisition	-	50,723	-	50,723

All common stock issued for services are valued on the date of the agreements, using a ten day volume weighted average price.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

COMPENSATED ABSENCES - The Company has not accrued a liability for compensated absences in accordance with Accounting Standards Codifications 710 – Compensation – General, as the amount of the liability cannot be reasonably estimated at December 31, 2018 and 2017.

LOSS PER COMMON SHARE - Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share would include the weighted average common shares outstanding and potentially dilutive common share equivalents. Because of the net losses for all periods presented, the basic and diluted weighted average shares outstanding are the same since including the additional shares would have an anti-dilutive effect on the loss per share. For this reason, common stock options and warrants to purchase 55,000 and 65,000 shares, respectively, of common stock were not included in the computation of basic and diluted weighted average common shares outstanding for the years ended December 31, 2018 and 2017.

INCOME TAXES - The Company files federal and state income tax returns in accordance with the applicable rules of each jurisdiction. We account for income taxes under the asset and liability method in accordance with Accounting Standards Codification 740 - Income Taxes (“ASC 740”). The provision for income taxes includes federal, state and local income taxes currently payable, as well as deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable amounts in years in which those temporary differences are expected to be recovered or settled. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. In accordance with ASC 740, we recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company currently has substantial net operating loss carryforwards. The Company has recorded a valuation allowance equal to the net deferred tax assets due to the uncertainty of the ultimate realization of the deferred tax assets.

CONTINGENCIES - Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is possible that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of range of possible loss if determinable and material, would be disclosed. There was no known contingency at December 31, 2018.

In the normal course of business, the Company also enters into various other guarantees and indemnities in its relationships with suppliers, service providers, customers and others. These guarantees and indemnifications do not materially impact the Company’s financial condition or results of operations, and indemnifications associated with the Company’s actions generally have no dollar limitations and currently cannot be quantified.

STOCK BASED COMPENSATION - The Company accounts for stock-based compensation under Accounting Standards Codification 718 - Compensation-Stock Compensation (“ASC 718”). ASC 718 requires that all stock-based compensation be recognized as expense in the financial statements and that such cost be measured at the fair value of the award at the grant date and recognized over the period during which an employee is required to provide services (requisite service period). An additional requirement of ASC 718 is that estimated forfeitures be considered in determining compensation expense. Estimating forfeitures did not have a material impact on the determination of compensation expense during the years ended December 31, 2018 and 2017.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

The Company accounts for stock based awards based on the fair market value of the instrument using a 10-day volume weighted adjusted price (VWAP) and accounts for stock options issued using the Black-Scholes option pricing model and utilizing certain assumptions including the followings:

Risk-free interest rate – This is the yield on U.S. Treasury Securities posted at the date of grant (or date of modification) having a term equal to the expected life of the option. An increase in the risk-free interest rate will increase compensation expense.

Expected life—years – This is the period of time over which the options granted are expected to remain outstanding. Options granted by the Company had a maximum term of ten years. An increase in the expected life will increase compensation expense.

Expected volatility – Actual changes in the market value of stock are used to calculate the volatility assumption. An increase in the expected volatility will increase compensation expense.

Dividend yield – This is the annual rate of dividends per share over the exercise price of the option. An increase in the dividend yield will decrease compensation expense. The Company does not currently pay dividends and has no immediate plans to do so in the near future.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of Accounting Standards Codification 505-50, Equity – Based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.

NOTE 4 - RELATED PARTY TRANSACTIONS

Note Payable to Related Party

The Company entered into the following promissory notes payable with its CEO during the years ended December 31, 2018 and 2017:

Note Date	Note Amount	Accrued Interest	Total
January 2017 (1)	$300,000	$16,504	$316,504
June 2017 (2)	105,000	2,048	107,048
June 2017 (3)	130,050	2,564	132,614
	535,050	21,116	556,166
Expenses owed to related party		2,234	2,234
	535,050	23,350	558,400
Consolidation of notes (1) through (3) on September 25, 2017	23,350	(23,350)	-
Consolidated note balance at September 25, 2017	558,400	-	558,400
Accrued interest from September 26 through December 31, 2017	-	11,872	11,872
Balances as of December 31, 2017	$558,400	$11,872	$570,272

Accrued interest on consolidated note for the year ended December 31, 2018	$-	$44,672	$44,672
Balances as of December 31, 2018	558,400	56,544	614,944

March 2018 (4)	72,000	4,402	76,402
April 2018 (5)	42,000	2,332	44,332
August 2018 (6)	70,000	2,168	72,168
November 2018 (7)	20,000	184	20,184
December 2018 (8)	50,000	144	50,144
	254,000	9,230	263,230

Total notes payable and accrued interest due to related party at December 31, 2018	$812,400	$65,774	$878,174

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(1) In January 2017, the Company entered into a note agreement in the amount of $300,000 with the Company’s CEO. The note bears interest at a rate of 8% per annum and specifies no due date. The Company accrued interest of $16,504 through September 25, 2017. Concurrently, the board of directors also approved issuance of 100,000 shares of the Company’s common stock as additional interest. These shares were accounted for as debt issuance costs, valued at $182,000. The costs were expensed at the commitment date of the note as interest expense since the note is a short term capital advance with no stated term. This note was convertible into the shares of the Company’s common stock at $0.50/share and the note holder did not exercise the conversion option.

(2) In June 2017, the Company entered into a note agreement in the amount of $105,000 with the Company’s CEO for short term working capital advance. The note bears interest at a rate of 8% per annum and specifies no due date. The Company accrued interest and recorded interest expense of $2,048 through September 25, 2017. This note was convertible into the shares of the Company’s common stock at $0.50/share and the note holder did not exercise the conversion option.

(3) In June 2017, the Company received a short term working capital advance of $130,050 from its CEO. The advance bears interest at a rate of 8% per annum and specifies no due date. The Company accrued interest and recorded interest expense of $2,564 through September 25, 2017.

On September 25, 2017, the board of directors approved the Company to enter into a consolidated note payable agreement with the Company’s CEO to consolidate the above notes (1) and (2) and advances (3) received from its CEO, including accrued interests on these notes. The total amount of the principle and interest consolidated was $558,400. This consolidated note payable bears 8% interest per annum and is due on demand. Interest expense on this note from September 25, 2017 to December 31, 2017 was $11,872 and $44,672 for the year ended December 31, 2018. This note is secured by all of the Company's assets.

(4) In March 2018, the Company entered into three separate unsecured promissory note agreements with its CEO and his spouse, in the amounts of $12,000, $40,000 and $20,000, totaled $72,000. Each of these promissory notes bears interest at a rate of 8% per annum. The principle balance and accrued interest is due 60 days from the date of the note. The Company accrued interest on these notes in the amount of $4,402 for the year ended December 31, 2018.

(5) In April 2018, the Company entered into two separate unsecured promissory note agreements with its CEO and his spouse, in the amounts of $10,000 and $32,000, totaled $42,000. Each of these promissory notes bears interest at a rate of 8% per annum. The principle balance and accrued interest is due 60 days from the date of the note. The Company accrued interest on these notes in the amount of $2,332 for the year ended December 31, 2018.

In May 2018, the board of directors approved the Company to enter into a promissory note agreement with the Company's CEO and his spouse to consolidate notes (4) and (5). The total amount of the principle consolidated was $114,000. The amount of interest accrued from the note dates to the date of the consolidation was minimal and therefore was not included in the consolidation. The promissory note accrues interest at 8% from the date of consolidation and is due within 120 days of the note date.

(6) In August 2018, the Company entered into three separate unsecured promissory note agreements with its CEO and his spouse, in the amounts of $25,000, $25,000, and $20,000, totaled $70,000. Each of these promissory notes bears interest at a rate of 8% per annum. The principle balance and accrued interest is due 60 days from the date of the note. The Company accrued interest on these notes in the amount of $2,168 for the year ended December 31, 2018.

(7) In November 2018, the Company entered into an unsecured promissory note agreements with its CEO and his spouse, in the amounts of $20,000. The promissory note bears interest at a rate of 8% per annum. The principle balance and accrued interest is due 30 days from the date of the note. The Company accrued interest on these notes in the amount of $184 for the year ended December 31, 2018.

(8) In December 2018, the Company entered into an unsecured promissory note agreements with its CEO and his spouse, in the amounts of $50,000. The promissory note bears interest at a rate of 8% per annum. The principle balance and accrued interest is due 90 days from the date of the note. The Company accrued interest on these notes in the amount of $144 for the year ended December 31, 2018.

As a result, the total principle amount of notes payable to related party was $812,400 and $558,400, at December 31, 2018 and 2017, respectively.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Payable to Related Parties

Payable to related parties consisted of the followings at December 31, 2018 and 2017:

	2018	2017
Short term loan from related entity (1)	$61,500	$41,994
Storage and corporate housing and auto allowances owed to CEO (2)	5,000	10,000
Amount owed to a director (3)	-	29,064
	$66,500	$81,058

(1) In 2017, the Company received a working capital advance of $74,348 from a related entity. These advances are non-interest bearing and were intended as short term capital advances. The remaining balances of $61,500 and $41,994 have been included in payable to related parties on the consolidated balance sheets as current liabilities at December 31, 2018 and 2017, respectively.

(2) On May 1, 2016, the Company entered into an employment agreement with its CEO. The term of the employment is through December 31, 2019. The agreement provides for a monthly storage and corporate housing allowance of $1,000 for a property owned by the CEO and a monthly automobile allowance of $1,000.

In May 2018, the board of directors approved to discontinue payment of the storage and corporate housing allowance of $1,000 per month, retroactively to January 1, 2018. As a result, no expenses related to the storage and corporate housing allowance was recorded during the year ended December 31, 2018. The automobile allowance remains unchanged at $1,000 per month.

In July 2018, the board of directors approved issuance of 85,000 shares of the Company's restricted common stock to the Company's CEO to settle the storage and corporate housing allowance and automobile allowance in the amount of $17,000 accrued through July 2018. As a result, $5,000 and $10,000 remained owed to the Company’s CEO at December 31, 2018 and 2017, respectively.

During the year ended December 31, 2018, expenses related to the automobile allowances totaled $12,000. During the year ended December 31, 2017, expenses related to the housing and automobile allowances totaled $24,000.

(3) During the year ended December 31, 2017, a director of the Company incurred time and expenses related to improving the retail space located in Tennessee. These costs have been recorded as property and equipment in the Company’s consolidated balance sheets. At December 31, 2017, the Company owed this director $29,064, of which $17,649 was paid after December 31, 2017 through issuance of 36,018 shares of the Company’s common stock to the director and the remaining amount of $11,416 was paid in cash.

Other Related Party Transactions

In March 2017, the Company’s board of directors approved issuance of 50,000 shares of the Company’s common stock to a director for his service in a financing transaction and the equity purchase agreement described in Notes 8 and 10. The Company determined that 16,000 shares of the total number of shares represent non-cash debt issuance costs directly related to the convertible notes financing and the remaining 34,000 shares represent compensation costs directly related to the equity purchase agreement with this investor. The 50,000 shares were valued at $82,500.

In May 2017, the Company and EMT entered into an agreement to purchase a parcel of land in Tennessee and an Industrial Hemp Grower License issued by the Tennessee Department of Agriculture from one of the Company’s directors. The purchase price of the transaction was 80,000 shares of the Company’s restricted common stock. These shares were valued at $1.60 per share, or $128,000, on the commitment date. EMT allocated the purchase price among the assets acquired based on their fair values as follow:

Land purchase price	$26,194
Land preparation and cleanup	15,000
Industrial Hemp Grower License	-
Compensation	86,806
Total Purchase Price	$128,000

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

The Company determined the value of the land based on the purchase price paid by the director in December 2016. There has been no significant changes in the value of the land since that time. The Company estimated land preparation and cleanup costs at $15,000. The director applied for and paid a fee of $264 to obtain the license. The Company was not able to determine the value of the license since the license was granted as part of the hemp pilot program in Tennessee and the Company has not generated any cash flows from this license. The Company entered into this agreement with its director, in lieu of the state of Tennessee, as a result of the state’s residency requirement to enter into the program in Tennessee. As a result, this director is also a registered agent and a director of EMT, a Tennessee corporation. The remaining purchase price of $86,806 represented compensation to this director for his effort in preparing the Company for operations in Tennessee. During the year ended December 31, 2017, this director also incurred expenses in excavating and clearing of the land, installing driveway and culvert and completing the survey for excavation. The board of directors approved issuance of the Company’s common stock to compensate this director for his expenses. As a result, the Company recorded its commitment to issue 15,520 shares of its common stock valued at $0.61 per share, for a total of $9,529, which is included as part of the cost of the land. Accordingly, the total recorded cost of the Tennessee land acquisition is $50,723.

In May 2018, the Company sold this property at $38,361 to an unrelated party, resulting in a loss of $12,362.

During the year ended December 31, 2017, the Company issued 20,000 shares of the Company’s common stock to each of its three directors for serving on the Company’s board during 2017 and 2016. The total of 60,000 shares were valued at $99,000. There was no cash compensation paid to the directors for their service on the board.

In May 2018, the Company's CEO personally financed the purchase, with the Company's board of directors' approval, a piece of property in Tennessee for the benefit of the Company. The property consists of a 14 acre farm and an indoor growing area. The Company's CEO personally funded the purchase price of the property at $185,000 and closing costs. The board of directors also granted the Company the right to purchase the farm from the Company's CEO at his cost plus 6.09% interest when the Company has sufficient cash flows to do so. At the time of the filing, the Company has not exercised such right.

The board of directors also approved for the Company to enter into an agreement to lease this property from the Company's CEO, effective June 1, 2018. The term of the lease is for one year with an automatic renewal term of one year. The lease requires the Company to pay all expenses related to the acquisition and operation of the property, including but not limited to the Company's CEO's personal incremental borrowing costs, repairs and maintenance, real estate taxes, licenses and permits, etc. For the year ended December 31, 2018, the Company incurred $29,152 in operating expenses for this property.

NOTE 5 - INVENTORIES

The Company’s inventories consisted of the followings at December 31, 2018 and 2017:

	2018	2017
Raw materials	$23,810	$46,880
Finished goods (isolates, tinctures and capsules, etc.)	12,605	10,377
Deferred farm expense	7,135	-
	$43,550	$57,257

NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method at rates intended to depreciate the costs of assets over their estimated useful lives. Upon retirement or sale of property and equipment, the cost of the disposed assets and related accumulated depreciation is removed from the accounts and any resulting gain or loss is credited or charged to selling, general and administrative expenses. Expenditures for normal repairs and maintenance are charged to expense as incurred.

Additions and expenditures for improving or rebuilding existing assets that extend the useful life are capitalized. Leasehold improvements made either at the inception of the lease or during the lease term are amortized over the shorter of their economic lives or the lease term including any renewals that are reasonably assured.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Property and equipment consisted of the followings at December 31, 2018 and 2017:

	2018	2017
Computer equipment	$7,582	$7,582
Website	7,000	5,000
Extraction, farm and lab equipment	609,664	559,257
Land	-	50,723
Leasehold and farm improvement	106,659	34,152
Total property and equipment	730,905	656,714
Less accumulated depreciation	(277,343)	(172,783)
Net property and equipment	$453,562	$483,931

Depreciation expense for the years ended December 31, 2018 and 2017 totaled $104,560 and $78,457, respectively.

NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the followings at December 31, 2018 and 2017:

	2018	2017
Accounts payable to vendors	$83,037	$95,444
Payroll taxes payable	46,832	24,727
Accrued salaries and bonuses	153,542	320,667
Accrued interest on convertible notes payable	6,394	-
	$289,805	$440,838

NOTE 8 - CONVERTIBLE NOTE PAYABLE ISSUED IN 2017

In March 2017, the Company entered into a financing agreement with an investor whereby the Company would issue unsecured convertible note agreements to the investor in the aggregate principal amount of $400,000 at 10% discount. The financing would be funded in tranches, each with the issuance of a separate convertible note agreement by the Company.

On March 31, 2017, the Company issued the first convertible note agreement (“first note”) in the principal amount of $100,000 at 10% discount. The first note matures on March 31, 2019 and is convertible into the Company’s common stock at a conversion price of $1.60 per share if no event of default has occurred and is converted prior to 180 days after the issuance date. If an event of default has occurred or the date of conversion is 180 days after the issuance date, the conversion price will be the lesser of $1.60 per share, or 70% of the second lowest closing bid price of the Company’s common stock for the 20 trading days immediately preceding the date of the conversion. In connection with the issuance of the first note, the Company paid $2,500 of commitment fee to the investor, $2,500 legal fees, and a finder's fee of $5,950. Therefore, the Company received net proceeds of $79,050 at closing.

The Company’s board of directors approved issuance of 50,000 shares of the Company’s common stock to a director for his service as a consultant for the transaction. The Company determined that 16,000 shares of the total number of shares represent non-cash debt issuance costs directly related to the convertible notes financing and the remaining 34,000 shares represent compensation costs directly related to the sale of the Company’s common stock to this investor (see Note 10). As a result, the debt discount of $10,000, commitment fee of $2,500, legal fee of $2,500, commission to a third party consultant of $5,950 and the non-cash debt issuance costs of $26,400, totaling $47,350, were recorded as a direct reduction from the carrying value of the principal amount in the consolidated balance sheet at the time of the agreement. These costs were amortized as interest expense immediately upon issuance because the first note was immediately convertible by the note holder. The principle amount of $100,000 was repaid in June 2017 together with interest expense of $5,000.

The Company did not receive additional funding from the investor and therefore, no additional convertible note agreement was issued.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 9 - CONVERTIBLE NOTES PAYABLE ISSUED IN 2018 AND DERIVATIVE LIABILITY

On August 22, 2018, the Company issued a convertible promissory note ("Note 1") for $140,800. Note 1 was discounted at $128,000 and the Company received net proceeds of $125,000 after incurring $3,000 of debt issuance costs. The note bears an interest rate at 8% per annum, and principal and accrued interest is due on the maturity date of August 22, 2019. The conversion option price associated with the note has a 25% discount to the market price of the stock. The market price is based on the average of the two lowest trading prices during a ten day period prior to conversion. The note is convertible at any time. As a result of the variable feature associated with the conversion option, pursuant to ASC Topic 815, the Company bifurcated the conversion option, and utilized the Black Scholes valuation model to determine the fair value of the conversion option. At the issuance date, the Company recorded a derivative expense and derivative liability of $148,211. At the end of each reporting period, the Company revalued the derivative liability and recorded the change in this value as additional derivative expense. The derivative liability was valued at $138,218 at December 31, 2018.

On October 8, 2018, the Company issued a convertible promissory note ("Note 2") for $58,300. Note 2 was discounted at $53,000 and the Company received net proceeds of $50,000 after incurring $3,000 of debt issuance costs. The note bears an interest rate at 8% per annum, and principal and accrued interest is due on the maturity date of October 8, 2019. The conversion option price associated with the note has a 25% discount to the market price of the stock. The market price is based on the average of the two lowest trading prices during a ten day period prior to conversion. The note is convertible at any time. As a result of the variable feature associated with the conversion option, pursuant to ASC Topic 815, the Company bifurcated the conversion option, and utilized the Black Scholes valuation model to determine the fair value of the conversion option. At the issuance date, the Company recorded a derivative expense and derivative liability of $57,272. At the end of each reporting period, the Company revalued the derivative liability and recorded the change in this value as additional derivative expense. The derivative liability was valued at $58,300 at December 31, 2018.

Liability measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2018 is as follows:

Fair Value Measurement at December 31, 2018 (1) Using

	Note 1 - Level 2	Note 2 - Level 2	Total
Liability:
Derivative liability	$138,218	$58,300	$196,518
Total liability	$138,218	$58,300	$196,518

(1) The Company did not have any assets or liabilities measured at fair value using Level 1 or 3 of the fair value hierarchy as of December 31, 2018.

The Company’s derivative liabilities are classified within Level 2 of the fair value hierarchy. The Company utilizes the Black-Scholes valuation model to value the derivative liabilities utilizing observable inputs such as the Company’s common stock price, the conversion price of the conversion option, and expected volatility, which is based on historical volatility. The Black-Scholes valuation model employs the market approach in determining fair value.

The following is a reconciliation of the beginning and ending balances for liabilities measured at fair value on a recurring basis during the year ended December 31, 2018:

	Note 1	Note 2	Total
Balance at December 31, 2017	$-	$-	$-
Variable conversion feature in convertible notes payable	148,211	57,272	205,482
Change in fair value	(9,993)	1,028	(8,965)
Balance at December 31, 2018	$138,218	$58,300	$196,518

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 10 - STOCKHOLDERS’ (DEFICIT)

Common Stock

The Company has been authorized to issue 150,000,000 shares of common stock, $.001 par value. Each share of issued and outstanding common stock shall entitle the holder thereof to fully participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to common stock, as well as in the net assets of the corporation upon liquidation or dissolution.

During the year ended December 31, 2018, the Company issue 4,273,643 shares of its restricted common stock as follows:

1.	2,000 shares to a consultant for services rendered, valued at $1,420.
2.	15,000 shares to the Company's SEC counsel for services rendered, valued at $10,650.
3.	1,000,000 shares to a consultant as payment on a consulting contract, valued at $485,600. In February 2018, the Company filed a Form S-8 with the SEC to register these shares.
4.	10,000 shares each of the three directors, total 30,000 shares for their service to the Company, valued at a total of $10,239.
5.	7,500 shares to employees from the restricted stock plan valued at $37,069.
6.

36,018 shares to a company owned by an independent director for leasehold improvements at the Tennessee store, valued at $17,649 on commitment date. The Company reduced related party payable when the shares were issued.

7.	600,000 shares to the principal of Medahub for services performed, valued at $126,000.
8.	2,233,125 shares to the Company's CEO to settle accrued salary, bonus and expenses in the amount of $446,625.
9.	200,000 shares to a non-employee director for cash value of $70,000.
10.	50,000 shares to a consultant for services rendered, valued at $11,000; and
11.	20,000 shares to each of our four directors and our corporate secretary, total 100,000 shares, for services rendered, valued at a total of $18,000.

During the year ended December 31, 2017, the Company issued 608,166 shares of its restricted common stock as follows:

1.	10,000 shares to each director for services rendered for fiscal year 2016 and 10,000 shares for services to be rendered for fiscal year 2017, total 60,000 shares, valued at $99,000;
2.	17,646 shares to a consultant for investors relations services, valued at $30,000;
3.	50,000 shares to the Company’s SEC legal counsel for services performed, valued at $82,500;
4.	10,000 shares to an employee for services performed, valued at $12,800;
5.	110,000 shares to an investor and its affiliate as offering costs, valued at $184,800;
6.	50,000 shares to a director for consulting services rendered in the convertible note and equity purchase agreement transactions, valued at $82,500;
7.	100,000 shares issued as debt issuance cost to CEO for related party advances, valued at $182,000;
8.	100,000 shares issued as interest expense to CEO for related party advances, valued at $158,000;
9.	15,000 shares to a consultant for continuing services, valued at $23,400; and
10.	80,000 shares to a director as other considerations and to purchase and prepare assets acquired by the Company’s subsidiary, valued at $128,000.
11.	15,520 shares to a director for expenses incurred related to land excavation and clean up, valued at $9,529.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Warrants and Options

At its meeting of directors on February 1, 2007, the Company’s board of directors approved the Acacia Automotive, Inc. 2007 Stock Incentive Plan1 (the “Plan”), which was approved by our stockholders on November 2, 2007, reserving 1,000,000 shares to be issued there under in the form of common stock or common stock purchase options. On July 26, 2012, our shareholders voted to update and extend the Acacia Automotive, Inc. 2007 Stock Incentive Plan, renaming it the Acacia Diversified Holdings, Inc. 2012 Stock Incentive Plan. Warrants, which may be included as equity compensation if used in other manners, are not a component of the Plan. On June 29, 2015 shareholders holding a majority of the shares of the Company voted to discontinue the Company’s stock incentive plans. At December 31, 2018 and 2017, 50,000 and 65,000 options, respectively, still remained outstanding.

The Company did not issue any common stock purchase warrants or options during the years ended December 31, 2018 and 2017. The following tables represent stock options and warrants activities for the years ended December 31, 2018 and 2017.

Stock Options

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Yrs)	Aggregate Intrinsic Value
Outstanding at December 31, 2016	75,000	$0.41	2.71	$82,000
Granted	-
Exercised	-
Forfeited or cancelled	(10,000)	$0.80
Outstanding at December 31, 2017	65,000	$0.35	2.00	$16,050
Granted	-
Exercised	-
Forfeited or cancelled	(15,000)	$0.50	-	-
Outstanding at December 31, 2018	50,000	$0.30	1.30	$2,100
Exercisable at December 31, 2018	50,000	$0.30	1.30	$2,100

* Of the 50,000 options still active as of December 31, 2018: (i) 30,000 expire at 11-6-2019; and (ii) 20,000 expire at 12-23-2020.

Stock Warrants

At December 31, 2018 and 2017, there were no outstanding and exercisable stock purchase warrants. There were no warrants granted, exercised, forfeited or expired during the years ended December 31, 2018 and 2017.

Equity Purchase Agreement

In March 2017, the Company entered into an equity purchase agreement (“agreement”) with an investor whereby the investor will purchase up to $5,000,000 of the Company’s common stock over a period of 24 months from the effective date of the Company’s Registration Statement. The investor will purchase the Company’s common stock at a 10% discount. Pursuant to the agreement, the Company issued to the investor, and its affiliate, 110,000 shares of its common stock as commitment fee. These shares are valued at $184,800 at the commitment date and are deemed direct incremental costs associated with the offering. Subsequent to filing the Registration Statement, the Company withdrew its filing, and therefore, these costs are expensed as general and administrative expense.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

The Company’s board of directors approved issuance of 50,000 shares of the Company’s common stock to a director for his service as a consultant of the transaction. The Company determined that 34,000 shares of the total number of shares approved for issuance represent compensation costs directly related the sale of the Company’s common stock to this investor. These shares are valued at $56,100 on commitment date are deemed direct incremental costs associated with the offering. Subsequent to filing the Registration Statement, the Company withdrew its filing, and therefore, these costs are expensed as general and administrative expense.

Restricted Stock Awards to Key Employees

In March 2017, the board of directors approved issuance of 100,000 shares of the Company’s restricted common stock to its key employees. The award for the employees are subject to a four or five-year vesting requirements, i.e. the requisite service period. The shares are issued as the vesting restriction lapses. The Company valued these shares at fair value on commitment date which is the date on which the employee accepted the award and recorded stock based compensation expense over the requisite service period. There was no restricted stock awards granted during the year ended December 31, 2018. During the year ended December 31, 2017, the board of directors approved issuance of 10,000 shares of the Company’s common stock to one of the key employees as the vesting requirement was met. These shares were valued at $12,800 on commitment date. Stock based compensation expense for these awards for the year ended December 31, 2017 was $62,615.

NOTE 11 - INCOME TAXES

As of December 31, 2018 and 2017 the Company had net operating loss carryforwards of approximately $12,357,000 and $11,507,000, respectively, which will expire beginning at the end of 2019. A valuation allowance has been provided for the deferred tax asset as it is uncertain whether the Company will have future taxable income.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act reduces the corporate tax rate to 21%, effective January 1, 2018. Consequently, we have computed the provision for income taxes for the year ended December 31, 2018 using a tax rate of 21% and recorded $1,425,999 adjustment to the deferred tax provision for the year ended December 31, 2017.

A reconciliation of the benefit (expense) for income taxes with amounts determined by applying the statutory federal income rate of 21% in 2018 and 2017 to the respective losses before income taxes is as follows:

	2018	2017
Net (Loss)	$(1,712,703)	$(1,833,728)
Benefit (expense) for income taxes computed using the statutory rate of 21%	359,668	385,083
Non-deductible expense	(181,168)	(212,526)
Remeasurement of deferred income taxes due to tax reform	-	(1,425,999)
Change in valuation allowance	(178,500)	1,253,442
Provision for income taxes	$-	$-

Significant components of the Company's deferred tax liabilities and assets at December 31, 2018 and 2017 are as follows:

	2018	2017
Total deferred tax assets – net operating losses	$2,594,970	$2,416,470
Deferred tax liabilities
Depreciation	-	-
Net deferred tax assets	2,594,970	2,416,470

Valuation allowance	(2,594,970)	(2,416,470)
	$-	$-

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

As of December 31, 2018, open Federal income tax years subject to examination include the tax years ended December 31, 2017 through 2015. At December 31, 2018, net operating loss (“NOL”) carryforwards expiring through 2037 were as follows:

Expiring December 31,	Amount of NOL Expiring
2019	$6,166,000
2026	408,000
2027	693,000
2028	771,000
2029	197,000
2030	32,000
2031	415,000
2033	692,000
2034	106,000
2036	1,493,000
2037	534,000
$11,507,000

NOL from tax years with no expiration date	Amount of NOL
2018	$850,000

The net change in the valuation allowance is as follow:

Change in valuation allowance
2018	$(2,594,970)
2017	(2,416,470)
$(178,500)

NOTE 12 - LEASES AND COMMITMENTS

The Company rents administrative space in Clearwater, Florida at $965 per month on a month to month basis and rents retail space in Nashville, Tennessee at $2,500 per month beginning in December 2017 for the first twelve months and at $2,250 per month for the next twelve months.

On May 1, 2016, the Company entered into an employment agreement with its CEO. The term of the employment is through December 31, 2019. The salary for our CEO for the years 2018 and 2017 was $195,000 each year plus annual bonus at 35% of the salary. Any salary and bonus increases must be reviewed and approved by the Company’s board of directors. The agreement provides for a monthly storage and corporate housing allowance of $1,000 for a property owned by the CEO and a monthly automobile allowance of $1,000.

In August 2016, the Company entered into a licensing agreement to use exclusively a brand name for its products for five years. Pursuant to the terms of the agreement, the Company issued 2,000 shares of its restricted common stock to the brand owner and 2,000 shares at the end of each of the next four years. During the years ended December 31, 2018 and 2017 was $1,420 and $3,620, respectively. There remains 6,000 shares to be issued to the brand owner.

In May 2018, the board of directors approved to discontinue payment of the storage and corporate housing allowance of $1,000 per month, retroactively to January 1, 2018. As a result, no expenses related to the storage and corporate housing allowance was recorded during the year ended December 31, 2018. The automobile allowance remains unchanged at $1,000 per month. As such, the Company is committed to an annual expenditures of $12,000 for the year ended December 31, 2019.

In July 2018, the board of directors approved issuance of 85,000 shares of the Company's restricted common stock to the Company's CEO to settle the storage and corporate housing allowance and automobile allowance in the amount of $17,000 accrued through July 2018. As a result, $5,000 and $10,000 remained owed to the Company’s CEO at December 31, 2018 and 2017, respectively.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

During the years ended December 31, 2018 and 2017, expenses related to the housing and automobile allowances totaled $12,000 and $24,000, respectively.

Rent expense for the above leases and commitments for the years ended December 31, 2018 and 2017 were approximately $42,040 and $46,200, respectively.

In December 2018, the Company entered into an agreement with a consulting firm for corporate structure and sales support services. The agreement began in January 2019 and will end in March 2019. The terms of the agreement call for compensation of $2,000 per month, 7.5% of the sales the consulting firm brought into the Company as well as payment in the form of stock-based compensation for funds raised. To date, the consulting firm has not brought in any sales to nor raised any funds on behalf of the Company.

The Company’s commitment to these expenditures for the year ending December 31, 2019 are as follow:

Tennessee retail space lease	$30,600
Consulting fee	6,000
CEO automobile allowance	12,000
$48,600

The board of directors also approved for the Company to enter into an agreement to lease farm property from the Company's CEO, effective June 1, 2018. The term of the lease is for one year with an automatic renewal term of one year. The lease requires the Company to pay all expenses related to the acquisition and operation of the property, including but not limited to the Company's CEO's personal incremental borrowing costs, repairs and maintenance, real estate taxes, licenses and permits, etc. For the year ended December 31, 2018, the Company incurred $29,152 in operating expenses for this property.

NOTE 13 - RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases, which aims to make leasing activities more transparent and comparable and requires substantially all leases be recognized by lessees on their balance sheet as a right-of-use asset and corresponding lease liability, including leases currently accounted for as operating leases. This ASU is effective for all interim and annual reporting periods beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU 2018-07—Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This ASU is effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company is currently evaluating the impact that the adoption of this ASU will have on its consolidated financial statements and related disclosures.

NOTE 14 - SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date the financial statements were issued, and determined that there were no other material events to disclose, other than the followings:

In December 2018, the Company entered into an agreement with a consulting firm for corporate structure and sales support services. The agreement began in January 2019 and will end in March 2019. The terms of the agreement call for compensation of $2,000 per month, 7.5% of the sales the consulting firm brought into the Company as well as payment in the form of stock-based compensation for funds raised. To date, the consulting firm has not brought in any sales to nor raised any funds on behalf of the Company.

ACACIA DIVERSIFIED HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

On February 1, 2019, the Company entered into a common stock purchase agreement with an investor who committed to purchasing $1,000,000 of the Company's common stock. The agreement will end on the earlier of (1) the date on which the investor has purchased the Company's common stock equal to the committed amount of $1,000,000, (2) 180 business days after the registration statement has been declared effective, (3) September 20, 2019, or (4) written notice of termination by the Company to the investor upon a material breach of the agreement by the investor. The purchase price of the common stock is 85% of the average of the two lowest closing prices of the common stock for the previous five business days. The agreement requires the Company to file a registration statement with the SEC within 30 calendar days from the date of commencement of this transaction, covering the resale of the shares as directed by the investor. The Company filed Form S-1 Registration Statement, covering the shares within this agreement on February 14, 2019. As of the date the financial statements were issued, the investor has not purchased any shares.

On March 5, 2019, our convertible note holder (See Note 9) elected to convert $15,000 of principle balance of Note 1 at $0.0945 per share, resulting in 158,730 shares issued as a result of the conversion. On March 19, 2019, our convertible note holder (See Note 9) elected to convert $15,000 of principle balance of Note 1 at $0.0951 per share, resulting in 157,729 shares issued as a result of the conversion. On March 27, 2019, our convertible note holder (see Note 9) elected to convert $15,000 of principle balance of Note 1 at $0.0795 per share, resulting in 188,679 shares issued as a result of the conversion.